Filed pursuant to Rule 424(b)(2)
Registration Statement Nos. 333-166214
and 333-160884

Prospectus Supplement
(To Prospectus dated May 7, 2010)

$750,000,000

UNITED RENTALS (NORTH AMERICA), INC.

8.375% SENIOR SUBORDINATED NOTES DUE 2020

We will pay interest on the notes semi-annually in cash in arrears on March 15 and September 15 of each year, starting on March 15, 2011. The notes will mature on September 15, 2020. We may redeem some or all of the notes on or after September 15, 2015 at the redemption prices set forth in this prospectus supplement, plus accrued and unpaid interest, if any, to the redemption date. We may also redeem some or all of the notes at any time prior to September 15, 2015, at a price equal to 100% of the aggregate principal amount of the notes to be redeemed, plus a make-whole premium and accrued and unpaid interest, if any, to the redemption date. In addition, at any time on or prior to September 15, 2013, we may redeem up to 35% of the aggregate principal amount of the notes with the net cash proceeds of certain equity offerings at a price equal to 108.375% of the aggregate principal amount of the notes plus accrued and unpaid interest, if any, to the redemption date.

The notes will be our unsecured senior subordinated obligations and will rank junior in right of payment to all our existing and future senior indebtedness, senior to any indebtedness expressly subordinated to the notes and equally with all existing and future senior subordinated indebtedness. Our obligations under the notes will be guaranteed on a senior subordinated basis by our parent company, United Rentals, Inc., and, subject to limited exceptions, our current and future domestic subsidiaries. The guarantees will rank junior in right of payment to all of the guarantors' existing and future senior indebtedness, senior to any indebtedness of the guarantors that is expressly subordinated to the guarantees and equally with all existing and future senior subordinated indebtedness of the guarantors. Our foreign subsidiaries will not be guarantors.

For a more detailed description of the notes, see "Description of the Notes."

The notes offered by this prospectus supplement will not be listed on any securities exchange. Currently, there is no public market for the notes.

Investing in the notes involves risks. See "Risk Factors" beginning on page S-14 of this prospectus supplement and "Item 1A—Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference herein.

	Per Note	Total
Public offering price	100.00%	$750,000,000
Underwriting discounts and commissions	2.25%	$16,875,000
Proceeds, before expenses, to us	97.75%	$733,125,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes in book-entry form only, through the facilities of The Depository Trust Company, on October 26, 2010.

Joint Book-Running Managers

Morgan Stanley	BofA Merrill Lynch	Wells Fargo Securities

Co-Managers

Barclays Capital	Credit Agricole CIB	Scotia Capital

BNY Mellon Capital Markets, LLC	HSBC	Morgan Keegan	RBS

October 21, 2010

Prospectus Supplement

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus are an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of their respective dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

        Unless otherwise indicated, (1) the term "URNA" refers to United Rentals (North America), Inc., the issuer of the notes, and not to any of its subsidiaries, (2) the term "Holdings" refers to United Rentals, Inc., the parent of URNA and a guarantor of the notes, and not to any of its subsidiaries, and (3) the terms "United Rentals," "we," "us," our," "our company" or "the Company" refer to Holdings and its subsidiaries.

        You should rely only on the information contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate or complete as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

        We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any documents filed by us with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our filings with the SEC are also available to the public through the SEC's Internet website at http://www.sec.gov.

        We also make available on our Internet website, free of charge, our annual, quarterly and current reports, including any amendments to these reports, as well as certain other SEC filings, as soon as reasonably practicable after they are electronically filed with or furnished to the SEC. Our website address is http://www.ur.com. The information contained on our website is not incorporated by reference into this document.

        We have filed with the SEC a registration statement on Form S-3 relating to the notes offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus are parts of that registration statement and do not contain all of the information in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement and the documents incorporated by reference therein for a copy of that contract or other document. You may review a copy of the registration statement at the SEC's Public Reference Room in Washington, D.C., as well as through the SEC's Internet website listed above.

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 INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC's rules allow us to "incorporate by reference" the documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement will automatically update and, where applicable, supersede any information contained in this prospectus supplement.

        We incorporate by reference into this prospectus supplement the following documents or information filed by us with the SEC (other than, in each case, documents (or portions thereof) or information deemed to have been furnished and not filed in accordance with SEC rules and regulations):

        (1)   Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on February 3, 2010;

        (2)   Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed on April 21, 2010;

        (3)   Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, filed on July 20, 2010;

        (4)   Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, filed on October 20, 2010;

        (5)   Current Report on Form 8-K, dated March 11, 2010, filed on March 11, 2010;

        (6)   Current Report on Form 8-K, dated May 11, 2010, filed on May 12, 2010; and

        (7)   All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement until we sell all of the securities that may be offered by this prospectus supplement.

        We will provide, free of charge, to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus supplement, excluding exhibits to those documents, unless such exhibits are specifically incorporated by reference into those documents. You can request those documents from United Rentals, Inc. at Five Greenwich Office Park, Greenwich, Connecticut 06831, Attention: Corporate Secretary, telephone number (203) 622-3131.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "seek," "on-track," "plan," "project," "forecast," "intend" or "anticipate," or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. You are cautioned that our business and operations are subject to a variety of risks and uncertainties, many of which are beyond our control, and, consequently, our actual results may differ materially from those projected by any forward-looking statements. Factors that could cause our actual results to differ materially from those projected include, but are not limited to, the following:

  •
  decreases in North American construction and industrial activities, which have significantly affected revenues and, because many of our costs are fixed, our profitability, and which may further reduce demand and prices for our products and services;

  •
  inability to benefit from government spending associated with stimulus-related construction projects;

S-iii

  •
  our highly leveraged capital structure, which requires us to use a substantial portion of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions;

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  noncompliance with financial or other covenants in our debt agreements, which could result in our lenders terminating our credit facilities and requiring us to repay outstanding borrowings;

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  inability to access the capital that our businesses or growth plans may require;

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  inability to manage credit risk adequately or to collect on contracts with a large number of customers;

  •
  the outcome or other potential consequences of regulatory matters and commercial litigation;

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  incurrence of additional expenses (including indemnification obligations) and other costs in connection with litigation, regulatory and investigatory matters;

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  increases in our maintenance and replacement costs as we age our fleet, and decreases in the residual value of our equipment;

  •
  inability to sell our new or used fleet in the amounts, or at the prices, we expect;

  •
  the possibility that companies we've acquired or may acquire could have undiscovered liabilities, may strain our management capabilities or may be difficult to integrate;

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  turnover in our management team and inability to attract and retain key personnel;

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  rates we can charge and time utilization we can achieve being less than anticipated;

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  costs we incur being more than anticipated, and the inability to realize expected savings in the amounts or time frames planned;

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  dependence on key suppliers to obtain equipment and other supplies for our business on acceptable terms;

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  competition from existing and new competitors;

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  disruptions in our information technology systems;

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  the costs of complying with environmental and safety regulations;

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  labor disputes, work stoppages or other labor difficulties, which may impact our productivity, and potential enactment of new legislation or other changes in law affecting our labor relations or operations generally;

  •
  exchange rate fluctuations;

  •
  shortfalls in our insurance coverage; and

  •
  other factors discussed in the section titled "Item 1A—Risk Factors" and elsewhere in our most recent Annual Report on Form 10-K.

        We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

INDUSTRY AND MARKET DATA

        We obtained the industry, market and competitive position data used throughout this prospectus supplement and in the documents incorporated by reference herein from our own internal estimates and research, as well as from industry publications and research, surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that each of these publications, studies and surveys is reliable, we have not independently verified industry, market and competitive position data from third-party sources. While we believe our internal business research is reliable and the market definitions are appropriate, neither such research nor these definitions have been verified by any independent source.

S-iv

SUMMARY

        This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. This summary does not contain all the information you should consider before investing in the notes. You should read this entire prospectus supplement and the accompanying prospectus, including the information incorporated by reference in this prospectus supplement and the accompanying prospectus, including the financial data and related notes, before making an investment decision.

Our Company

        United Rentals is the largest equipment rental company in the world with an integrated network of 549 rental locations in the United States and Canada. We offer for rent approximately 2,900 classes of rental equipment to customers that include construction and industrial companies, manufacturers, utilities, municipalities, homeowners, and government entities. Our revenues are derived from the following sources: equipment rentals, sales of used rental equipment, sales of new equipment, contractor supplies sales and service and other. For the nine months ended September 30, 2010, equipment rental revenues represented 82% of our total revenues.

        As of September 30, 2010, our fleet of rental equipment included approximately 220,000 units having an original equipment cost, based on initial consideration paid, of $3.8 billion. The fleet includes:

  •
  General construction and industrial equipment, such as backhoes, skid-steer loaders, forklifts, earth moving equipment and material handling equipment;

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  Aerial work platforms, such as boom lifts and scissor lifts;

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  General tools and light equipment, such as pressure washers, water pumps, heaters and hand tools; and

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  Trench safety equipment, such as trench shields, aluminum hydraulic shoring systems, slide rails, crossing plates, construction lasers and line testing equipment for underground work.

        Our principal executive offices are located at Five Greenwich Office Park, Greenwich, Connecticut 06831, and our telephone number is (203) 622-3131.

Industry Overview

        We serve four principal end-markets in the North American equipment rental industry: commercial construction, infrastructure, industrial, and residential. Based on an analysis of our charge customer's Standard Industrial Classification, or SIC, codes, and as measured by our equipment rental revenues for the first nine months of 2010: commercial (or private non-residential) construction rentals for the construction and remodeling of office, retail, lodging and healthcare and other commercial facilities represent approximately 56% of our revenues; infrastructure rentals related to the building of public structures such as bridges, highways, power plants and airports represent approximately 17% of our revenues; industrial rentals to manufacturers, chemical companies, paper mills, railroads, ship builders, utilities and other industries represent approximately 20% of our revenues; and residential rentals for the construction and renovation of homes represent approximately 7% of our revenues.

        The latter part of 2008 through 2009 was challenging for both our company and the U.S. equipment rental industry as a whole. As the financial crisis led into a recession, credit restrictions and the macro economy triggered a severe downturn in non-residential construction activity of unprecedented depth and duration. Late in the first quarter of 2010, we began to see signs of a potential recovery in our end markets; this has continued through the third quarter, becoming more pronounced by June. We believe that our performance in the second and third quarters—which includes record time utilization (which reflects the amount of time equipment is on rent divided by the amount of time we have owned the equipment) in the third quarter of 71.3%—reflects both seasonal and cyclical improvements in our operating environment.

Although there is no certainty that these trends will continue, we believe that our strategy, coupled with our competitive advantages of size, disciplined purchasing power, industry experience, superior customer service capabilities and strong balance sheet, will strengthen our leadership position in the recovery.

        Although there are significant near-term challenges that may continue to suppress equipment rental demand, we believe that the long-term growth prospects for the equipment rental industry in North America are favorable. Beyond the dynamics of an economic recovery, we believe that expansion will also be driven by the elevation of the industry's profile, in particular for the larger equipment rental companies which have the geographic footprint necessary to service large national accounts, and end-markets that increasingly appreciate the many benefits of renting equipment rather than owning it. These benefits include:

  •
  avoidance of large capital investments required for new equipment purchases;

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  access to the right equipment for a particular job;

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  elimination of many storage, maintenance, repair and transportation costs; and

  •
  access to the latest equipment technologies and safety developments without the need for continuous investment.

Competitive Advantages

        We believe that we benefit from the following competitive advantages:

        Large and Diverse Rental Fleet.    We manage our rental fleet, which is the largest and most comprehensive in the industry, utilizing a life-cycle approach that focuses on satisfying customer demand and optimizing utilization levels. Additionally, as part of this life-cycle approach, we closely monitor repairs and maintenance expense and can anticipate, based on our extensive experience with this type of equipment, the optimum time to dispose of an asset.

        Our large and diverse fleet allows us to serve large customers that require substantial quantities and/or wide varieties of equipment. In addition, we believe our intense focus on serving national account and other large customers with a multi-regional presence should allow us to improve our performance and enhance our market leadership position.

        Significant Purchasing Power.    We purchase large amounts of equipment, contractor supplies and other items, which enables us to negotiate favorable pricing, warranty and other terms with our vendors.

        National Account Program.    Our national account sales force is dedicated to establishing and expanding relationships with large companies, particularly those with a national or multi-regional presence. We offer our national account customers the benefits of a consistent level of service across North America, a wide selection of equipment and a single point of contact for all their equipment needs. Revenues from national account customers were approximately $445 million, $565 million and $675 million for the nine months ended September 30, 2010 and the years ended December 31, 2009 and 2008, respectively, and represented approximately 27%, 24% and 21% of our total revenues, respectively. With our continued focus on large national accounts, we expect this percentage to increase over time.

        Operating Efficiencies.    We benefit from the following operating efficiencies:

  •
  Equipment Sharing Among Branches.  We generally group our branches into districts of six to ten locations that are in the same geographic area. Each branch within a region can access equipment located elsewhere in the region. This sharing increases equipment utilization because equipment that is idle at one branch can be marketed and rented through other branches. Additionally, fleet sharing allows us to be more disciplined with our capital spend.

  •
  National Call Center.  We have a national call center in Tampa, Florida that handles all 1-800-UR-RENTS telephone calls without having to route them to individual branches. This provides us with the ability to provide a more uniform quality experience to customers, manage fleet sharing more effectively and free up branch employee time.

  •
  Consolidation of Common Functions.  We reduce costs through the consolidation of functions that are common to our branches, such as accounts payable, payroll, benefits and risk management, information technology and credit and collection.

        Information Technology Systems.    We have a wide variety of information technology systems, some proprietary and some licensed, that support our operations. This information technology infrastructure facilitates our ability to make rapid and informed decisions, respond quickly to changing market conditions and share rental equipment among branches. We have an in-house team of information technology specialists that supports our systems.

        Strong Brand Recognition.    As the largest equipment rental company in the United States, we have strong brand recognition, which helps us to attract new customers and build customer loyalty.

        Geographic and Customer Diversity.    We have 549 rental locations in 48 states and ten Canadian provinces and serve customers that range from Fortune 500 companies to small businesses and homeowners. We believe that our geographic and customer diversity provides us with many advantages including:

  •
  enabling us to better serve national account customers with multiple locations;

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  helping us to achieve favorable resale prices by allowing us to access used equipment resale markets across North America; and

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  reducing our dependence on any particular customer.

        Strong and Motivated Branch Management.    Each of our full-service branches has a branch manager who is supervised by a district manager. We believe that our managers are among the most knowledgeable and experienced in the industry and we empower them, within budgetary guidelines, to make day-to-day decisions concerning branch matters. Each regional office has a management team that monitors branch, district and regional performance with extensive systems and controls, including performance benchmarks and detailed monthly operating reviews.

        Employee Training Programs.    We are dedicated to providing training and development opportunities to our employees. In 2009, our employees enhanced their skills through over 325,000 hours of training, including equipment-related training from our suppliers and online courses covering a variety of subjects.

        Risk Management and Safety Programs.    Our risk management department is staffed by experienced professionals directing the procurement of insurance, managing claims made against the Company, and developing loss prevention programs to address workplace safety, driver safety and customer safety. The department's primary focus is on the protection of the employees, assets and net income of the Company, and protecting the Company from liability for accidental loss.

Strategy

        For the past several years, our strategy has focused on establishing a superior standard of customer service, particularly with larger accounts, while generating significant free cash flow and positioning the business to grow our earnings at higher margins. Three key elements of this strategy are: a consistent focus on our core rental business; the optimization of our rental fleet and branch network, both in terms of composition and management; and greater efficiency with significant reductions in our operating costs. Although the past several years have been challenging for both our company and the U.S. equipment rental industry, our achievements in pursuing this strategy included:

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  An increase in the proportion of our revenues that is derived from National Accounts from 21% in 2008 to 24% in 2009 and 27% in the nine months ended September 30, 2010;

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  Full year free cash flow generation of $367 million in 2009, compared with $335 million in 2008. Free cash flow for the nine months ended September 30, 2010 of $144 million decreased $178 million as compared to the nine months ended September 30, 2009, primarily due to increased net rental capital expenditures (defined as purchases of rental equipment less the proceeds from sales of rental equipment) to meet increased demand. Free cash flow is not a measure of financial performance or liquidity under U.S. generally accepted accounting principles ("GAAP"), and should not be considered an alternative to net income (loss) or cash flow from operating activities as an indicator of operating performance or liquidity. For a reconciliation between net cash provided by operating activities—continuing operations and free cash flow, see "Summary Historical Consolidated Financial Data";

  •
  Continued improvement in fleet management, including a record average in 2009 of $1.4 billion original equipment cost ("OEC") of fleet per quarter transferred among branches to deploy it in areas of greater earning potential. During the nine months ended September 30, 2010, an average of $1.5 billion OEC of fleet per quarter was transferred among branches;

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  A reduction in our employee headcount from approximately 9,900 at December 31, 2008 to approximately 8,000 at December 31, 2009 and approximately 7,400 at September 30, 2010;

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  A reduction in our network of rental locations from 628 branches at December 31, 2008 to 569 branches at December 31, 2009 and 549 branches at September 30, 2010;

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  A 2009 year-over-year reduction in cost of equipment rentals, excluding depreciation, of $227 million, or 20.0%, which partially offset the impact of lower equipment rental revenue in a weak construction environment. During the nine months ended September 30, 2010, cost of equipment rentals, excluding depreciation, decreased $11 million, or 1.6%, as compared to the nine months ended September 30, 2009 as the impact of our cost savings initiatives was partially offset by the impact of a 4.0 percentage point increase in time utilization, which resulted in increases in certain variable costs, such as repairs and maintenance, and delivery;

  •
  A 2009 year-over-year reduction in selling, general and administrative expenses of $101 million, or 19.8%. During the nine months ended September 30, 2010, selling, general and administrative expenses decreased $37 million, or 12.0%, as compared to the nine months ended September 30, 2009 and improved by 0.6 percentage points as a percentage of revenue; and

  •
  An improvement in the gross margin on sales of contractor supplies to 26.4% for 2009, compared to 23.6% for 2008. The gross margin on sales of contractor supplies was 30.1% for the nine months ended September 30, 2010.

        In 2011, we will continue to focus on optimizing our core rental business, strengthening our customer service capabilities and disciplined cost controls. Additionally, we will focus on:

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  Further increasing the proportion of our revenues that is derived from national account and other large customers including industrial accounts. To the extent we are successful at increasing the proportion of our revenues derived from national account and other large customers, we believe that over the long-term we can improve our equipment rental gross margins and overall profitability as these accounts tend to have higher utilization levels and can be serviced more cost effectively than transactional customers;

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  Accelerating our pursuit of opportunities in the industrial marketplace, where we believe our depth of resources and branch footprint gives us a competitive advantage. Moreover, industrial equipment demand is subject to different cyclical pressures than construction demand, and is under-penetrated in terms of rental potential; and

  •
  Leveraging technology and training to improve rental rate performance.

The Offering

Issuer	United Rentals (North America), Inc.
Notes Offered	$750,000,000 aggregate principal amount of 8.375% Senior Subordinated Notes due 2020.
Maturity	September 15, 2020.
Interest	8.375% per annum, payable semi-annually in cash in arrears on March 15 and September 15, starting on March 15, 2011.
Ranking

The notes will be senior subordinated obligations of URNA and will rank junior in right of payment to all our existing and future senior indebtedness, including borrowings under the senior secured asset-based revolving credit facility (the "ABL facility"), senior in right of payment to any future indebtedness expressly subordinated to the notes and equally in right of payment with all of URNA's existing and future senior subordinated debt.

As of September 30, 2010, on a pro forma basis reflecting the redemption of $93 million principal amount of our 1 7/8% Convertible Senior Subordinated Notes due 2023 on October 20, 2010 and as adjusted for this offering and the assumed application of the estimated net proceeds therefrom, as described under "Use of Proceeds" and "Capitalization", the notes would have ranked:

• junior in right of payment to approximately $1.7 billion of senior indebtedness consisting of:
a.

approximately $1.0 billion principal amount of URNA's unsecured senior obligations, comprised of (i) $500 million principal amount of 9.25% Senior Notes due 2019 and (ii) $500 million principal amount of 10.875% Senior Notes due 2016, and

b.

approximately $712 million of URNA's secured obligations, comprised of (i) $578 million of outstanding borrowings of URNA under our ABL facility and (ii) URNA's guarantee obligations in respect of $134 million of the outstanding borrowings of one of our guarantor subsidiaries under our ABL facility;

• effectively junior to (a) $16 million of URNA's capital lease obligations and (b) URNA's guarantee obligations in respect of $8 million of capital lease obligations of our guarantor subsidiaries;
• effectively junior to approximately $240 million of indebtedness of our special purpose vehicle in connection with the accounts receivable securitization facility; and
• equally with approximately $22 million principal amount of our 1 7/8% Convertible Senior Subordinated Notes due 2023.

Most of URNA's U.S. receivable assets have been sold to a bankruptcy remote special purpose entity in connection with the accounts receivable securitization facility (the accounts receivable in the collateral pool being the lender's only source of payment under that facility).

Guarantees

The notes will be guaranteed on a senior subordinated basis by Holdings and, subject to limited exceptions, URNA's current and future domestic subsidiaries. The guarantees will be senior subordinated obligations of the guarantors and will rank junior in right of payment to all of the existing and future senior indebtedness of the guarantors, including the guarantors' borrowings under our ABL facility, senior in right of payment to any future indebtedness expressly subordinated to the guarantee and equally in right of payment with all existing and future senior subordinated debt of the guarantors. The notes will not be guaranteed by URNA's foreign subsidiaries and the guarantees will rank effectively junior to the liabilities of URNA's non-guarantor subsidiaries.

As of September 30, 2010, on a pro forma basis reflecting the redemption of $93 million principal amount of our 1 7/8% Convertible Senior Subordinated Notes due 2023 on October 20, 2010 and as adjusted for this offering and the assumed application of the estimated net proceeds therefrom, as described under "Use of Proceeds" and "Capitalization", the guarantees would have ranked:

• junior in right of payment to approximately $1.9 billion of senior indebtedness consisting of:
a.

approximately $1.2 billion principal amount of the guarantors' senior obligations, comprised of (i) in the case of Holdings, $173 million principal amount of 4% Convertible Senior Notes due 2015 and (ii) the guarantors' guarantee obligations in respect of $500 million principal amount of URNA's 9.25% Senior Notes due 2019 and $500 million principal amount of URNA's 10.875% Senior Notes due 2016, and

b.

approximately $712 million of the guarantors' secured obligations, comprised of (i) $134 million of outstanding borrowings of one of our guarantor subsidiaries under our ABL facility and (ii) the guarantors' guarantee obligations in respect of $578 million of our outstanding borrowings under our ABL facility;

• effectively junior to $8 million of capital lease obligations of the guarantors;

• effectively junior to approximately $240 million of indebtedness of our special purpose vehicle in connection with the accounts receivable securitization facility; and
• equally with the guarantors' guarantee obligations in respect of approximately $22 million principal amount of our 1 7/8% Convertible Senior Subordinated Notes due 2023.
With the exception of $173 million of senior indebtedness of Holdings, all of the senior obligations of the guarantors would also be senior obligations of URNA.

The non-guarantor subsidiaries of URNA accounted for approximately $77 million, or 15%, and $245 million, or 15%, of our adjusted EBITDA and total revenues, respectively, for the nine months ended September 30, 2010. The non-guarantor subsidiaries of URNA accounted for approximately $781 million, or 21%, and $317 million, or 8%, of our total assets and total liabilities, respectively, at September 30, 2010.

Optional Redemption

URNA may redeem some or all of the notes, at its option, at any time on or after September 15, 2015, at the redemption prices listed under "Description of the Notes—Optional Redemption," plus accrued and unpaid interest, if any, to the redemption date. At any time prior to September 15, 2015, URNA may redeem some or all of the notes at a price equal to 100% of the aggregate principal amount of the notes to be redeemed, plus a "make-whole" premium and accrued and unpaid interest, if any, to the redemption date. In addition, at any time on or prior to September 15, 2013, URNA may, at its option, on one or more occasions, redeem up to 35% of the aggregate principal amount of the notes with the net cash proceeds of certain equity offerings at a price equal to 108.375% of the aggregate principal amount of the notes plus accrued and unpaid interest, if any, to the redemption date. See "Description of the Notes—Optional Redemption."

Change of Control

If we experience specific kinds of change of control events, we must offer to repurchase the notes at a price of 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date. See "Description of the Notes—Change of Control."

Certain Covenants

The indenture governing the notes contains certain covenants applicable to URNA and its restricted subsidiaries, including limitations on: (1) indebtedness; (2) restricted payments; (3) liens; (4) asset sales; (5) issuance of preferred stock of restricted subsidiaries; (6) transactions with affiliates; (7) dividend and other payment restrictions affecting restricted subsidiaries; (8) designations of unrestricted subsidiaries; (9) additional subsidiary guarantees; and (10) mergers, consolidations or sales of substantially all of our assets. Each of these covenants is subject to important exceptions and qualifications. See "Description of the Notes—Certain Covenants" and "—Consolidation, Merger, Sale of Assets, etc."

Use of Proceeds

We anticipate that we will receive approximately $732 million in net proceeds from the sale of the notes, after underwriting discounts and commissions and payment of estimated fees and expenses. We expect to use the net proceeds from this offering to redeem $468 million principal amount of our 7 3/4% Senior Subordinated Notes due 2013 and $253 million principal amount of our 7% Senior Subordinated Notes due 2014 and to pay for call premiums and accrued but unpaid interest to the date of redemption of such notes and to pay related expenses. We expect to temporarily apply the net proceeds of this offering to reduce outstanding borrowings under our ABL facility and the accounts receivable securitization facility during the redemption notice periods for our 7 3/4% Senior Subordinated Notes due 2013 and our 7% Senior Subordinated Notes due 2014.

For information regarding our outstanding senior indebtedness, including maturity and applicable interest rates, see "Capitalization" and "Description of Our Other Indebtedness."
Conflicts of Interest

Because affiliates of Banc of America Securities LLC, Wells Fargo Securities, LLC, Credit Agricole Securities (USA) Inc. and Scotia Capital (USA) Inc. will each receive more than 5% of the net proceeds from this offering, this offering is being made in compliance with NASD Rule 2720 of the rules of the Financial Industry Regulatory Authority, Inc. ("FINRA"). Accordingly, Morgan Stanley & Co. Incorporated is assuming the responsibilities of acting as the qualified independent underwriter in pricing the offering and conducting due diligence. No underwriter having a conflict of interest under NASD Rule 2720 will confirm sales to any account over which the underwriter exercises discretionary authority without the specific written approval of the accountholder.

Book-Entry Form

The notes will be issued in book-entry form and will be represented by one or more global securities registered in the name of Cede & Co., as nominee for The Depository Trust Company ("DTC"). Beneficial interests in the notes will be evidenced by, and transfers will be effected only through, records maintained by participants in DTC.

No Public Trading Market

The notes are a new issue of securities for which there is no established market. Accordingly, there can be no assurance that a market for the notes will develop or as to the liquidity of any market that may develop. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so and any market making with respect to the notes may be discontinued without notice.

We do not intend to apply for listing of the notes on any securities exchange.
Trustee	The Bank of New York Mellon.

Governing Law	The notes and the indenture under which they will be issued will be governed by the laws of the State of New York.
Risk Factors

Investing in the notes involves risks. You should carefully consider the information under the section titled "Risk Factors" beginning on page S-14 and all other information contained or incorporated by reference in this prospectus supplement prior to investing in the notes. In particular, we urge you to carefully consider the information set forth in the section titled "Risk Factors" and in "Item 1A—Risk Factors" of our most recent Annual Report on Form 10-K for a description of certain risks you should consider before investing in the notes.

Summary Historical Consolidated Financial Data

        The following table presents our summary historical consolidated financial data for the periods indicated. The historical data for the years ended December 31, 2007, 2008 and 2009 and as of December 31, 2009 and 2008 has been derived from our audited historical consolidated financial statements and the notes to those statements, which are included in our most recent Annual Report on Form 10-K and incorporated by reference herein. The historical data as of December 31, 2007 has been derived from our audited historical consolidated financial statements and the notes to those statements, which are not incorporated by reference herein. The historical data as of and for the nine months ended September 30, 2009 and 2010 has been derived from our unaudited historical consolidated financial statements and the notes to those statements, which are included in our most recent Quarterly Report on Form 10-Q and incorporated by reference herein and which have been prepared on a basis consistent with our annual consolidated financial statements. In the opinion of management, such unaudited financial data reflects all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for the periods presented. The results of operations for the nine months ended September 30, 2010 are not necessarily indicative of the results to be expected for the full year or any future period. Our revenues, operating results and financial condition fluctuate from quarter to quarter, reflecting the seasonal rental patterns of our customers, with rental activity tending to be lower in the winter.

        Our historical financial data is not necessarily indicative of our future performance. Because the data in this table is only a summary and does not provide all of the data contained in our financial statements, the information should be read in conjunction with the sections titled "Use of Proceeds" and "Capitalization" in this prospectus supplement, "Item 7—Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes thereto in our most recent Annual Report on Form 10-K, and "Item 2—Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto in our most recent Quarterly Report on Form 10-Q.

	Year Ended December 31,			Nine Months Ended September 30,
(Dollars in millions)	2007	2008	2009	2009	2010
Statement of operations data:
Revenues:
Equipment rentals	$2,652	$2,496	$1,830	$1,380	$1,337
Sales of rental equipment	319	264	229	192	104
New equipment sales	230	179	86	63	59
Contractor supplies sales	378	212	121	95	73
Service and other revenues	136	116	92	71	67

Total revenues	3,715	3,267	2,358	1,801	1,640
Gross profit:
Gross profit from equipment rentals	1,033	904	503	385	380
Gross profit from sales of rental equipment	84	66	7	3	30
Gross profit from new equipment sales	40	28	13	10	10
Gross profit from contractor supplies sales	72	50	32	25	22
Gross profit from service and other revenues	81	70	55	42	41

Total gross profit	1,310	1,118	610	465	483
Selling, general and administrative expenses	598	509	408	308	271
Charge related to settlement of SEC inquiry(d)	0	14	0	0	0
Restructuring charge(c)	0	20	31	25	19
Non-rental depreciation and amortization	54	58	57	42	43
Goodwill impairment charge(1)	0	1,147	0	0	0
Operating income (loss)	658	(630)	114	90	150
Interest expense, net(7)	187	174	226	154	170
Interest expense—subordinated convertible debentures, net(8)	9	9	(4)	(6)	6
Other income, net(a)(b)	(116)	0	(1)	0	(3)
Loss from discontinued operation, net of taxes	(1)	0	(2)	0	0
Net income (loss)	362	(704)	(62)	(36)	(5)

	Year Ended December 31,						Nine Months Ended September 30,
(Dollars in millions)	2007		2008		2009		2009		2010
Other financial data:
Adjusted EBITDA(2)	$1,172		$1,070		$628		$479		$510
Depreciation and amortization	491		513		474		358		332
Net cash provided by (used in):
Operating activities	868		764		438		353		343
Investing activities	(604)		(446)		(94)		(55)		(197)
Financing activities	(13)		(612)		(268)		(240)		(147)
Free cash flow(3)	242		335		367		322		144
Ratio of adjusted EBITDA to the sum of interest expense, net, and interest expense-subordinated convertible debentures, net	6.0	x	5.8	x	2.8	x	3.2	x	2.9	x
Ratio of earnings to fixed charges(4)	3.3	x	—	(5)(6)	—	(5)	—	(5)	—	(5)

	At December 31,
				At September 30, 2010
(Dollars in millions)	2007	2008	2009
Balance sheet data:
Cash	$381	$77	$169	$170
Rental equipment, net	2,826	2,746	2,414	2,335
Goodwill and other intangible assets, net	1,404	229	231	227
Total assets	5,842	4,191	3,859	3,744
Total debt	2,570	3,199	2,951	2,815
Subordinated convertible debentures	146	146	124	124
Stockholders' equity (deficit)	2,018	(29)	(19)	(15)

(1)
During the fourth quarter of 2008 and in connection with the preparation of our year-end financial statements, we recognized an aggregate non-cash goodwill impairment charge of $1.1 billion related to certain reporting units within our general rentals segment. The charge reflected the challenges of the construction cycle, as well as the broader economic and credit environment. Substantially all of the impairment charge relates to goodwill arising out of acquisitions made by us between 1997 and 2000.

(2)
EBITDA represents the sum of net income (loss), loss from discontinued operation, net of taxes, provision (benefit) for income taxes, interest expense, net, interest expense-subordinated convertible debentures, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus (i) the sum of the restructuring charge, the charge related to the settlement of the SEC inquiry, the goodwill impairment charge and stock compensation expense, net less (ii) the sum of the merger termination benefit and the net foreign currency transaction gain. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. Management believes that EBITDA and adjusted EBITDA, when viewed with our GAAP results and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced. However, EBITDA and adjusted EBITDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income (loss) or cash flow from operating activities as indicators of operating performance or liquidity. The table below provides a reconciliation between net income (loss) and EBITDA and adjusted EBITDA.

	Year Ended December 31,			Nine Months Ended September 30,
(Dollars in millions)	2007	2008	2009	2009	2010
Net income (loss)	$362	$(704)	$(62)	$(36)	$(5)
Loss from discontinued operation, net of taxes	1	0	2	0	0
Provision (benefit) for income taxes	215	(109)	(47)	(22)	(18)
Interest expense, net	187	174	226	154	170
Interest expense-subordinated convertible debentures, net	9	9	(4)	(6)	6
Depreciation of rental equipment	437	455	417	316	289
Non-rental depreciation and amortization	54	58	57	42	43
EBITDA	$1,265	$(117)	$589	$448	$485
Merger termination benefit(a)	(91)	0	0	0	0
Foreign currency transaction gain(b)	(17)	0	0	0	0
Restructuring charge(c)	0	20	31	25	19
Charge related to settlement of SEC inquiry(d)	0	14	0	0	0
Goodwill impairment charge(1)	0	1,147	0	0	0
Stock compensation expense, net(e)	15	6	8	6	6
Adjusted EBITDA	$1,172	$1,070	$628	$479	$510

(a)
During 2007, we received $100 million following the termination of our merger agreement with certain affiliates of Cerberus Capital Management, L.P. This amount is included in other income, net of related transaction costs of $9 million.

(b)
Other income for 2007 includes $17 million of net foreign currency transaction gains relating to intercompany transactions primarily between our Canadian subsidiary and our U.S. subsidiaries.

(c)
Restructuring charges relate to the closure of branches and severance costs associated with reductions in headcount. The years ended December 31, 2008 and 2009 included closures of 75 and 64 branches, respectively, and reductions in headcount of approximately 1,000 and 1,900, respectively. The nine months ended September 30, 2009 and 2010 included closures of 51 and 27 branches, respectively, and reductions in headcount of approximately 1,500 and 600, respectively.

(d)
In 2004, the SEC commenced a non-public, fact-finding inquiry concerning us. The inquiry related to a broad range of our accounting practices and was not confined to a specific period. In March 2005, our board of directors formed a Special Committee of independent directors to review matters related to the SEC inquiry. In 2008, we reached a final settlement with the SEC of its inquiry. The settlement covered the issues identified in the Special Committee's findings and other accounting matters discussed in our Annual Report on Form 10-K for the year ended December 31, 2004. Under the terms of the settlement, we consented, without admitting or denying the allegations in the SEC's complaint, to the entry of a judgment requiring us to pay a civil penalty of $14 million and disgorgement of one dollar and enjoining us from violations of certain provisions of the federal securities laws in the future.

(e)
Represents non-cash, share-based payments associated with the granting of equity instruments.
(3)
Free cash flow is defined as (i) net cash provided by operating activities—continuing operations less (ii) purchases of rental and non-rental equipment plus (iii) proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements, net. Management believes free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net income (loss) or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities—continuing operations and free cash flow.

	Year Ended December 31,			Nine Months Ended September 30,
(Dollars in millions)	2007	2008	2009	2009	2010
Net cash provided by operating activities—continuing operations	$859	$764	$438	$353	$343
Purchases of rental equipment	(870)	(624)	(260)	(198)	(287)
Purchases of non-rental equipment	(120)	(80)	(51)	(34)	(20)
Proceeds from sales of rental equipment	319	264	229	192	104
Proceeds from sales of non-rental equipment	23	11	13	11	6
Excess tax benefits from share-based payment arrangements, net	31	0	(2)	(2)	(2)

Free cash flow	$242	$335	$367	$322	$144
(4)
For purposes of calculating this ratio, (i) earnings consist of income (loss) from continuing operations before provision (benefit) for income taxes and fixed charges, net of capitalized interest and (ii) fixed charges consist of interest expense, which includes amortization of deferred finance charges, capitalized interest and imputed interest on our lease obligations. The interest component of rent was determined based on an estimate of a reasonable interest factor at the inception of the leases. Currently, we have no shares of preferred stock outstanding, and we have not paid any dividends on preferred stock in the periods shown. Therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is not different from the ratio of earnings to fixed charges.

(5)
Due to our losses for the years ended December 31, 2008 and 2009 and for the nine months ended September 30, 2009 and 2010, the ratio coverage was less than 1:1 for these periods. We would have had to have generated additional earnings of $814 million, $108 million, $59 million and $23 million for the years ended December 31, 2008 and 2009 and the nine months ended September 30, 2009 and 2010, respectively, to have achieved coverage ratios of 1:1.

(6)
The loss for the year ended December 31, 2008 includes the effect of a $1,147 million pretax non-cash goodwill impairment charge. The effect of this charge was to reduce the ratio of earnings to fixed charges. Had this non-recurring charge been excluded from the calculation, the ratio of earnings to fixed charges would have been 2.2x for the year ended December 31, 2008.

(7)
During 2008, 2009 and 2010, we repurchased or redeemed and subsequently retired certain of our outstanding debt securities. In connection with these repurchases/redemptions, we recognized gains (losses) based on the difference between the net carrying amounts of the repurchased or redeemed securities and the repurchase prices. Interest expense, net includes gains (losses) recognized in connection with these repurchases/redemptions of $41 million, $7 million, $16 million and $(3) million for the years ended December 31, 2008 and 2009 and the nine months ended September 30, 2009 and 2010, respectively.

(8)
Interest expense-subordinated convertible debentures, net for the year ended December 31, 2009 and the nine months ended September 30, 2009 includes a $13 million gain we recognized in connection with the simultaneous purchase of $22 million of QUIPS and retirement of $22 million principal amount of our subordinated convertible debentures.

RISK FACTORS

        Investing in the notes involves risks. You should carefully consider the risks described below and the risk factors incorporated by reference herein, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before you invest in the notes. Certain risks related to us and our business are contained in the section titled "Item 1A—Risk Factors" and elsewhere in our most recent Annual Report on Form 10-K, which is incorporated by reference in this prospectus supplement and the accompanying prospectus (and in any of our Annual or Quarterly Reports for a subsequent year or quarter that we file with the SEC and that are so incorporated). See "Where You Can Find More Information" on page S-ii of this prospectus supplement and in the accompanying prospectus for information about how to obtain a copy of these documents. The risks and uncertainties described below and incorporated by reference into this prospectus supplement and the accompanying prospectus are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occurs, our business, financial condition and results of operations could be materially affected. In that case, the value of the notes could decline substantially.

Our substantial debt exposes us to various risks.

        At September 30, 2010, our total indebtedness was $2.939 billion, including $124 million of Holdings' subordinated convertible debentures. Our substantial indebtedness has the potential to affect us adversely in a number of ways. For example, it will or could:

  •
  increase our vulnerability to adverse economic, industry or competitive developments;

  •
  require us to devote a substantial portion of our cash flow to debt service, reducing the funds available for other purposes, or otherwise constrain our financial flexibility;

  •
  restrict our ability to move operating cash flows to Holdings (for example, the "restricted payment" basket capacity provided for in the indentures governing certain of URNA's outstanding debt securities was fully depleted by our 2008 activity, including our fourth quarter 2008 goodwill impairment charge. As of December 31, 2009, URNA had no available basket capacity under the most restrictive of the restricted payment covenants in these indentures);

  •
  affect our ability to obtain additional financing, particularly since substantially all of our assets are subject to security interests relating to existing indebtedness; and

  •
  decrease our profitability and/or cash flow.

        Further, if we are unable to service our indebtedness and fund our operations, we will be forced to adopt an alternative strategy that may include:

  •
  reducing or delaying capital expenditures;

  •
  limiting our growth;

  •
  seeking additional capital;

  •
  selling assets; or

  •
  restructuring or refinancing our indebtedness.

        Even if we adopt an alternative strategy, the strategy may not be successful and we may continue to be unable to service our indebtedness and fund our operations.

        A portion of our indebtedness bears interest at variable rates that are linked to changing market interest rates. As a result, an increase in market interest rates would increase our interest expense and our debt service obligations. At September 30, 2010, we had approximately $857 million of indebtedness that bears interest at variable rates. This amount represented 29% of our total indebtedness, including Holdings' subordinated convertible debentures. See "Item 7A—Quantitative and Qualitative Disclosure About Market Risk" in our most recent Annual Report on Form 10-K, incorporated by reference herein for additional information relating to interest rate risk.

Despite our current indebtedness levels, we and our subsidiaries may be able to incur substantially more debt and take other actions that could diminish our ability to make payments on the notes when due, which could further exacerbate the risks associated with our substantial indebtedness.

        Despite our current indebtedness levels, we and our subsidiaries may be able to incur substantially more additional indebtedness in the future. We will not be fully restricted under the terms of the indenture governing the notes or the agreements governing our other indebtedness from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that are not prohibited by the terms of the indenture governing the notes or the agreements governing our other indebtedness, any of which actions could have the effect of diminishing our ability to make payments on the notes when due and further exacerbate the risks associated with our substantial indebtedness. Furthermore, the terms of the agreements governing our subsidiaries' indebtedness may not fully prohibit us or our subsidiaries from taking such actions.

If we are unable to satisfy the financial and other covenants in our debt agreements, our lenders could elect to terminate the agreements and require us to repay the outstanding borrowings, or we could face other substantial costs.

        Under the agreement governing our ABL facility, we are required, among other things, to satisfy certain financial tests relating to: (1) the fixed charge coverage ratio and (2) the ratio of senior secured debt to EBITDA (as such ratios are defined in the agreement governing our ABL facility). Both of these covenants were suspended on June 9, 2009 because our availability, as defined in the agreement governing our ABL facility, had exceeded 20% of the maximum revolver amount under our ABL facility. Since the June 9, 2009 suspension date and through September 30, 2010, availability under our ABL facility has exceeded 10% of the maximum revolver amount under our ABL facility and, as a result, these maintenance covenants remained inapplicable. Subject to certain limited exceptions specified in our ABL facility, these covenants will only apply in the future if availability under our ABL facility falls below 10% of the maximum revolver amount under our ABL facility. Under the accounts receivable securitization facility, we are required, among other things, to maintain certain financial tests relating to: (1) the default ratio, (2) the delinquency ratio, (3) the dilution ratio and (4) days sales outstanding. If we are unable to satisfy any of the relevant covenants, the lenders could elect to terminate our ABL facility, the accounts receivable securitization facility and/or other agreements governing our debt and require us to repay outstanding borrowings. In such event, unless we are able to refinance the indebtedness coming due and replace our ABL facility, the accounts receivable securitization facility and/or the other agreements governing our debt, we would likely not have sufficient liquidity for our business needs and would be forced to adopt an alternative strategy as described above. Even if we adopt an alternative strategy, the strategy may not be successful and we may not have sufficient liquidity to service our debt and fund our operations.

        In addition to financial covenants, we are subject to various other covenants in our ABL facility, the accounts receivable securitization facility, and in the other agreements governing our debt. In addition to the risks with respect to covenant non-compliance, compliance with covenants may restrict our ability to conduct our operations. For instance, these covenants limit or prohibit, among other things, our ability to incur additional indebtedness, make prepayments of certain indebtedness, pay dividends, repurchase common stock, make investments, create liens, make acquisitions, sell assets and engage in mergers and acquisitions. These covenants could adversely affect our operating results by significantly limiting our operating and financial flexibility.

The notes and the guarantees are subordinated to URNA's and the guarantors' senior indebtedness. Furthermore, because URNA's foreign subsidiaries are not guarantors, the notes are effectively subordinated to all indebtedness and other obligations, including trade payables, of such foreign subsidiaries.

        The notes are general unsecured obligations of URNA and are subordinated in right of payment to the prior payment of all current and future senior indebtedness of URNA, including borrowings under our ABL facility. Likewise, the guarantees of the notes are the general unsecured obligations of the guarantors and are subordinated in right of payment to the prior payment of all current and future senior indebtedness of the guarantors. Finally, our foreign subsidiaries are not guarantors of the notes. Subsidiaries that we may establish or acquire in the future that are foreign subsidiaries, or that we may designate as unrestricted subsidiaries in accordance with the applicable indenture, will not guarantee the notes. As a result, the notes are effectively subordinated to all indebtedness and other obligations, including trade payables, of our subsidiaries that are not guarantors.

        The effect of this subordination is that:

  •
  if URNA were to undergo a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, URNA's assets would be available to pay its obligations on the notes only after all of its senior indebtedness is paid;

  •
  if a guarantor were to undergo one of those types of proceedings, its assets would be available to pay its obligations on the guarantee of the notes only after all of its senior indebtedness is paid;

  •
  if any of our non-guarantor subsidiaries were to undergo one of those types of proceedings, its assets would be available to pay the notes only after all its obligations are paid; and

  •
  no cash payments with respect to the notes may be made if a payment default exists with respect to any of URNA's senior indebtedness and, under certain circumstances, no cash payments with respect to the notes may be made for a period of up to 179 days (during each period of 360 days) if a non-payment default exists with respect to any of URNA's designated senior indebtedness.

        As of September 30, 2010, on a pro forma basis reflecting the redemption of $93 million principal amount of our 1 7/8% Convertible Senior Subordinated Notes due 2023 on October 20, 2010 and as adjusted for this offering and the assumed application of the estimated net proceeds therefrom, as described under "Use of Proceeds":

  •
  URNA had outstanding an aggregate of approximately $1.7 billion of senior indebtedness that would rank senior in right of payment to the notes, consisting of approximately $1.0 billion principal amount of URNA's unsecured senior obligations, comprised of $500 million principal amount of 9.25% Senior Notes due 2019 and $500 million principal amount of 10.875% Senior Notes due 2016 and approximately $712 million of URNA's secured obligations, comprised of $578 million of outstanding borrowings of URNA under our ABL facility and URNA's guarantee obligations in respect of $134 million of the outstanding borrowings of one of our guarantor subsidiaries under our ABL facility;

  •
  The guarantors had guaranteed on a senior basis all of URNA's outstanding senior indebtedness;

  •
  URI had outstanding an aggregate of approximately $173 million principal amount of 4% Convertible Senior Notes due 2015 that would rank senior in right of payment to the guarantees of URI;

  •
  the non-guarantor subsidiaries had outstanding an aggregate of approximately $317 million of obligations that are effectively senior to the notes, which obligations comprise (1) $240 million of indebtedness of our special purpose vehicle in connection with the accounts receivable securitization facility and (2) $77 million in trade payables, deferred taxes and accrued expenses;

  •
  URNA and the guarantors had outstanding an aggregate of approximately $24 million in capital leases that are effectively senior to the notes;

  •
  URNA had outstanding an aggregate of approximately $22 million principal amount of 1 7/8% Convertible Senior Subordinated Notes due 2023; and

  •
  The guarantors had guaranteed on a senior subordinated basis approximately $22 million principal amount of 1 7/8% Convertible Senior Subordinated Notes due 2023.

        The indenture governing the notes permits us and our subsidiaries to incur additional debt, subject to certain limitations. Any new indebtedness (including borrowings under our ABL facility) would be treated as senior indebtedness, except for indebtedness that specifically provides that it ranks equal with, or junior to, the notes and the guarantees, as applicable.

The notes and guarantees are unsecured. As a result, holders of our secured indebtedness will have a prior claim on our assets, in addition to the priority that they have by virtue of the subordination provisions described above.

        The indenture governing the notes permits us and our subsidiaries to incur secured indebtedness subject to certain limitations. Our secured indebtedness includes all borrowings under our ABL facility and our capital leases. Our U.S. dollar borrowings under our ABL facility are secured by substantially all of our assets, including substantially all of the assets of our domestic subsidiaries (other than real property and certain accounts receivable). Most of our U.S. receivable assets have been sold to a bankruptcy remote special purpose entity in connection with the accounts receivable securitization facility (the accounts receivable in the collateral pool being the lender's only source of payment under that facility). If an event of default occurs under our secured indebtedness, the lenders thereunder will have the right to exercise the remedies (such as foreclosure) available to a secured lender under applicable law and the agreements governing such secured indebtedness. Since the notes and the guarantees are unsecured, the effect of such security interest is that the lenders under our ABL facility or the holders of other secured indebtedness will be entitled to exercise the remedies available to a secured lender under applicable law (in addition to any remedies that may be available under documents pertaining to our ABL facility or our other secured indebtedness). The exercise of such remedies may adversely affect our ability to meet our financial obligations under the notes.

Our business operations may not generate the cash needed to service and repay the notes or our other indebtedness.

        Our ability to make payments on the notes and service our other indebtedness will depend on our ability to generate cash in the future, which, in turn, is subject to a variety of risks and uncertainties, many of which are beyond our control. At maturity, the entire outstanding principal amount of the notes will become due and payable by us. Our other indebtedness also will mature over the next five years and thereafter as set forth in "Description of Our Other Indebtedness—Maturities." We may not have sufficient funds to pay the principal of, or the premium (if any) or interest on, the notes or amounts due on our other indebtedness. If we do not have sufficient funds on hand or available through existing borrowing facilities or through the distribution of cash by our subsidiaries to us, we will need to seek additional financing. Additional financing may not be available to us in the amounts necessary, on terms that are satisfactory to us, or at all. If we default in the payment of amounts due on the notes (or our other outstanding indebtedness), it would give rise to an event of default under the indenture governing the notes (or the agreements governing our other indebtedness) and possible acceleration of amounts due under the indenture (or those other agreements), and any such default under one indenture or agreement could trigger a cross-default under each other indenture or agreement. In the event of any acceleration, there can be no assurance that the Company will have enough cash to repay its outstanding indebtedness, including the notes.

We have a holding company structure and URNA will depend in part on distributions from its subsidiaries in order to pay amounts due on the notes. Certain provisions of law or contractual restrictions could limit distributions from URNA's subsidiaries.

        We derive substantially all of our operating income from, and hold substantially all of our assets through, our subsidiaries. The effect of this structure is that URNA will depend in part on the earnings of its subsidiaries, and the payment or other distribution to it of these earnings, in order to meet its obligations under the notes and other outstanding debt. Provisions of law, such as those requiring that dividends be paid only from surplus, could limit the ability of URNA's subsidiaries to make payments or other distributions to URNA. Furthermore, these subsidiaries could in certain circumstances agree to contractual restrictions on their ability to make distributions. These restrictions could also render the subsidiary guarantors financially or contractually unable to make payments under their guarantees of the notes.

The guarantee of the notes by Holdings does not give noteholders a claim to significant assets other than those to which they already have a claim as URNA's direct creditors. Furthermore, substantially all of Holdings' assets are subject to an existing security interest, which gives certain of our lenders a priority claim to such assets.

        The notes are guaranteed by Holdings. However, substantially all of Holdings' net worth is attributable to the stock of URNA owned by Holdings. Consequently, Holdings' guarantee does not give noteholders a claim to significant assets other than those to which they already have a claim as URNA's direct creditors. Furthermore, substantially all of Holdings' assets are subject to a security interest in favor of the lenders that have provided our credit facilities, which gives these lenders a priority claim to such assets.

If we experience a change of control, we will be required to make an offer to repurchase the notes. However, we may be unable to do so due to lack of funds or covenant restrictions.

        If we experience a change of control (as defined in the indenture governing the notes), we will be required to make an offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued but unpaid interest, if any, to the date of repurchase. However, we may be unable to do so because:

  •
  we might not have enough available funds, particularly since a change of control could cause part or all of our other indebtedness to become due; and

  •
  the agreements governing our credit facilities and other secured indebtedness would prohibit us from repurchasing the notes, unless we were able to obtain a waiver or refinance such indebtedness.

        As a result, you may have to continue to hold your notes even after a change of control.

        A failure to make an offer to repurchase the notes upon a change of control would give rise to an event of default under the indenture governing the notes and could result in an acceleration of amounts due thereunder. In addition, if we experience a change of control (as defined in our existing indentures), we will be required to make an offer to purchase all outstanding notes under our existing indentures, and our failure to make such an offer would give rise to a default and possible acceleration of amounts due under those indentures. Any such default under one indenture could trigger a cross-default under each other indenture. In addition, any such default under one indenture would trigger a default under our ABL facility (which could result in the acceleration of all indebtedness thereunder) and a termination event under the accounts receivable securitization facility. A change of control (as defined in the agreement governing our ABL facility), in and of itself, is also an event of default under our ABL facility, which would entitle our lenders to accelerate all amounts owing thereunder.

        In the event of any such acceleration, there can be no assurance that the Company will have enough cash to repay its outstanding indebtedness, including the notes.

A guarantee could be voided if the guarantor fraudulently transferred the guarantee at the time it incurred the indebtedness, which could result in the noteholders being able to rely only on URNA to satisfy claims.

        A guarantee that is found to be a fraudulent transfer may be voided under the fraudulent transfer laws described below. The application of these laws requires the making of complex factual determinations and estimates as to which there may be different opinions and views.

        In general, federal and state fraudulent transfer laws provide that a guarantee can be voided, or claims under a guarantee may be subordinated to all other debts of that guarantor if, among other things, at the time it incurred the indebtedness evidenced by its guarantee:

  •
  the guarantor intended to hinder, delay or defraud any present or future creditor; or

  •
  the guarantor received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee; and

  •
  was insolvent or rendered insolvent by reason of such incurrence;

  •
  was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

        In addition, any payment by that guarantor under a guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor.

        The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        We cannot predict:

  •
  what standard a court would apply in order to determine whether a guarantor was insolvent as of the date it issued the guarantee or whether, regardless of the method of valuation, a court would determine that the guarantor was insolvent on that date; or

  •
  whether a court would determine that the payments under the guarantee constituted fraudulent transfers or conveyances on other grounds.

        In the event that the guarantee of the notes by a guarantor is voided as a fraudulent conveyance, holders of the notes would effectively be subordinated to all indebtedness and other liabilities of that guarantor.

A downgrade, suspension or withdrawal of the rating assigned by a rating agency to our debt securities could cause the liquidity or market value of the notes to decline significantly.

        Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. In general, rating agencies base their ratings on many quantitative and qualitative factors, including, but not limited to, capital adequacy, liquidity, asset quality, business mix and quality of earnings, and, as a result, we may not be able to maintain our current credit ratings. Credit rating agencies continually review their ratings for the companies that they follow, including us. In addition, this notes offering may cause the rating agencies to reassess the ratings assigned to our debt securities. Any such action may lead to a downgrade of any rating assigned to the notes or in the assignment of a rating for the notes that is lower than might otherwise be the case. Real or anticipated changes in our credit ratings could cause the liquidity or market value of the notes to decline significantly.

        We expect the notes will be rated by Standard & Poor's Ratings Services ("S&P") and Moody's Investors Service, Inc. ("Moody's"). There can be no assurance that these ratings will remain for any given period of time or that these ratings will not be lowered or withdrawn entirely by a rating agency if, in that rating agency's judgment, future circumstances relating to the basis of the rating, such as adverse changes in our company, so warrant. In this respect, each of S&P and Moody's currently maintains a stable outlook on our company.

        Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. Neither we nor any underwriter undertakes any obligation to maintain the ratings or to advise holders of notes of any changes in ratings. Each agency's rating should be evaluated independently of any other agency's rating.

Our indentures and the agreement governing our ABL facility impose significant operating and financial restrictions on us. If we default, we may not be able to make payments on the notes.

        Our indentures, including the indenture governing the notes, impose significant operating and financial restrictions on us and our restricted subsidiaries. The indentures contain certain restrictive covenants, including, among others, limitations on: (1) additional indebtedness; (2) restricted payments; (3) liens; (4) asset sales; (5) issuance of preferred stock of restricted subsidiaries; (6) transactions with affiliates; (7) dividend and other payment restrictions affecting restricted subsidiaries; (8) designations of unrestricted subsidiaries; (9) additional subsidiary guarantees; (10) mergers, consolidations or sales of substantially all our assets and (11) in some cases, sale-leaseback transactions. Each of these covenants is subject to important exceptions and qualifications. See "Description of the Notes—Certain Covenants" and "—Consolidation, Merger, Sale of Assets, etc."

        These restrictions may also make more difficult or discourage a takeover of us, whether favored or opposed by our management. Consummation of any such transaction in certain circumstances may require the redemption or repurchase of the applicable notes, and we cannot assure you that we or the acquiror will have sufficient financial resources to affect such a redemption or repurchase.

        Our ability to comply with these covenants may be affected by events beyond our control, and any material deviations from our forecasts could require us to seek waivers or amendments of covenants or alternative sources of financing, or to reduce expenditures. We cannot assure you that such waivers, amendments or alternative financing could be obtained or, if obtained, would be on terms acceptable to us.

        A breach of any of the covenants or restrictions contained in the indentures could result in an event of default. Such a default could allow our debt holders to accelerate the related debt, as well as any other debt to which a cross-acceleration or cross-default provision applies, and/or to declare all borrowings outstanding thereunder to be due and payable. If our debt is accelerated, our assets may not be sufficient to repay such debt, including the notes, in full.

You may find it difficult to sell your notes.

        You may find it difficult to sell your notes because an active trading market for the notes may not develop. The notes are a new issue of securities for which there currently is no established trading market. We do not intend to apply for listing or quotation of the notes on any securities exchange. Therefore, we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. Although the underwriters have advised us that they currently intend to make a market in the notes, they are not obligated to do so. Accordingly, any market-making activities with respect to the notes may be discontinued at any time without notice.

        If a market for the notes does develop, it is possible that you will not be able to sell your notes at a particular time or that the prices that you receive when you sell will be unfavorable. It is also possible that any trading market that does develop for the notes will not be liquid. Future trading prices of the notes will depend on many factors, including:

  •
  our operating performance, financial condition and prospects, or the operating performance, financial condition and prospects of companies in the equipment rental industry generally;

  •
  the interest of securities dealers in making a market for the notes;

  •
  prevailing interest rates; and

  •
  the market for similar securities.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. If a market for the notes develops, it is possible that the market for the notes will be subject to disruptions and price volatility. Any disruptions may have a negative effect on holders of the notes, regardless of our operating performance, financial condition and prospects.

USE OF PROCEEDS

        We anticipate that we will receive approximately $732 million in net proceeds from the sale of the notes, after underwriting discounts and commissions and payment of estimated fees and expenses. We expect to use the net proceeds from this offering to redeem $468 million principal amount of our 7 3/4% Senior Subordinated Notes due 2013 and $253 million principal amount of our 7% Senior Subordinated Notes due 2014 and to pay for call premiums and accrued but unpaid interest to the date of redemption of such notes and to pay related expenses. We expect to temporarily apply the net proceeds of this offering to reduce outstanding borrowings under our ABL facility and the accounts receivable securitization facility during the redemption notice periods for our 7 3/4% Senior Subordinated Notes due 2013 and our 7% Senior Subordinated Notes due 2014. On October 21, 2010, $561 million was outstanding under our ABL facility. At October 21, 2010, $245 million was outstanding under the accounts receivable securitization facility. For information regarding our outstanding senior indebtedness, including maturities and applicable interest rates, see "Capitalization" and "Description of Our Other Indebtedness".

        Because affiliates of Banc of America Securities LLC, Wells Fargo Securities, LLC, Credit Agricole Securities (USA) Inc. and Scotia Capital (USA) Inc. will each receive more than 5% of the net proceeds from this offering, this offering is being made in compliance with NASD Rule 2720 of the FINRA rules. Accordingly, Morgan Stanley & Co. Incorporated is assuming the responsibilities of acting as the qualified independent underwriter in pricing the offering and conducting due diligence. No underwriter having a conflict of interest under NASD Rule 2720 will confirm sales to any account over which the underwriter exercises discretionary authority without the specific written approval of the accountholder.

 CAPITALIZATION

        The following table presents our consolidated cash position and consolidated capitalization as of September 30, 2010: (1) on an actual basis, (2) on a pro forma basis reflecting the redemption on October 20, 2010 of $93 million principal amount of our 1 7/8% Convertible Senior Subordinated Notes due 2023 and related borrowings under our ABL facility to pay for such redemption and (3) on the same pro forma basis, and as adjusted for this offering and the assumed application of the estimated net proceeds therefrom. See "Use of Proceeds". For information regarding our outstanding senior indebtedness, including maturity and applicable interest rates, see "Description of Our Other Indebtedness." This table is derived from and should be read in conjunction with our unaudited consolidated financial statements incorporated in this prospectus supplement by reference to our most recent Quarterly Report on Form 10-Q. See "Incorporation of Certain Information by Reference" on page S-iii of this prospectus supplement.

	September 30, 2010
(Dollars in millions)	Actual	Pro Forma(1)	Pro Forma as adjusted for this offering(2)
Cash and cash equivalents	$170	$170	$170

Debt:
URNA and subsidiaries debt:
$1.360 billion ABL facility(3)	$617	$710	$712
Accounts receivable securitization facility(4)	240	240	240
9.25% Senior Notes due 2019(5)	492	492	492
10.875% Senior Notes due 2016(6)	487	487	487
Notes offered hereby	—	—	750
7 3/4% Senior Subordinated Notes due 2013	468	468	—
7% Senior Subordinated Notes due 2014	253	253	—
1 7/8% Convertible Senior Subordinated Notes due 2023(7)	115	22	22
Other debt, including capital leases(8)	21	21	21

Total URNA and subsidiaries debt	$2,693	$2,693	$2,724
Holdings:
4% Convertible Senior Notes due 2015(9)(10)	122	122	122

Total debt	2,815	2,815	2,846
Subordinated convertible debentures	124	124	124
Total stockholders' deficit(11)	(15)	(16)	(28)

Total capitalization	$2,924	$2,923	$2,942
Net debt(12)	$2,645	$2,645	$2,676

(1)
The "pro forma" column reflects the redemption of $93 million principal amount of our 1 7/8% Convertible Senior Subordinated Notes due 2023 on October 20, 2010, the increase in amounts drawn under our ABL facility to fund this redemption and the after-tax impact of $2 million of debt issuance costs written off associated with the partial redemption of our 1 7/8% Convertible Senior Subordinated Notes due 2023.

(2)
We expect to use the net proceeds from this offering to redeem our 7 3/4% Senior Subordinated Notes due 2013 and our 7% Senior Subordinated Notes due 2014 and to pay for call premiums and accrued but unpaid interest to the date of redemption of such notes and to pay related expenses. We expect to temporarily apply the net proceeds of this offering to reduce outstanding borrowings under our ABL facility and the accounts receivable securitization facility during the redemption notice periods for our 7 3/4% Senior Subordinated Notes due 2013 and our 7% Senior Subordinated Notes due 2014.

(3)
$561 million was outstanding under our ABL facility at October 21, 2010. The weighted average interest rate for the quarter ended September 30, 2010 was 3.41%. $739 million, or 54%, was available under our ABL facility at October 21, 2010.

(4)
$245 million was outstanding under the accounts receivable securitization facility at October 21, 2010. The weighted average interest rate for the quarter ended September 30, 2010 was 1.73%. $13 million, or 5%, was available under the accounts receivable securitization facility at October 21, 2010. Most of URNA's U.S. receivable assets have been sold to a bankruptcy remote special purpose entity in connection with the accounts receivable securitization facility (the accounts receivable in the collateral pool being the lender's only source of payment under that facility).

(5)
The difference between the September 30, 2010 carrying value of the 9.25% Senior Notes due 2019 and the $500 million principal amount of those notes relates to an $8 million original issue discount recognized in conjunction with the issuance of those notes.

(6)
The difference between the September 30, 2010 carrying value of the 10.875% Senior Notes due 2016 and the $500 million principal amount of those notes relates to a $13 million original issue discount recognized in conjunction with the issuance of those notes.

(7)
On October 20, 2010, we redeemed $93 million principal amount of our 1 7/8% Convertible Senior Subordinated Notes due 2023 following the exercise of the mandatory repurchase option by holders of these notes. The redemption was funded using amounts drawn under our ABL facility.

(8)
In addition to capital leases, this amount includes deferred gains on a terminated derivative transaction.

(9)
These notes are obligations of Holdings and are not guaranteed by us or our subsidiaries.

(10)
The 4% Convertible Senior Notes due 2015 are valued at $122 million in our consolidated balance sheet in accordance with GAAP. However, upon maturity, the aggregate principal amount due will be $173 million.

(11)
The $13 million change in equity reflects the after-tax impact of (a) a $7 million call premium on the 7 3/4% Senior Subordinated Notes due 2013, (b) a $6 million call premium on the 7% Senior Subordinated Notes due 2014 and (c) $8 million of debt issuance costs written off associated with the redemptions of the 7 3/4% Senior Subordinated Notes due 2013, the 7% Senior Subordinated Notes due 2014 and the 1 7/8% Convertible Senior Subordinated Notes due 2023.

(12)
Net debt represents total debt less cash and cash equivalents. Management believes that net debt is helpful in analyzing leverage as well as liquidity and is useful as a measure of financial position. However, net debt is not a GAAP financial measure, and, accordingly, should not be considered as an alternative to total debt or cash and cash equivalents. Net debt excludes $124 million of the subordinated convertible debentures included in our consolidated balance sheets, which reflects the obligation of Holdings to a subsidiary trust of Holdings that has issued 6 1/2% Convertible Quarterly Income Preferred Securities. Set forth below is a reconciliation of total debt, the most directly comparable financial measure calculated and reported in accordance with GAAP, to net debt:

	September 30, 2010
	Actual	Pro Forma	Pro Forma as adjusted for this offering
Total debt	$2,815	$2,815	$2,846
Cash and cash equivalents	(170)	(170)	(170)

Net debt	$2,645	$2,645	$2,676

DESCRIPTION OF OUR OTHER INDEBTEDNESS
(Dollars in millions)

        Set forth below is certain information concerning our existing ABL facility and the accounts receivable securitization facility of a subsidiary of URNA, as well as URNA's and Holdings' outstanding debt securities and subordinated convertible debentures. URNA's outstanding debt securities are governed by indentures that are similar in certain respects to the indenture that will govern the notes. However, these existing indentures also contain provisions that are different from those that will be contained in the indenture that will govern the notes including, but not limited to, those in respect of maturity, interest rates, redemption prices and periods during which URNA may exercise its options to redeem the notes issued thereunder, as well as in respect of the scope and content of many of the restrictive covenants contained therein. URNA's existing notes are guaranteed on a senior or senior subordinated basis by Holdings and, subject to limited exceptions, its current and future domestic subsidiaries. Copies of the applicable credit agreements and indentures may be obtained from our filings with the SEC that are available to the public on the SEC's website at http://www.sec.gov and from us. See "Incorporation of Certain Information by Reference" and "Where You Can Find More Information" beginning on page S-ii of this prospectus supplement and in the accompanying prospectus.

Certain Information Concerning the Credit Facilities

        ABL Facility.    In June 2008, Holdings, URNA and certain of their subsidiaries entered into a credit agreement providing for a five-year $1,250 ABL facility, a portion of which is available for borrowing in Canadian dollars. In October 2008 and November 2009, the availability under our ABL facility was increased to $1,285 and $1,360, respectively, and subject to certain conditions, the commitments under our ABL facility can be increased by up to an additional $75. Our ABL facility is subject to, among other things, the terms of a borrowing base derived from the value of eligible rental equipment and eligible inventory. The borrowing base is subject to certain reserves and caps customary for financings of this type. All amounts borrowed under the credit agreement must be repaid on or before June 2013. Loans under the credit agreement bear interest, at URNA's option: (1) in the case of loans in U.S. dollars, at a rate equal to the London interbank offered rate or an alternate base rate, in each case plus a spread, or (2) in the case of loans in Canadian dollars, at a rate equal to the Canadian prime rate or an alternate rate (Bankers Acceptance Rate), in each case plus a spread. The interest rates under the credit agreement are subject to change based on a total consolidated leverage ratio (a measurement of URNA's total debt to EBITDA, as defined in the credit agreement). A commitment fee accrues on any unused portion of the commitments under the credit agreement at a rate per annum based on usage. Ongoing extensions of credit under the credit agreement are subject to customary conditions, including sufficient availability under the borrowing base. The credit agreement also contains financial covenants that, unless certain financial and other conditions are satisfied, require URNA to satisfy various financial tests and to maintain certain financial ratios. In addition, the credit agreement contains customary negative covenants applicable to Holdings, URNA and their subsidiaries, including negative covenants that restrict the ability of such entities to, among other things: (1) incur additional indebtedness or engage in certain other types of financing transactions; (2) allow certain liens to attach to assets; (3) repurchase, or pay dividends or make certain other restricted payments on, capital stock and certain other securities; (4) prepay certain indebtedness; (5) make acquisitions and investments; and (6) consolidate, merge or consummate asset sales, in each case subject to certain exceptions and qualifications. URNA may voluntarily prepay the loans under the credit agreement in whole or in part at any time without penalty. However, URNA is required to prepay the loans to the extent of all net proceeds it receives from certain asset dispositions.

        The U.S. dollar borrowings under the credit agreement are secured by substantially all of the assets of Holdings and URNA and substantially all of the assets of certain of their domestic subsidiaries (other than real property and certain accounts receivable). The U.S. dollar borrowings under the credit agreement are guaranteed by Holdings, URNA and, subject to certain exceptions, their domestic subsidiaries. Borrowings under the credit agreement by URNA's Canadian subsidiaries are also secured by substantially all of the assets of URNA's Canadian subsidiaries and supported by guarantees from the Canadian subsidiaries and from Holdings and URNA, and, subject to certain exceptions, their domestic subsidiaries. Under our ABL facility, a change of control (as defined in the credit agreement) constitutes an event of default, entitling the lenders under our ABL facility, among other things, to terminate our ABL facility and to require URNA to repay outstanding borrowings. Our ABL facility also contains customary default provisions, including a cross-default provision with respect to any of Holdings', URNA's or certain of their subsidiaries' debt with an outstanding principal amount of $75 or more.

        Accounts Receivable Securitization Facility.    On October 19, 2010, URNA and certain of its subsidiaries amended the existing accounts receivable securitization facility. The amended facility, which expires on October 19, 2011, provides for a facility size of $325 and includes a 364-day, two-year term-out provision. The amended facility also provides for adjustments to the receivables subject to purchase. The modified pricing structure is based on commercial paper rates plus a specified spread based on URNA's total leverage ratio, as defined in our ABL facility. There is also a commitment fee based on the utilization of the facility. Key provisions of the amended facility include the following:

  •
  borrowings are permitted only to the extent that the face amount of the receivables in the collateral pool exceeds the outstanding loans by a specified amount;

  •
  the receivables in the collateral pool are the lenders' only source of repayment;

  •
  after expiration or early termination of the facility, no new amounts will be advanced under the facility and collections on the receivables securing the facility will be used to repay the outstanding borrowings;

  •
  standard termination events including, without limitation, a termination event if there is a change of control of Holdings or URNA, or if the long-term senior secured rating of URNA falls below either B+ from Standard & Poor's Ratings Services ("S&P") or B2 from Moody's Investors Service, Inc. ("Moody's"). As of October 18, 2010, URNA's long-term senior secured debt was rated BB- by S&P and Ba2 by Moody's; and

  •
  standard default, delinquency and dilution ratio provisions, including a cross-default provision with respect to any of URNA's debt with an outstanding principal amount of $25 or more.

Certain Information Concerning URNA's Debt Securities

        9.25% Senior Notes.    In November 2009, URNA issued $500 aggregate principal amount of 9.25% Senior Notes (the "9.25% Notes"), which are due December 15, 2019. The net proceeds from the sale of the 9.25% notes were $480, after deducting the underwriters' discounts, commissions and offering expenses. The difference between the September 30, 2010 carrying value of the 9.25% Notes and the $500 principal amount of the notes relates to an $8 original issue discount recognized in conjunction with the issuance of these notes. The 9.25% Notes are guaranteed by Holdings and, subject to limited exceptions, URNA's domestic subsidiaries. The 9.25% Notes may be redeemed on or after December 15, 2014 at specific redemption prices that range from 104.625% in 2014 to 100.0% in 2017 and thereafter. The indenture governing the 9.25% Notes contains certain restrictive covenants, including, among others, limitations on (1) additional indebtedness; (2) restricted payments; (3) liens; (4) asset sales; (5) issuance of preferred stock of restricted subsidiaries; (6) transactions with affiliates; (7) dividend and other payment restrictions affecting restricted subsidiaries; (8) designations of unrestricted subsidiaries; (9) additional subsidiary guarantees and (10) mergers, consolidations or sales of substantially all of its assets. The indenture also requires that, in the event of a change of control (as defined in the indenture), URNA must make an offer to purchase all of the then outstanding 9.25% Notes tendered at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon. The indenture also contains customary default provisions, including a cross-default provision with respect to any outstanding debt of URNA or certain of its subsidiaries in excess of $25, if any of the indebtedness described below is outstanding, or $50, if no such indebtedness remains outstanding.

        10.875% Senior Notes.    In June 2009, URNA issued $500 aggregate principal amount of 10.875% Senior Notes (the "10.875% Notes"), which are due June 15, 2016. The net proceeds from the sale of the 10.875% Notes were approximately $471, after deducting the initial purchasers' discounts, commissions and offering expenses. The difference between the September 30, 2010 carrying value of the 10.875% Notes and the $500 principal amount of the notes relates to a $13 original issue discount recognized in conjunction with the issuance of these notes. The 10.875% Notes are unsecured and guaranteed by Holdings, and subject to limited exceptions, URNA's domestic subsidiaries. The 10.875% Notes may be redeemed on or after June 15, 2013, at specified redemption prices that range from 105.438% in 2013 to 100% in 2015 and thereafter. The indenture governing the 10.875% Notes contains certain restrictive covenants, including, among others, limitations on (1) additional indebtedness, (2) restricted payments, (3) liens, (4) dividends and other payments, (5) preferred stock of certain subsidiaries, (6) transactions with affiliates, (7) the disposition of proceeds of asset sales and (8) Holdings' or URNA's ability to consolidate, merge or sell all or substantially all of their assets, as well as a requirement to timely file periodic reports with the SEC. These covenants include exceptions that would allow us to engage in these activities under certain conditions. The indenture also requires that, in the event of a change of control (as defined in the indenture), URNA must make an offer to purchase all of the then outstanding 10.875% Notes tendered at a purchase price in cash equal to 101.00% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon. The indenture also contains customary default provisions, including a cross-default provision with respect to any outstanding debt of URNA or certain of its subsidiaries in excess of $25, if any of the indebtedness described below is outstanding, or $50, if no such indebtedness remains outstanding.

        7 3/4% Senior Subordinated Notes.    In November 2003, URNA issued $525 aggregate principal amount of 7 3/4% Senior Subordinated Notes (the "7 3/4% Notes"), which are due November 15, 2013. The net proceeds from the sale of the 7 3/4% Notes were approximately $523, after deducting the initial purchasers' discounts, commissions and offering expenses. The 7 3/4% Notes are unsecured and are guaranteed by Holdings and, subject to limited exceptions, URNA's domestic subsidiaries. The 7 3/4% Notes may be redeemed on or after November 15, 2008, at specified redemption prices that range from 103.875% in 2008 to 100.00% in 2011 and thereafter. The indenture governing the 7 3/4% Notes contains certain restrictive covenants, including, among others, limitations on (1) additional indebtedness (including subordinated indebtedness), (2) restricted payments, (3) liens, (4) dividends and other payments, (5) preferred stock of certain subsidiaries, (6) transactions with affiliates, (7) the disposition of proceeds of asset sales and (8) Holdings' or URNA's ability to consolidate, merge or sell all or substantially all of their assets, as well as a requirement to timely file periodic reports with the SEC. The indenture also requires that, in the event of a change of control (as defined in the indenture), URNA must make an offer to purchase all of the then outstanding 7 3/4% Notes tendered at a purchase price in cash equal to 101.00% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon. The indenture also contains customary default provisions, including a cross-default provision with respect to any outstanding debt of URNA or certain of its subsidiaries in excess of $15. During the first nine months of 2010, URNA repurchased and retired an aggregate of $16 principal amount of its outstanding 7 3/4% Notes.

        7% Senior Subordinated Notes.    In January 2004, URNA issued $375 aggregate principal amount of 7% Senior Subordinated Notes (the "7% Notes"), which are due February 15, 2014. The net proceeds from the sale of the 7% Notes were approximately $369, after deducting the initial purchasers' discounts, commissions and offering expenses. The 7% Notes are unsecured and are guaranteed by Holdings and, subject to limited exceptions, URNA's domestic subsidiaries. The 7% Notes mature on February 15, 2014 and may be redeemed by URNA on or after February 15, 2009, at specified redemption prices that range from 103.5% in 2009 to 100.0% in 2012 and thereafter. The indenture governing the 7% Notes contains certain restrictive covenants, including, among others, limitations on (1) additional indebtedness (including subordinated indebtedness), (2) restricted payments, (3) liens, (4) dividends and other payments, (5) preferred stock of certain subsidiaries, (6) transactions with affiliates, (7) the disposition of proceeds of asset sales and (8) Holdings' or URNA's ability to consolidate, merge or sell all or substantially all of their assets, as well as a requirement to timely file periodic reports with the SEC. The indenture also requires that, in the event of a change of control (as defined in the indenture), URNA must make an offer to purchase all of the then outstanding 7% Notes tendered at a purchase price in cash equal to 101.00% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon. The indenture also contains customary default provisions, including a cross-default provision with respect to any outstanding debt of URNA or certain of its subsidiaries in excess of $25. During the first nine months of 2010, URNA repurchased and retired an aggregate of $8 principal amount of its outstanding 7% Notes.

        1 7/8% Convertible Senior Subordinated Notes.    In October and December 2003, URNA issued $144 aggregate principal amount of 1 7/8% Convertible Senior Subordinated Notes (the "1 7/8% Convertible Notes"), which are due October 15, 2023. The net proceeds from the sale of the 1 7/8% Convertible Notes were approximately $140, after deducting the initial purchasers' discounts, commissions and offering expenses. The 1 7/8% Convertible Notes are unsecured and are guaranteed by Holdings. Holders of the 1 7/8% Convertible Notes may convert them into shares of common stock of Holdings prior to their maturity, at a current conversion price of approximately $22.25 per share (subject to further adjustment in certain circumstances), if (1) the price of Holdings' common stock reaches a specific threshold, (2) the 1 7/8% Convertible Notes are called for redemption, (3) specified corporate transactions occur or (4) the average trading price of the 1 7/8% Convertible Notes falls below certain thresholds. The 1 7/8% Convertible Notes mature on October 15, 2023 and may be redeemed on or after October 20, 2010, at 100.00% of the principal amount. Holders of the 1 7/8% Convertible Notes may require URNA to repurchase all or a portion of the 1 7/8% Convertible Notes in cash on each of October 15, 2010, October 15, 2013 and October 15, 2018 at 100% of the principal amount of the 1 7/8% Convertible Notes to be repurchased, plus accrued and unpaid interest, if any, thereon. The indenture also requires that, in the event of a fundamental change (as defined in the indenture), URNA must make an offer to purchase all of the then outstanding 1 7/8% Convertible Notes tendered at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon. The indenture also contains customary default provisions, including a cross-default provision with respect to any outstanding debt of Holdings, URNA or certain of its subsidiaries in excess of $15. On October 20, 2010, we redeemed $93 principal amount of our 1 7/8% Convertible Notes following the exercise of the mandatory repurchase option by holders of these notes. The redemption was funded using amounts drawn under our ABL facility.

Loan Covenants and Compliance

        As of December 31, 2009 and September 30, 2010, URNA and its subsidiaries were in compliance with the covenants and other provisions of our ABL facility, the accounts receivable securitization facility and the outstanding senior and senior subordinated notes. Any failure to be in compliance with any material provision or covenant of these agreements could have a material adverse effect on our liquidity and operations.

        The only financial covenants which currently exist relate to the fixed charge coverage ratio and the senior secured leverage ratio under our ABL facility. Both of these covenants were suspended on June 9, 2009 because our availability, as defined in the agreement governing our ABL facility, had exceeded 20% of the maximum revolver amount under our ABL facility. Since the June 9, 2009 suspension date and through September 30, 2010, availability under our ABL facility has exceeded the 10% of the maximum revolver amount under our ABL facility and, as a result, these maintenance covenants remained inapplicable. Subject to certain limited exceptions specified in our ABL facility, these covenants will only apply in the future if availability under our ABL facility falls below 10% of the maximum revolver amount under our ABL facility.

Maturities

        Maturities of the indebtedness of Holdings, URNA and the guarantor and non-guarantor subsidiaries for each of the next five years and thereafter at September 30, 2010 (without giving effect to the offering of the notes) are as follows:

2010	$95
2011	246
2012	3
2013	1,086
2014	254
Thereafter	1,206

Total	$2,890

        On October 20, 2010, we redeemed $93 principal amount of our 1 7/8% Convertible Notes following the exercise of the mandatory repurchase option by holders of these notes. The $93 principal amount of the redeemed 1 7/8% Convertible Notes is reflected as a 2010 maturity in the table above. The outstanding $22 principal amount of 1 7/8% Convertible Notes following the partial redemption matures in 2023. In addition to the debt maturities reflected in the table above, the subordinated convertible debentures included in our consolidated balance sheets, which reflect the obligation of Holdings to a subsidiary trust of Holdings (the "Trust") that has issued 6 1/2% Convertible Quarterly Income Preferred Securities ("QUIPS"), mature in 2028.

Certain Information Concerning Holdings' Debt Securities

        Holdings 4% Convertible Senior Notes.    In November 2009, Holdings issued $173 aggregate principal amount of 4.00% Convertible Senior Notes (the "4% Convertible Notes"), which are due November 15, 2015. The net proceeds from the sale of the 4% Convertible Notes were approximately $167, after deducting underwriters' discounts, commissions and offering expenses, but before the $26 cost of the convertible note hedge transactions described below. Holders of the 4% Convertible Notes may convert them into shares of Holdings' common stock prior to the close of business on the business day immediately preceding May 15, 2015 at an initial conversion price of approximately $11.11 per share of common stock (subject to further adjustment in certain circumstances), if (i) the price of Holdings' common stock reaches a specific threshold, (ii) the trading price of the 4% Convertible Notes falls below certain thresholds or (iii) specified corporate transactions occur. If Holdings undergoes a fundamental change (as defined in the indenture governing the 4% Convertible Notes), holders of the 4% Convertible Notes may require Holdings to repurchase all or any portion of their 4% Convertible Notes for cash at a price equal to 100% of the principal amount of the 4% Convertible Notes to be purchased plus any accrued and unpaid interest, including any additional interest, up to but excluding the fundamental change purchase date. The difference between the September 30, 2010 carrying value of the 4% Convertible Notes and the $173 principal amount relates to a $51 original issue discount recognized in conjunction with the issuance of these notes, which is being amortized through the above maturity date. The original issue discount represented the difference between the $173 of gross proceeds from the 4% Convertible Notes issuance and the fair value of the debt component of the 4% Convertible Notes at issuance. The 4% Convertible Notes provide Holdings with a choice of net cash settlement or settlement in shares.

        In connection with the 4% Convertible Notes offering, Holdings entered into convertible note hedge transactions with option counterparties. The convertible note hedge transactions cover, subject to anti-dilution adjustments, 15.5 million shares of Holdings' common stock. The convertible note hedge transactions are intended to reduce, subject to a limit, the potential dilution with respect to Holdings' common stock upon conversion of the 4% Convertible Notes. The effect of the convertible note hedge transactions is to increase the effective conversion price to approximately $15.56 per share, equal to an approximately 75% premium over the $8.89 closing price of Holdings' common stock on November 10, 2009. However, in the event the market value of our common stock exceeds $15.56 per share, the settlement amount received from such transactions will only partially offset the potential dilution.

Certain Information Concerning Holdings' Subordinated Convertible Debentures

        The subordinated convertible debentures included in our consolidated balance sheets reflect the obligation of Holdings to the Trust that has issued QUIPS. This subsidiary is not consolidated in our financial statements because we are not the primary beneficiary of the trust.

        In August 1998, the Trust issued and sold $300 of QUIPS in a private offering. The Trust used the proceeds from the offering to purchase 6 1/2% subordinated convertible debentures due 2028 of Holdings (the "Debentures"), which resulted in Holdings receiving all of the net proceeds of the offering. The QUIPS are non-voting securities, carry a liquidation value of $50 (fifty dollars) per security and are convertible into Holdings' common stock. The initial convertible rate was 1.146 shares of common stock per preferred security (equivalent to an initial conversion price of $43.63 per share). In July 2008, following the completion of the modified "Dutch auction" tender offer, the conversion price of the QUIPS was adjusted to $41.02 and, accordingly, each $50 (fifty dollars) in liquidation preference is now convertible into 1.219 shares of common stock. As of September 30, 2010, the aggregate amount of Debentures outstanding was $124.

        Holders of the QUIPS are entitled to preferential cumulative cash distributions from the Trust at an annual rate of 6 1/2% of the liquidation value, accruing from the original issue date and payable quarterly in arrears beginning February 1, 1999. The distribution rate and dates correspond to the interest rate and payment dates on the Debentures. Holdings may defer quarterly interest payments on the Debentures for up to twenty consecutive quarters, but not beyond the maturity date of the Debentures. If Holdings' quarterly interest payments on the Debentures are deferred, so are the corresponding cash distribution payments on the QUIPS. During any period in which Holdings is deferring its quarterly interest payments, Holdings will be prohibited from paying dividends on any of its capital stock or making principal, interest or other payments on debt securities that rank pari passu with or junior to the Debentures.

        Holdings has executed a guarantee with regard to payment of the QUIPS to the extent that the Trust has insufficient funds to make the required payments.

        The Debentures mature on August 1, 2028 and may be redeemed by Holdings prior thereto at par. The indenture governing the Debentures contains standard default provisions and debtor covenants.

DESCRIPTION OF THE NOTES

        We will issue the notes under an indenture (the "Indenture") to be dated as of October 26, 2010, among us, each of the Guarantors and The Bank of New York Mellon, as trustee (the "Trustee"). The terms of the notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). This description supplements, and should be read together with, the description of the general terms and provisions of the senior subordinated debt securities set forth in the accompanying prospectus under "Description of Debt Securities." This description of notes, however, supersedes information set forth in the accompanying prospectus under "Description of Debt Securities" to the extent inconsistent, and the notes will not be subject to certain provisions described in the accompanying prospectus, as specified below.

        You may request a copy of the Indenture from us as described under "Where You Can Find More Information" on page S-ii of this prospectus supplement and in the accompanying prospectus.

        The following description is a summary of the material provisions of the notes and the Indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all of the provisions of the notes and the Indenture, including the definitions of certain terms used in the Indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

        Certain terms used in this description are defined under the subheading "—Certain Definitions." In this description, the words "Company," "we" and "our" refer only to United Rentals (North America), Inc. and not to any of its subsidiaries.

Brief Description of the Notes

        The notes:

  •
  will be unsecured senior subordinated obligations of the Company;

  •
  will rank junior in right of payment to all our existing and future Senior Indebtedness;

  •
  will rank senior to any existing and future indebtedness of the Company expressly subordinated to the notes;

  •
  will rank equally with all existing and future Senior Subordinated Indebtedness; and

  •
  are guaranteed on a senior subordinated basis by Holdings and each Subsidiary Guarantor.

Maturity, Interest and Principal

        The Company will issue the notes initially in an aggregate principal amount of $750 million. The notes will mature on September 15, 2020. Subject to our compliance with the covenant described under the subheading "—Certain Covenants—Limitation on Indebtedness," we are permitted to issue more notes under the Indenture (the "Additional Notes"). The notes offered hereby and the Additional Notes, if any, will rank equally and be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Interest on the notes will accrue at the rate of 8.375% per annum and will be payable semiannually in arrears on each March 15 and September 15 to the holders of record of notes at the close of business on the March 1 and September 1, respectively, immediately preceding such interest payment date. The first interest payment with respect to the notes will be March 15, 2011. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from October 26, 2010. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

        The notes will be issued only in registered form without coupons, in denominations of $1,000 and integral multiples thereof. Principal of, premium, if any, and interest on the notes will be payable, and the notes will be transferable, at the principal corporate trust office or agency of the Trustee in The City of New York maintained for such purposes. In addition, interest may be paid at the option of the Company by check mailed to the person entitled thereto as shown on the security register. No service charge will be made for any transfer, exchange or redemption of notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

        Initial settlement for the notes will be made in same-day funds. The notes are expected to trade in the Same-Day Funds Settlement System of The Depository Trust Company ("DTC") until maturity, and secondary market trading activity for the notes will therefore settle in same-day funds.

Optional Redemption

        Except as set forth below, we will not be entitled to redeem the notes at our option prior to September 15, 2015.

        The notes will be redeemable at our option, in whole or in part, at any time on or after September 15, 2015 at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning September 15 of the years indicated below:

Year	Redemption Price
2015	104.188%
2016	102.792%
2017	101.396%
2018 and thereafter	100.000%

        In addition, at any time, or from time to time, on or prior to September 15, 2013, we may, at our option, use the net cash proceeds of one or more Public Equity Offerings (as defined below) to redeem up to an aggregate of 35% of the principal amount of the notes (which includes Additional Notes, if any), at a redemption price equal to 108.375% of the principal amount of the notes, plus accrued and unpaid interest, if any, thereon to the redemption date; provided, however, that at least 65% of the aggregate principal amount of notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of such redemption. In order to effect the foregoing redemption with the proceeds of any Public Equity Offering, we shall send a redemption notice to the Trustee not later than 90 days after the consummation of any such Public Equity Offering.

        As used in the preceding paragraph, "Public Equity Offering" means an underwritten public offering of Common Stock, other than an offering to a Subsidiary of Holdings, pursuant to a registration statement filed with the SEC in accordance with the Securities Act, the net cash proceeds of which are contributed to the Company as common equity capital.

        Prior to September 15, 2015, we will be entitled at our option to redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date).

        "Applicable Premium" means with respect to a note at any redemption date, the greater of (i) 1.00% of the principal amount of such note and (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of such note on September 15, 2015 (such redemption price being described in the second paragraph in this "—Optional Redemption" section exclusive of any accrued interest) plus (2) all required remaining scheduled interest payments due on such note through September 15, 2015 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such note on such redemption date.

        "Adjusted Treasury Rate" means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after September 15, 2015, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third business day immediately preceding the redemption date, plus 0.50%.

        "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes from the redemption date to September 15, 2015, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to September 15, 2015.

        "Comparable Treasury Price" means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is given to the Trustee, Reference Treasury Dealer Quotations for such redemption date.

        "Quotation Agent" means the Reference Treasury Dealer selected by the Company.

        "Reference Treasury Dealer" means three nationally recognized investment banking firms selected by the Company that are primary U.S. Government securities dealers.

        "Reference Treasury Dealer Quotations" means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day immediately preceding such redemption date.

Selection and Notice of Redemption

        In the event that less than all of the notes are to be redeemed at any time, selection of such notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not then listed on a national securities exchange, on a pro rata basis, to the extent practicable (subject to the rules of DTC); provided, however, that notes shall only be redeemable in principal amounts of $1,000 or an integral multiple of $1,000. Notice of redemption shall be mailed by first-class mail to each holder of notes to be redeemed at its registered address, at least 30 but not more than 60 days before the redemption date, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance or a satisfaction and discharge of the notes. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon surrender for cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption, unless we default in the payment of the redemption price.

Sinking Fund

        The notes will not be entitled to the benefit of any mandatory sinking fund.

Ranking

  Senior Indebtedness versus Notes

        The payment of the principal of, premium, if any, and interest on the notes and the payment of any guarantee of the notes by a Guarantor will be subordinate in right of payment to the prior payment in full of all Senior Indebtedness of the Company or the relevant Guarantors, as the case may be, including the obligations of the Company and such Guarantor under the Credit Agreement, the 9.25% Notes Indenture and the 10.875% Notes Indenture and, in the case of Holdings, the 4% Notes Indenture.

        As of September 30, 2010, on a pro forma basis reflecting the redemption of $93 million principal amount of the 1 7/8% Convertible Notes on October 20, 2010 and as adjusted for this offering and the assumed application of the estimated net proceeds therefrom, as described under "Use of Proceeds" and "Capitalization", the notes would have ranked (1) junior in right of payment to approximately $1.7 billion of senior indebtedness consisting of (a) approximately $1.0 billion principal amount of the Company's unsecured senior obligations, comprised of (i) $500 million principal amount of the 9.25% Notes and (ii) $500 million principal amount of the 10.875% Notes, and (b) approximately $712 million of the Company's secured obligations, comprised of (i) $578 million of outstanding borrowings of the Company under the ABL facility and (ii) the Company's guarantee obligations in respect of $134 million of the outstanding borrowings of one of its guarantor subsidiaries under the ABL facility; (2) effectively junior to (a) $16 million of the Company's capital lease obligations and (b) the Company's guarantee obligations in respect of $8 million of capital lease obligations of its guarantor subsidiaries; (3) effectively junior to approximately $240 million of indebtedness of the Company's special purpose vehicle in connection with the accounts receivable securitization facility; and (4) equally with approximately $22 million principal amount of the 1 7/8% Convertible Notes.

        As of September 30, 2010, on a pro forma basis reflecting the redemption of $93 million principal amount of the 1 7/8% Convertible Notes on October 20, 2010 and as adjusted for this offering and the assumed application of the estimated net proceeds therefrom, as described under "Use of Proceeds" and "Capitalization", the guarantees would have ranked (1) junior in right of payment to approximately $1.9 billion of senior indebtedness consisting of (a) approximately $1.2 billion principal amount of the Guarantors' senior obligations, comprised of (i) in the case of Holdings, $173 million principal amount of the 4% Notes and (ii) the Guarantors' guarantee obligations in respect of $500 million principal amount of the 9.25% Notes and $500 million principal amount of the 10.875% Notes, and (b) approximately $712 million of the Guarantors' secured obligations, comprised of (i) $134 million of outstanding borrowings of one of the Subsidiary Guarantors under the ABL facility and (ii) the Guarantors' guarantee obligations in respect of $578 million of the Company's outstanding borrowings under the ABL facility; (2) effectively junior to $8 million of capital lease obligations of the Guarantors; (3) effectively junior to approximately $240 million of indebtedness of the Company's special purpose vehicle in connection with the accounts receivable securitization facility and (4) equally with the Guarantors' guarantee obligations in respect of approximately $22 million principal amount of the 1 7/8% Convertible Notes. With the exception of $173 million of senior indebtedness of Holdings, all of the senior obligations of the Guarantors would also be senior obligations of the Company;

        Although the Indenture contains limitations on the amount of additional Indebtedness that the Company and the Subsidiary Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "—Certain Covenants—Limitation on Indebtedness."

  Senior Subordinated Indebtedness versus Notes

        Only Indebtedness of the Company or a Guarantor that is Senior Indebtedness will rank senior in right of payment to the notes and the guarantee of the notes by the relevant Guarantor for purposes of the provisions of the Indenture. The notes and each guarantee of the notes by a Guarantor will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company and the Guarantors, respectively.

        We and the Subsidiary Guarantors have agreed in the Indenture that we and they will not Incur any Indebtedness that is subordinate or junior in right of payment to our Senior Indebtedness or the Senior Indebtedness of such Subsidiary Guarantors, unless such Indebtedness is Senior Subordinated Indebtedness of the applicable person or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such person. The Indenture does not treat (i) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (ii) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

        As of September 30, 2010, on a pro forma basis reflecting the redemption of $93 million principal amount of our 1 7/8% Convertible Notes on October 20, 2010 and after adjusting for this offering and the assumed application of the estimated net proceeds therefrom, as described under "Use of Proceeds" and "Capitalization", the Company and the Guarantors would have had approximately $22 million of Senior Subordinated Indebtedness other than the notes, consisting of the 1 7/8% Convertible Notes.

  Liabilities of Subsidiaries versus Notes

        A substantial portion of our operations are conducted through our subsidiaries. Some of our subsidiaries are not guaranteeing the notes, and, as described under "—Guarantees", the guarantee of the notes by a Subsidiary Guarantor may be released under certain circumstances. In addition, certain of our future Subsidiaries may not be required to guarantee the notes. Claims of creditors of such subsidiaries that are not Subsidiary Guarantors, including trade creditors and creditors holding indebtedness or guarantees issued by such subsidiaries, and claims of preferred stockholders of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the notes, even if such claims do not constitute Senior Indebtedness. Accordingly, the notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of our subsidiaries that are not Subsidiary Guarantors.

        The non-Guarantor Subsidiaries accounted for approximately $77 million, or 15%, and $245 million, or 15%, of our adjusted EBITDA and total revenues, respectively, for the nine months ended September 30, 2010. The non-Guarantor Subsidiaries accounted for approximately $781 million, or 21%, and $317 million, or 8%, of our total assets and total liabilities, respectively, at September 30, 2010. Although the Indenture will limit the incurrence of Indebtedness and preferred stock of certain of our subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture will not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See "—Certain Covenants—Limitation on Indebtedness."

  Subordination

        The Indebtedness evidenced by the notes is subordinated in right of payment to the prior payment in full in cash of all Senior Indebtedness. The notes are Senior Subordinated Indebtedness of the Company ranking senior to all existing and future Subordinated Indebtedness of the Company.

        The Indenture provides that in the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to the Company or its assets, or any liquidation, dissolution or other winding-up of the Company, whether voluntary or involuntary, or any assignment for the benefit of creditors or other marshalling of assets or liabilities of the Company, all Senior Indebtedness (including, in the case of Designated Senior

Indebtedness, any interest accruing subsequent to the filing of a petition for bankruptcy, regardless of whether such interest is an allowed claim in the bankruptcy proceeding) must be paid in full in cash before any payment (other than payments of certain permitted equity or subordinated securities) is made on account of the principal of, premium, if any, or interest on the notes.

        During the continuance of any default in the payment of principal, premium, if any, or interest on any Senior Indebtedness, when the same becomes due, and after receipt by the Trustee and the Company from representatives of holders of such Senior Indebtedness of written notice of such default, no direct or indirect payment (other than payments from trusts previously created pursuant to the provisions described under "—Defeasance or Covenant Defeasance of Indenture") by or on behalf of the Company of any kind or character (excluding certain permitted equity or subordinated securities) may be made on account of the principal of, premium, if any, or interest on, or the purchase, redemption or other acquisition of, the notes unless and until such default has been cured or waived or has ceased to exist or such Senior Indebtedness shall have been discharged or paid in full in cash, after which the Company shall resume making any and all required payments in respect of the notes, including any missed payments.

        In addition, during the continuance of any other default with respect to any Designated Senior Indebtedness that permits, or would permit with the passage of time or the giving of notice or both, the maturity thereof to be accelerated (a "Nonpayment Default") and upon the earlier to occur of (a) receipt by the Trustee and the Company from the representatives of holders of such Designated Senior Indebtedness of a written notice of such Nonpayment Default or (b) if such Nonpayment Default results from the acceleration of the maturity of the notes, the date of such acceleration, no payment (other than payments from trusts previously created pursuant to the provisions described under "—Defeasance or Covenant Defeasance of Indenture") of any kind or character (excluding certain permitted equity or subordinated securities) may be made by the Company on account of the principal of, premium, if any, or interest on, or the purchase, redemption, or other acquisition of, the notes for the period specified below (the "Payment Blockage Period").

        The Payment Blockage Period shall commence upon the receipt of notice of a Nonpayment Default by the Trustee and the Company from the representatives of holders of Designated Senior Indebtedness or the date of the acceleration referred to in clause (b) of the preceding paragraph, as the case may be, and shall end on the earliest to occur of the following events: (i) 179 days have elapsed since the receipt of such notice or the date of the acceleration referred to in clause (b) of the preceding paragraph (provided the maturity of such Designated Senior Indebtedness shall not theretofore have been accelerated), (ii) such default is cured or waived or ceases to exist or such Designated Senior Indebtedness is discharged or paid in full in cash, or (iii) such Payment Blockage Period shall have been terminated by written notice to the Company or the Trustee from the representatives of holders of Designated Senior Indebtedness initiating such Payment Blockage Period, after which the Company shall promptly resume making any and all required payments in respect of the notes, including any missed payments. Only one Payment Blockage Period with respect to the notes may be commenced within any 360 consecutive day period. No Nonpayment Default with respect to Designated Senior Indebtedness that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be, made the basis for the commencement of a second Payment Blockage Period, whether or not within a period of 360 consecutive days, unless such default has been cured or waived for a period of not less than 90 consecutive days. In no event will a Payment Blockage Period extend beyond 179 days from the date of the receipt by the Trustee of the notice or the date of the acceleration initiating such Payment Blockage Period and there must be a 180 consecutive day period in any 360-day period during which no Payment Blockage Period is in effect.

        If the Company fails to make any payment on the notes when due on account of the payment blockage provisions referred to above, such failure would constitute an Event of Default under the Indenture and would enable the holders of the notes to accelerate the maturity thereof. See "—Events of Default."

        By reason of such subordination, in the event of liquidation or insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the notes, and funds which would be otherwise payable to the holders of the notes will be paid to the holders of Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full, and the Company may be unable to meet its obligations fully with respect to the notes.

        The Indenture limits, but does not prohibit, the incurrence by the Company of additional Indebtedness which is senior to the notes and prohibits the incurrence by the Company of Indebtedness which is subordinated in right of payment to any other Indebtedness of the Company and senior in right of payment to the notes.

Guarantees

        Holdings and the Subsidiary Guarantors will fully and unconditionally guarantee, on a senior subordinated basis, jointly and severally, to each holder and the Trustee, the full and prompt performance of the Company's obligations under the Indenture and the notes, including the payment of principal of and interest on the notes. The guarantee of the notes by Holdings and each Subsidiary Guarantor is subordinated to Senior Indebtedness of Holdings or such Subsidiary Guarantor, as applicable, on the same basis as the notes are subordinated to Senior Indebtedness of the Company. Subject to limited exceptions, the Subsidiary Guarantors are the current and future United States subsidiaries of the Company.

        The obligations of each Subsidiary Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Subsidiary Guarantor under the guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. See "Risk Factors—A guarantee could be voided if the guarantor fraudulently transferred the guarantee at the time it incurred the indebtedness, which could result in the noteholders being able to rely only on URNA to satisfy claims."

        Each Subsidiary Guarantor that makes a payment under its guarantee will be entitled to a contribution from each other Guarantor in an amount equal to such other Guarantor's pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP (for purposes hereof, Holdings' net assets shall be those of all its consolidated Subsidiaries other than the Subsidiary Guarantors), provided, however, that during a Default, such right of contribution shall be suspended until the payment in full of all guaranteed obligations under the Indenture.

        The guarantee of a Subsidiary Guarantor will be released:

  (1)
  upon the sale or other disposition (including by way of consolidation or merger) of such Subsidiary Guarantor other than to the Company or a Restricted Subsidiary and as permitted by the Indenture;

  (2)
  upon the sale or disposition of all or substantially all the assets of such Subsidiary Guarantor other than to the Company or a Restricted Subsidiary and as permitted by the Indenture;

  (3)
  upon defeasance or covenant defeasance; or

  (4)
  if the Company properly designates any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary.

Change of Control

        Upon the occurrence of a Change of Control, we shall be obligated to make an offer to purchase (a "Change of Control Offer"), on a business day (the "Change of Control Purchase Date") not more than 60 nor less than 30 days following the occurrence of the Change of Control, all of the then outstanding notes tendered at a purchase price in cash (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, thereon to the Change of Control Purchase Date. We shall be required to purchase all notes tendered pursuant to the Change of Control Offer and not withdrawn. The Change of Control Offer is required to remain open for at least 20 business days.

        In order to effect such Change of Control Offer, we shall, not later than the 30th day after the Change of Control, mail to each holder of notes notice of the Change of Control Offer, which notice shall govern the terms of the Change of Control Offer and shall state, among other things, the procedures that holders of notes must follow to accept the Change of Control Offer.

        If a Change of Control Offer is made, there can be no assurance that we will have available funds sufficient to pay the Change of Control Purchase Price for all of the notes that might be delivered by holders of notes seeking to accept the Change of Control Offer. In addition, as at the date hereof certain of our debt instruments prohibit us from making such an offer in respect of our subordinated obligations and therefore there can be no assurance that our debt instruments will permit such offer to be made. The Credit Agreement prohibits us from purchasing, or imposes restrictions on our ability to purchase, notes pursuant to a Change of Control Offer and, in order to make such offer, at a time when we are prohibited from purchasing notes, we would be required to repay all principal (including letter of credit disbursements), interest and fees and provide for the expiration or termination of all letters of credit and commitments under, or refinance, the Credit Agreement or seek a waiver from the lenders thereunder to allow us to make the Change of Control Offer. The occurrence of a Change of Control is also an event of default under the Credit Agreement and would entitle the lenders to accelerate all amounts owing thereunder. Failure to make a Change of Control Offer, even if prohibited by our debt instruments, also would constitute a default under the Indenture. Pursuant to the indentures governing the 1 7/8% Convertible Notes, the 9.25% Notes and the 10.875% Notes, we are also required to make an offer to repurchase such notes upon a Change of Control, and our failure to make such an offer is an event of default under those indentures. See "Risk Factors—If we experience a change of control, we will be required to make an offer to repurchase the notes. However, we may be unable to do so due to lack of funds or covenant restrictions." We shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

        The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of our company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between us and the underwriters. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. The Indenture will contain restrictions on our ability to incur additional Indebtedness, as described under "—Certain Covenants—Limitation on Indebtedness" and "—Limitation on Liens." Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

        In addition, holders may not be entitled to require us to purchase their notes in certain circumstances involving a significant change in the composition of the Board of Directors of Holdings or the Company, including in connection with a proxy contest where such Board of Directors does not endorse a dissident slate of directors but approves them as directors.

        The use of the term "all or substantially all" in provisions of the Indenture such as clause (b) of the definition of "Change of Control" and under "—Consolidation, Merger, Sale of Assets, etc." has no clearly established meaning under New York law (which governs the Indenture) and has been the subject of limited judicial interpretation in only a few jurisdictions. Accordingly, there may be a degree of uncertainty in ascertaining whether any particular transaction would involve a disposition of "all or substantially all" of the assets of a person, which uncertainty should be considered by prospective purchasers of notes.

        The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent such laws or regulations are applicable, in the event that a Change of Control occurs and the Company is required to purchase notes as described above.

        Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase the notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us.

        The provisions under the Indenture relative to the Company's obligation to make a Change of Control Offer may, prior to the occurrence of a Change of Control, be waived or modified with the consent of the holders of at least a majority in principal amount of the then outstanding notes issued under the Indenture. Following the occurrence of a Change of Control, any change, amendment or modification in any material respect of the obligation of the Company to make and consummate a Change of Control Offer may only be effected with the consent of each holder affected thereby.

Certain Covenants

        The Indenture will contain the following covenants, among others:

        Limitation on Indebtedness.    (1) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or in any manner become directly or indirectly liable, contingently or otherwise (in each case, to "incur"), for the payment of any Indebtedness (including any Acquired Indebtedness); provided, however, that (i) the Company and any Subsidiary Guarantor will be permitted to incur Indebtedness (including Acquired Indebtedness), and (ii) a Restricted Subsidiary will be permitted to incur Acquired Indebtedness, if in each case the Consolidated Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries is at least 2:1.

        (2)   Notwithstanding the foregoing paragraph (1), the Company and the Restricted Subsidiaries will be entitled to incur any or all of the following Indebtedness:

          (a)   Indebtedness of the Company and the Guarantors related to the notes and the guarantees of those notes (other than any Additional Notes);

          (b)   Indebtedness incurred by the Company and Restricted Subsidiaries pursuant to a Credit Facility; provided, however, that, immediately after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (b) and then outstanding does not exceed the greater of (A) $1.85 billion and (B) 85% of Consolidated Net Tangible Assets, less, in either case, any amounts permanently repaid or commitments permanently reduced in accordance with the covenant described under "—Disposition of Proceeds of Asset Sales";

          (c)   Indebtedness of the Company or any Restricted Subsidiary outstanding on the Issue Date, including the 1 7/8% Convertible Notes, the 7% Notes, the 7 3/4% Notes, the 9.25% Notes and the 10.875% Notes;

          (d)   Indebtedness of the Company or any Restricted Subsidiary incurred in respect of (A) performance bonds, completion guarantees, surety bonds, bankers' acceptances, letters of credit or other similar bonds, instruments or obligations in the ordinary course of business, including Indebtedness evidenced by letters of credit issued in the ordinary course of business to support the insurance or self-insurance obligations of the Company or any of its Restricted Subsidiaries (including to secure workers' compensation and other similar insurance coverages), but excluding letters of credit issued in respect of or to secure money borrowed, (B) obligations under Currency Agreements and Fuel Hedging Agreements entered into for bona fide hedging purposes of the Company in the ordinary course of business, (C) financing of insurance premiums in the ordinary course of business or (D) netting, overdraft protection and other arrangements arising under standard business terms of any bank at which the Company or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement;

          (e)   Indebtedness consisting of accommodation guarantees for the benefit of trade creditors of the Company or any Restricted Subsidiary;

          (f)    (i) Interest Rate Protection Obligations of the Company covering Indebtedness of the Company; and (ii) Interest Rate Protection Obligations of any Restricted Subsidiary covering Permitted Indebtedness of such Restricted Subsidiary; provided, however, that, in the case of either clause (i) or (ii):

            (x)   any Indebtedness to which any such Interest Rate Protection Obligations correspond is otherwise permitted to be incurred under this covenant; and

            (y)   the notional principal amount of any such Interest Rate Protection Obligations shall not exceed the principal amount of the Indebtedness to which such Interest Rate Protection Obligations relate;

          (g)   Indebtedness of a Restricted Subsidiary owed to and held by the Company or another Restricted Subsidiary, except that:

            (i)    any transfer of such Indebtedness by the Company or a Restricted Subsidiary (other than to the Company or another Restricted Subsidiary); and

            (ii)   the sale, transfer or other disposition by the Company or any Restricted Subsidiary of the Company of Capital Stock of a Restricted Subsidiary (other than to the Company or a Restricted Subsidiary) which is owed Indebtedness of another Restricted Subsidiary shall, in each case, be an incurrence of Indebtedness by such Restricted Subsidiary subject to the other provisions of the Indenture;

          (h)   Indebtedness of the Company owed to and held by a Restricted Subsidiary which is unsecured and subordinated in right of payment to the payment and performance of the obligations of the Company under the Indenture and the notes, except that:

            (i)    any transfer of such Indebtedness by the Company or a Restricted Subsidiary (other than to another Restricted Subsidiary); and

            (ii)   the sale, transfer or other disposition by the Company or any Restricted Subsidiary of the Company (other than to the Company or a Restricted Subsidiary) of Capital Stock of a Restricted Subsidiary which is owed Indebtedness of the Company shall, in each case, be an incurrence of Indebtedness by the Company, subject to the other provisions of the Indenture;

          (i)    (i) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence; and

            (ii)   customer deposits and advance payments received in the ordinary course of business from customers for goods or services purchased or rented in the ordinary course of business;

          (j)    Indebtedness of the Company or any Restricted Subsidiary under equipment purchase or lines of credit or for Capitalized Lease Obligations or Purchase Money Obligations that, when added to all other Indebtedness incurred pursuant to this clause (j) and then outstanding, shall not exceed the greater of $200 million and 7.5% of Consolidated Net Tangible Assets in aggregate principal amount outstanding at any time;

          (k)   (i) Indebtedness of the Company the proceeds of which are used solely to refinance (whether by amendment, renewal, extension or refunding) Indebtedness of the Company or any of its Restricted Subsidiaries incurred pursuant to paragraph (1) of this covenant or pursuant to clause (a), (c) or (k) of this paragraph (2); and

            (ii)   Indebtedness of any Restricted Subsidiary the proceeds of which are used solely to refinance (whether by amendment, renewal, extension or refunding) Indebtedness of such Restricted Subsidiary incurred pursuant to paragraph (1) of this covenant or pursuant to clause (a), (c) or (k) of this paragraph (2); provided, however, that:

              (x)   the principal amount of Indebtedness incurred pursuant to this clause (k) (or, if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the original issue price of such Indebtedness) shall not exceed the sum of the principal amount of Indebtedness so refinanced, plus the amount of any accrued and unpaid interest and any premium required to be paid in connection with such refinancing pursuant to the terms of such Indebtedness or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated purchase, plus the amount of expenses in connection therewith; and

              (y)   in the case of Indebtedness incurred by the Company pursuant to this clause (k) to refinance Subordinated Indebtedness, such Indebtedness;

                (A)  has no scheduled principal payment prior to the 91st day after the Maturity Date;

                (B)  has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the notes; and

                (C)  is subordinated to the notes in the same manner and to the same extent that the Subordinated Indebtedness being refinanced is subordinated to the notes;

          (l)    Indebtedness of a Foreign Subsidiary incurred to finance the working capital of such Foreign Subsidiary;

          (m)  Indebtedness arising from agreements of the Company or any Restricted Subsidiary providing for guarantees, indemnification, obligations in respect of earnouts or other purchase price adjustments or holdback of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets, person or a Subsidiary, other than guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

          (n)   Indebtedness arising from the making of Standard Securitization Undertakings by the Company or any Restricted Subsidiary;

          (o)   guarantees by the Company or a Restricted Subsidiary of Indebtedness that was permitted to be incurred by the Company or any Restricted Subsidiary under the Indenture; and

          (p)   Indebtedness of the Company or any Restricted Subsidiary, in addition to that described in clauses (a) through (o) of this definition, in an aggregate principal amount outstanding at any time that, when added to all other Indebtedness incurred pursuant to this clause (p) and then outstanding, shall not exceed the greater of $200 million and 7.5% of Consolidated Net Tangible Assets.

        For the purposes of determining compliance with, and the outstanding principal amount of Indebtedness incurred pursuant to and in compliance with, this covenant, (i) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the first and second paragraphs of this covenant, the Company, in its sole discretion, will classify, and may from time to time reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the clauses of the second paragraph or the first paragraph of this covenant; provided that Indebtedness incurred under the Credit Agreement prior to or on the Issue Date shall be treated as incurred pursuant to clause (b) of paragraph (2) above and (ii) any other obligation of the obligor on such indebtedness (or of any other person who could have incurred such indebtedness under this covenant) arising under any guarantee, Lien or letter of credit, bankers' acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such guarantee, Lien or letter of credit, bankers' acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness.

        Limitation on Restricted Payments.    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

          (a)   declare or pay any dividend or make any other distribution or payment on or in respect of Capital Stock of the Company or any Restricted Subsidiary or make any payment to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company or any Restricted Subsidiary (other than dividends or distributions payable solely in Capital Stock of the Company (other than Redeemable Capital Stock) or in options, warrants or other rights to purchase Capital Stock of the Company (other than Redeemable Capital Stock)) (other than the declaration or payment of dividends or other distributions to the extent declared or paid to the Company or any Restricted Subsidiary);

          (b)   purchase, redeem, defease or otherwise acquire or retire for value any Capital Stock of the Company or any Restricted Subsidiary or any options, warrants, or other rights to purchase any such Capital Stock (other than any such securities owned by the Company or a Restricted Subsidiary);

          (c)   make any principal payment on, or purchase, defease, repurchase, redeem or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment, scheduled sinking fund payment or other Stated Maturity, any Subordinated Indebtedness (other than (A) any such Subordinated Indebtedness owned by the Company or a Restricted Subsidiary or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value (collectively, for purposes of this clause (c), a "purchase") of Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment, final maturity or exercise of a right to put on a set scheduled date (for the avoidance of doubt, not including any put right in connection with a change of control event), in each case due within one year of the date of such purchase; provided that, in the case of any such purchase in anticipation of the exercise of a put right, at the time of such purchase, it is more likely than not, in the good faith judgment of the Board of Directors of the Company, that such put right would be exercised if such put right were exercisable on the date of such purchase); or

          (d)   make any Investment (other than any Permitted Investment) in any person,

(such payments or Investments described in the preceding clauses (a), (b), (c) and (d) are collectively referred to as "Restricted Payments"), unless, after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, shall be the Fair Market Value of the asset(s) proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment):

          (A)  no Default or Event of Default shall have occurred and be continuing (or would result therefrom);

          (B)  immediately after giving effect to such Restricted Payment, the Company would be able to incur $1.00 of additional Indebtedness (pursuant to paragraph (1) of the covenant described under "—Limitation on Indebtedness" above); and

          (C)  the aggregate amount of such Restricted Payment together with all other Restricted Payments (including the Fair Market Value of any non-cash Restricted Payments) declared or made since the Issue Date would not exceed the sum of (without duplication):

            (1)   50% of the Consolidated Net Income of the Company accrued during the period (treated as one accounting period) from the Issue Date to the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the date of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Net Income of the Company for such period shall be a deficit, minus 100% of such deficit);

            (2)   the aggregate net cash proceeds and the Fair Market Value of property or assets received by the Company as capital contributions to the Company after the Issue Date;

            (3)   the aggregate net cash proceeds and the Fair Market Value of property or assets received by the Company from the issuance or sale of Capital Stock (excluding Redeemable Capital Stock of the Company) of the Company to any person (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) after the Issue Date;

            (4)   the aggregate net cash proceeds received by the Company from any person (other than a Subsidiary of the Company) upon the exercise of any options, warrants or rights to purchase shares of Capital Stock (other than Redeemable Capital Stock) of the Company after the Issue Date;

            (5)   the aggregate net cash proceeds and the Fair Market Value of property or assets received after the Issue Date by the Company from any person (other than a Subsidiary of the Company) for debt securities that have been converted or exchanged into or for Capital Stock of the Company or Holdings (other than Redeemable Capital Stock) (to the extent such debt securities were originally sold by the Company for cash) plus the aggregate amount of cash received by the Company (other than from a Subsidiary of the Company) in connection with such conversion or exchange;

            (6)   in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date, an amount equal to the return of capital with respect to such Investment less the cost of the disposition of such Investment;

            (7)   the aggregate amount equal to the net reduction in Investments (other than Permitted Investments) in Unrestricted Subsidiaries resulting from dividends, distributions, interest payments, return of capital, repayments of Investments or other transfers of assets to the Company or any Restricted Subsidiary from any Unrestricted Subsidiary; and

            (8)   so long as the Designation thereof was treated as a Restricted Payment made after the Issue Date, with respect to any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary in accordance with "—Limitation on Designations of Unrestricted Subsidiaries" below, the Fair Market Value of the Company's interest in such Subsidiary.

        For purposes of the preceding clause (C)(4), the value of the aggregate net proceeds received by the Company upon the issuance of Capital Stock upon the exercise of options, warrants or rights will be the net cash proceeds received upon the issuance of such options, warrants or rights plus the incremental amount received by the Company upon the exercise thereof.

        None of the foregoing provisions will prohibit, so long, in the case of payments pursuant to clauses (i), (v), (vi), (vii), (viii), (ix), (xi) and (xv) below, as there is no Default or Event of Default continuing:

          (i)    the payment of any dividend or distribution within 60 days after the date of its declaration, if at the date of declaration such payment would be permitted by the first paragraph of this covenant;

          (ii)   the purchase, redemption, repurchase or other acquisition or retirement of any shares of any class of Capital Stock or Subordinated Indebtedness of the Company in exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale of other shares of Capital Stock of the Company (other than Redeemable Capital Stock of the Company) to any person (other than to a Subsidiary of the Company) or a substantially concurrent cash capital contribution to the Company; provided, however, that such net cash proceeds are excluded from clause (C) of the first paragraph of this covenant;

          (iii)  any redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Indebtedness by exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale of:

            (1)   Capital Stock of the Company (other than Redeemable Capital Stock) to any person (other than to a Subsidiary of the Company); provided, however, that any such net cash proceeds are excluded from clause (C) of the first paragraph of this covenant; or

            (2)   Indebtedness of the Company so long as such Indebtedness is Subordinated Indebtedness which:

              (x)   has no scheduled principal payment prior to the 91st day after the Maturity Date;

              (y)   has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the notes; and

              (z)   is subordinated to the notes in the same manner and to the same extent as the Subordinated Indebtedness so purchased, exchanged, redeemed, acquired or retired; and

          (iv)  Investments constituting Restricted Payments made as a result of the receipt of non-cash consideration from any Asset Sale or other sale of assets or property made pursuant to and in compliance with the Indenture;

          (v)   payments to purchase Capital Stock of the Company or Holdings from officers of the Company or Holdings in an amount, together with all Restricted Payments made pursuant to this clause (v) not to exceed the sum of (1) $15 million plus (2) $5 million multiplied by the number of calendar years that have commenced since the Issue Date;

          (vi)  payments (other than those covered by clause (v)) to purchase Capital Stock of the Company or Holdings from management or employees of the Company or any of its Subsidiaries, or their authorized representatives, upon the death, disability or termination of employment of such employees, in aggregate amounts under this clause not to exceed $1 million in any fiscal year of the Company;

          (vii) payments to Holdings in an amount sufficient to permit it to (I) make scheduled payments of interest on (A) the 4% Notes and (B) any Indebtedness incurred by Holdings to refinance any Indebtedness described in clause (A); provided that such Indebtedness would otherwise satisfy the requirements of clause (x) of paragraph (2)(k) under "—Limitation on Indebtedness," and (II) purchase, repurchase, redeem, defease or otherwise acquire or retire within one year of final maturity the 4% Notes; provided that (a) any payments made pursuant to this clause (II) are made with the proceeds of Indebtedness permitted to be incurred under the Indenture and any such Indebtedness would otherwise satisfy the requirements of clause (x) and subclauses (A) and (B) of clause (y) of paragraph (2)(k) under "—Limitation on Indebtedness;"

          (viii)  upon the occurrence of a Change of Control and within 60 days after the completion of the offer to repurchase the notes pursuant to the covenant described under "—Change of Control" above (including the purchase of the notes tendered), any purchase or redemption of Subordinated Indebtedness or any Capital Stock of Holdings, the Company or any Restricted Subsidiaries required pursuant to the terms thereof as a result of such Change of Control at a purchase or redemption price not to exceed 101% of the outstanding principal amount or liquidation amount thereof, plus accrued and unpaid interest or dividends (if any); provided, however, that at the time of such purchase or redemption no Default shall have occurred and be continuing (or would result therefrom);

          (ix)  upon the occurrence of an Asset Sale and within 60 days after the completion of an Asset Sale Offer to repurchase the Notes pursuant to the covenant described under "—Disposition of Proceeds of Asset Sales" below (including the purchase of the notes tendered), any purchase or redemption of Subordinated Indebtedness or any Capital Stock of Holdings, the Company or any Restricted Subsidiaries required pursuant to the terms thereof as a result of such Asset Sale; provided, however, that at the time of such purchase or redemption no Default shall have occurred and be continuing (or would result therefrom);

          (x)   payments to Holdings in an amount sufficient to enable Holdings to pay:

            (1)   its taxes, legal, accounting, payroll, benefits, incentive compensation, insurance and corporate overhead expenses (including SEC, stock exchange and transfer agency fees and expenses) and expenses of United Rentals Trust I payable by Holdings pursuant to the terms of the trust agreement governing such trust;

            (2)   trade, lease, payroll, benefits, incentive compensation and other obligations in respect of goods to be delivered to, services (including management and consulting services) performed for and properties used by, the Company and the Restricted Subsidiaries;

            (3)   the purchase price for Investments in other persons; provided, however, that promptly following such Investment either:

              (x)   such other person either becomes a Restricted Subsidiary or is merged or consolidated with, or transfers or conveys all or substantially all of its assets to, the Company or a Restricted Subsidiary; or

              (y)   such Investment would otherwise be permitted under the Indenture if made by the Company and such Investment is contributed or transferred by Holdings to the Company or a Restricted Subsidiary; and

            (4)   reasonable and customary incidental expenses as determined in good faith by the Board of Directors of Holdings;

          (xi)  cash payments in lieu of the issuance of fractional shares in connection with the exercise of any warrants, options or other securities convertible into or exchangeable for Capital Stock of Holdings, the Company or any Restricted Subsidiary;

          (xii) the deemed repurchase of Capital Stock on the cashless exercise of stock options;

          (xiii)  the payment of any dividend or distribution by a Restricted Subsidiary to the holders of its Capital Stock on a pro rata basis;

          (xiv) any Investment made in a Special Purpose Vehicle in connection with a Securitization Transaction, which Investment consists of the assets described in the definition of "Equipment Securitization Transaction" or "Receivables Securitization Transaction"; and

          (xv) any Restricted Payment in an amount which, when taken together with all Restricted Payments made after the Issue Date pursuant to this clause (xv), does not exceed $150 million.

Any payments made pursuant to clauses (i) or (xv) of this paragraph shall be taken into account in calculating the amount of Restricted Payments made in accordance with this covenant.

        Limitation on Liens.    The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien (the "Initial Lien") of any kind against or upon any of its property or assets, or any proceeds therefrom, unless the notes are equally and ratably secured (except that Liens securing Subordinated Indebtedness shall be expressly subordinate to Liens securing the notes to the same extent such Subordinated Indebtedness is subordinate to the notes), except for (a) Liens securing Senior Indebtedness, (b) Liens securing the Notes and (c) Permitted Liens. Any Lien created for the benefit of the Holders of the notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

        Disposition of Proceeds of Asset Sales.    The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless:

          (a)   the Company or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets sold or otherwise disposed of; and

          (b)   at least 75% of such consideration consists of cash or Cash Equivalents or Replacement Assets (as defined below); provided, however, that the amount of any liabilities (as shown on the most recent balance sheet of the Company or such Restricted Subsidiary) of the Company or such Restricted Subsidiary that are assumed by the transferee of such assets and any securities, notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are converted within 180 days into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) shall be deemed to be cash for the purposes of this provision; provided further that the 75% limitation referred to in clause (b) will not apply to any Asset Sale in which the cash or Cash Equivalent portion of the consideration received therefrom, determined in accordance with the foregoing provision, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

        To the extent that the Net Cash Proceeds of any Asset Sale are not required to be applied to repay, and permanently reduce the commitments under, Senior Indebtedness of the Company or any Restricted Subsidiary, or are not so applied, the Company or such Restricted Subsidiary, as the case may be, may apply the Net Cash Proceeds from such Asset Sale, within 365 days of such Asset Sale, to an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that are used or useful in the business of the Company and its Restricted Subsidiaries conducted at such time or in businesses reasonably related thereto or in Capital Stock of a person, the principal portion of whose assets consist of such property or assets (collectively, "Replacement Assets"); provided, however, that any such reinvestment in Replacement Assets made pursuant to a definitive binding agreement or commitment approved by the Board of Directors of the Company that is executed or approved within such time will satisfy this requirement, so long as such investment is consummated within 180 days of such 365th day; provided that in the event such binding agreement or commitment is later canceled or terminated for any reason before such Net Cash Proceeds are so applied, the Company or such Restricted Subsidiary may satisfy its obligations as to any Net Cash Proceeds by entering into another binding agreement or commitment within six months of such cancellation or termination of the prior binding agreement or commitment or treating such Net Cash Proceeds as Excess Proceeds; provided, further that the Company or such Restricted Subsidiary may only enter into such an agreement or commitment under the foregoing provision one time with respect to each Asset Sale. Any Net Cash Proceeds from any Asset Sale that are neither used to repay, and permanently reduce the commitments under, Senior Indebtedness nor invested in Replacement Assets pursuant to the preceding sentence constitute "Excess Proceeds" subject to disposition as provided below.

        When the aggregate amount of Excess Proceeds equals or exceeds $35 million, the Company shall make an offer to purchase (an "Asset Sale Offer"), from all holders of the notes, an aggregate principal amount of notes equal to such Excess Proceeds, at a price in cash equal to 100% of the outstanding principal amount thereof plus accrued and unpaid interest, if any, to the purchase date (the "Asset Sale Offer Price"). To the extent that the aggregate principal amount of notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use such deficiency for general corporate purposes. The notes shall be purchased by the Company, at the option of the holder thereof, in whole or in part in integral multiples of $1,000, on a date that is not earlier than 30 days and not later than 60 days from the date the notice is given to holders, or such later date as may be necessary for the Company to comply with the requirements under the Exchange Act. If the aggregate principal amount of notes validly tendered and not withdrawn by holders thereof exceeds the Excess Proceeds, notes to be purchased will be selected on a pro rata basis.

        Notwithstanding the foregoing, if the Company is required to commence an Asset Sale Offer at any time when securities of the Company ranking pari passu in right of payment with the notes are outstanding and the terms of such securities provide that a similar offer must be made with respect to such other securities, then the Asset Sale Offer for the notes shall be made concurrently with such other offers and securities of each issue will be accepted on a pro rata basis in proportion to the aggregate principal amount of securities of each issue which the holders thereof elect to have purchased. Any Asset Sale Offer will be made only to the extent permitted under, and subject to prior compliance with, the terms of agreements governing Senior Indebtedness. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset to zero.

        The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent such laws and regulations are applicable, in the event that an Asset Sale occurs and the Company is required to purchase notes as described above.

        Limitation on Preferred Stock of Restricted Subsidiaries.    The Company will not permit any Restricted Subsidiary to issue any Preferred Stock other than Preferred Stock issued to the Company or a Wholly Owned Restricted Subsidiary. The Company will not sell, transfer or otherwise dispose of Preferred Stock issued by a Restricted Subsidiary or permit a Restricted Subsidiary to sell, transfer or otherwise dispose of Preferred Stock issued by a Restricted Subsidiary, other than to the Company or a Wholly Owned Restricted Subsidiary. Notwithstanding the foregoing, nothing in such covenant will prohibit Preferred Stock (other than Redeemable Capital Stock) issued by a person prior to the time:

          (A)  such person becomes a Restricted Subsidiary;

          (B)  such person merges with or into a Restricted Subsidiary; or

          (C)  a Restricted Subsidiary merges with or into such person;

provided, however, that such Preferred Stock was not issued or incurred by such person in anticipation of a transaction contemplated by subclause (A), (B), or (C) above.

        Limitation on Transactions with Affiliates.    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the sale, transfer, disposition, purchase, exchange or lease of assets, property or services) with, or for the benefit of, any of its Affiliates (other than Restricted Subsidiaries), except:

          (a)   on terms that are not materially less favorable to the Company or such Subsidiary, as the case may be, than those which could have been obtained in a comparable transaction at such time from persons who are not Affiliates of the Company;

          (b)   with respect to a transaction or series of related transactions involving aggregate payments or value equal to or greater than $10 million, the Company shall have delivered an officer's certificate to the Trustee certifying that such transaction or transactions comply with the preceding clause (a); and

          (c)   with respect to a transaction or series of related transactions involving aggregate payments or value equal to or greater than $20 million, such transaction or transactions shall have been approved by a majority of the Disinterested Members of the Board of Directors of the Company; and

          (d)   with respect to a transaction or series of related transactions involving aggregate payments or value equal to or greater than $50 million, the Board of Directors of the Company shall also have received a written opinion from an Independent Qualified Party to the effect that such transaction or series of related transactions is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm's-length transaction with a non-Affiliate.

Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to:

          (i)    transactions with or among the Company and the Restricted Subsidiaries;

          (ii)   transactions in the ordinary course of business, or approved by a majority of the Board of Directors of the Company, between the Company or any Restricted Subsidiary and any Affiliate of the Company that is a joint venture or similar entity, including United Rentals Industrial Services Inc.;

          (iii)  (A) customary directors' fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of the Company or any Restricted Subsidiary entered into in the ordinary course of business and (B) any transaction with an officer or director in the ordinary course of business not involving more than $100,000 in any one case;

          (iv)  any dividends, payments or investments made in compliance with "—Limitation on Restricted Payments" above;

          (v)   loans and advances to officers, directors and employees of the Company or any Restricted Subsidiary for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business;

          (vi)  the incurrence of intercompany Indebtedness which constitutes Indebtedness permitted to be incurred under the covenant described under "—Limitation on Indebtedness;"

          (vii) transactions pursuant to agreements in effect on the Issue Date;

          (viii)  any sale, conveyance or other transfer of assets customarily transferred in a Securitization Transaction to a Special Purpose Vehicle;

          (ix)  transactions with customers, clients, suppliers, joint venture partners, joint ventures, including their members or partners, or purchasers or sellers of goods or services, in each case in the ordinary course of business, including pursuant to joint venture agreements, and otherwise in compliance with the terms of the Indenture which are, in the aggregate (taking into account all the costs and benefits associated with such transactions), materially no less favorable to the Company or the applicable Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or that Restricted Subsidiary with an unrelated person or entity, in the good faith determination of the Company's board of directors or our senior management, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

          (x)   transactions described in or permitted by clauses (vii) and (x) of the last paragraph under the caption "—Limitation on Restricted Payments"; and

          (xi)  any issuance or sale of Capital Stock (other than Redeemable Capital Stock and other than proceeds from the issuance of Capital Stock to Holdings or a Subsidiary of Holdings or to an employee stock ownership plan or to a trust established by Holdings or any of its Subsidiaries for the benefit of their employees) of the Company or capital contribution to the Company.

        Limitation on Dividends and other Payment Restrictions Affecting Restricted Subsidiaries.    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (a)   pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock or any other interest or participation in, or measured by, its profits;

          (b)   pay any Indebtedness owed to the Company or any other Restricted Subsidiary;

          (c)   make loans or advances to the Company or any other Restricted Subsidiary;

          (d)   transfer any of its properties or assets to the Company or any other Restricted Subsidiary; or

          (e)   guarantee any Indebtedness of the Company or any other Restricted Subsidiary,

except for such encumbrances or restrictions existing under or by reason of:

          (i)    applicable law or any applicable rule, regulation or order;

          (ii)   (A) customary non-assignment provisions of any contract or any lease governing a leasehold interest of the Company or any Restricted Subsidiary and (B) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

          (iii)  customary restrictions on transfers of property subject to a Lien permitted under the Indenture;

          (iv)  instruments governing Indebtedness as in effect on the Issue Date, including the Credit Agreement;

          (v)   any agreement or other instrument of a person, or relating to Indebtedness or Capital Stock of a person, which person is acquired by or merged or consolidated with the Company or any Restricted Subsidiary, or which agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets from such person, as in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired;

          (vi)  an agreement entered into for the sale or disposition of Capital Stock or assets of a Restricted Subsidiary or an agreement entered into for the sale of specified assets (in either case, so long as such encumbrance or restriction, by its terms, terminates on the earlier of the termination of such agreement or the consummation of such agreement and so long as such restriction applies only to the Capital Stock or assets to be sold);

          (vii) any agreement in effect on the Issue Date;

          (viii)  the Indenture and the guarantees thereunder;

          (ix)  joint venture agreements and other similar agreements entered into in the ordinary course of business that prohibit actions of the type described in clauses (a), (c), (d) and (e) above;

          (x)   any agreement entered into with respect to a Special Purpose Vehicle in connection with a Securitization Transaction, containing customary restrictions required by the institutional sponsor or arranger of such Securitization Transaction in similar types of documents relating to the purchase of similar assets in connection with the financing thereof;

          (xi)  restrictions relating to Foreign Subsidiaries contained in Indebtedness Incurred pursuant to clause (l) or (p) of paragraph (2) of the covenant described under "—Limitation on Indebtedness";

          (xii) (A) on cash or other deposits or net worth imposed by customers or suppliers under agreements entered into in the ordinary course of business, (B) that arises or is agreed to in the ordinary course of business and does not detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or such Restricted Subsidiary or adversely effect the ability of the Company to make interest and principal payments with respect to the notes or (C) pursuant to Interest Rate Protection Agreements;

        (xiii)  Purchase Money Obligations with respect to property or assets acquired in the ordinary course of business that impose encumbrances or restrictions on the property or assets so acquired;

        (xiv)  an agreement or instrument relating to any Indebtedness permitted to be incurred subsequent to the Issue Date pursuant to the covenant described under "—Limitation on Indebtedness" (A) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the holders of the notes than the encumbrances and restrictions contained in instruments governing Indebtedness as in effect on the Issue Date (as determined in good faith by the Company), or (B) if such encumbrance or restriction is not materially more disadvantageous to the holders of the notes than is customary in comparable financings (as determined in good faith by the Company) and either (x) the Company determines in good faith that such encumbrance or restriction will not materially affect the Company's ability to make principal or interest payments on the notes or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness; and

         (xv)  any agreement that amends, extends, refinances, renews or replaces any agreement described in the foregoing clauses; provided, however, that the terms and conditions of any such agreement are not materially less favorable, taken as a whole, to the holders of the notes with respect to such dividend and payment restrictions than those under or pursuant to the agreement amended, extended, refinanced, renewed or replaced.

        Limitation on Designations of Unrestricted Subsidiaries.    The Company may designate any Restricted Subsidiary as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

            (i)  no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

           (ii)  the Company would be permitted to make an Investment (other than a Permitted Investment, except a Permitted Investment covered by clause (xii) of the definition thereof) at the time of Designation (assuming the effectiveness of such Designation) pursuant to the first paragraph of "—Limitation on Restricted Payments" above in an amount (the "Designation Amount") equal to the Fair Market Value of the Company's interest in such Subsidiary on such date calculated in accordance with GAAP; and

          (iii)  the Company would be permitted under the Indenture to incur $1.00 of additional Indebtedness pursuant to paragraph (1) of the covenant described under "—Limitation on Indebtedness" at the time of such Designation (assuming the effectiveness of such Designation).

        In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant "—Limitation on Restricted Payments" for all purposes of the Indenture in the Designation Amount.

        All Subsidiaries of Unrestricted Subsidiaries shall automatically be deemed to be Unrestricted Subsidiaries.

        The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") if:

            (i)  no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

           (ii)  all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture.

        All Designations and Revocations must be evidenced by Board Resolutions of the Company delivered to the Trustee certifying compliance with the foregoing provisions.

        Additional Subsidiary Guarantees.    The Company will cause each United States Restricted Subsidiary that guarantees any Indebtedness of the Company or any other Restricted Subsidiary to at the same time execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Restricted Subsidiary will guarantee payment of the notes on the same terms and conditions as those set forth in the Indenture. This covenant shall not apply to any of the Company's Subsidiaries that have been properly designated as an Unrestricted Subsidiary or as a Special Purpose Vehicle.

        Reporting Requirements.    For so long as the notes are outstanding, whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company shall file with the SEC (if permitted by SEC practice and applicable law and regulations) the annual reports, quarterly reports and other documents which the Company would have been required to file with the SEC pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Company were so subject, such documents to be filed with the SEC on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject. If, notwithstanding the preceding sentence, filing such documents by the Company with the SEC is not permitted by SEC practice or applicable law or regulations, the Company shall transmit (or cause to be transmitted) by mail to all holders of notes, as their names and addresses appear in the note register, copies of such documents within 30 days after the Required Filing Date.

        In addition, for so long as any notes remain outstanding, the Company will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, and, to any beneficial holder of notes, if not obtainable from the SEC, information of the type that would be filed with the SEC pursuant to the foregoing provisions upon the request of any such holder.

Consolidation, Merger, Sale of Assets, etc.

        The Company will not, in any transaction or series of transactions, merge or consolidate with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to, any person or persons, and the Company will not permit any Restricted Subsidiary to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company or the Company and its Restricted Subsidiaries, taken as a whole, to any other person or persons, unless at the time and after giving effect thereto:

          (a)   either:

              (i)  if the transaction or transactions is a merger or consolidation, the Company or such Restricted Subsidiary, as the case may be, shall be the surviving person of such merger or consolidation; or

             (ii)  the person formed by such consolidation or into which the Company, or such Restricted Subsidiary, as the case may be, is merged or to which the properties and assets of the Company or such Restricted Subsidiary, as the case may be, substantially as an entirety, are transferred (any such surviving person or transferee person being the "Surviving Entity") shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume by a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company or such Restricted Subsidiary, as the case may be, under the notes and the Indenture, and in each case, the Indenture shall remain in full force and effect;

          (b)   immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing; and

          (c)   except in the case of any merger of the Company with any wholly owned Subsidiary of the Company or any merger of Subsidiary Guarantors (and, in each case, no other persons), (i) the Company or the Surviving Entity, as the case may be, after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), could incur $1.00 of additional Indebtedness pursuant to paragraph (1) of the covenant described under "—Certain Covenants—Limitation on Indebtedness" (assuming a market rate of interest with respect to such additional Indebtedness) or (ii) the Consolidated Fixed Charge Coverage Ratio of the Company (or, if applicable, the successor company with respect thereto) would equal or exceed the Consolidated Fixed Charge Coverage Ratio of the Company immediately prior to giving effect to such transaction.

        In connection with any consolidation, merger, transfer, lease, assignment or other disposition contemplated hereby, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, transfer, lease, assignment or other disposition and the supplemental indenture in respect thereof comply with the requirements under the Indenture.

        Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company in accordance with the immediately preceding paragraphs, the successor person formed by such consolidation or into which the Company or a Restricted Subsidiary, as the case may be, is merged or the successor person to which such sale, assignment, conveyance, transfer, lease or disposition is made shall succeed to, and be substituted for, and may exercise every right and power of the Company under the notes and the Indenture, as the case may be, with the same effect as if such successor had been named as the Company in the notes and the Indenture, as the case may be, and, except in the case of a lease, the Company or such Restricted Subsidiary shall be released and discharged from its obligations thereunder.

        The Indenture provides that for all purposes of the Indenture and the notes (including the provision of this covenant and the covenants described in "—Certain Covenants—Limitation on Indebtedness," "—Limitation on Restricted Payments" and "—Limitation on Liens"), Subsidiaries of any surviving person shall, upon such transaction or series of related transactions, become Restricted Subsidiaries unless and until designated Unrestricted Subsidiaries pursuant to and in accordance with "—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries" and all Indebtedness, and all Liens on property or assets, of the Company and the Restricted Subsidiaries in existence immediately after such transaction or series of related transactions will be deemed to have been incurred upon such transaction or series of related transactions.

Events of Default

        The following will be "Events of Default" under the Indenture:

            (i)  default in the payment of the principal of or premium, if any, when due and payable, on any of the notes (at Stated Maturity, upon optional redemption, required purchase or otherwise); or

           (ii)  default in the payment of an installment of interest on any of the notes, when due and payable, for 30 days; or

          (iii)  default in the performance, or breach, of any covenant or agreement of the Company or the Guarantors under the Indenture (other than a default in the performance or breach of a covenant or agreement which is specifically dealt with in clauses (i), (ii) or (iv)) and such default or breach shall continue for a period of 30 days after written notice has been given, by certified mail:

            (x)   to the Company by the Trustee; or

            (y)   to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding notes; or

          (iv)  (a) there shall be a default in the performance or breach of the provisions of "—Consolidation, Merger, Sale of Assets, etc.;"

            (b)   the Company shall have failed to make or consummate an Asset Sale Offer in accordance with the provisions of the Indenture described under "—Certain Covenants—Disposition of Proceeds of Asset Sales;" or

            (c)   the Company shall have failed to make or consummate a Change of Control Offer in accordance with the provisions of the Indenture described under "—Change of Control;"

           (v)  default or defaults under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness under which the Company or any Restricted Subsidiary then has outstanding Indebtedness (i) in excess of $25 million, if any 7% Notes or 7 3/4% Notes are outstanding, or (ii) in excess of $50 million, when no 7% Notes or 7 3/4% Notes remain outstanding, in each case, individually or in the aggregate, and either:

            (a)   such Indebtedness is already due and payable in full; or

            (b)   such default or defaults have resulted in the acceleration of the maturity of such Indebtedness; or

          (vi)  one or more judgments, orders or decrees of any court or regulatory or administrative agency of competent jurisdiction for the payment of money (i) in excess of $25 million, if any 7%

  Notes or 7 3/4% Notes are outstanding, or (ii) in excess of $50 million, when no 7% Notes or 7 3/4% Notes remain outstanding, in each case, either individually or in the aggregate shall be entered against the Company or any Restricted Subsidiary of the Company or any of their respective properties and shall not be discharged and there shall have been a period of 60 days after the date on which any period for appeal has expired and during which a stay of enforcement of such judgment, order or decree, shall not be in effect; or

         (vii)  the entry of a decree or order by a court having jurisdiction in the premises:

            (A)  for relief in respect of the Company or any Significant Subsidiary in an involuntary case or proceeding under the Federal Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, reorganization or similar law;

            (B)  adjudging the Company or any Significant Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Significant Subsidiary under the Federal Bankruptcy Code or any other similar federal, state or foreign law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or any Significant Subsidiary or of any substantial part of any of their properties, or ordering the winding-up or liquidation of any of their affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

        (viii)  the institution by the Company or any Significant Subsidiary of a voluntary case or proceeding under the Federal Bankruptcy Code or any other similar federal, state or foreign law or any other case or proceedings to be adjudicated a bankrupt or insolvent, or the consent by the Company or any Significant Subsidiary to the entry of a decree or order for relief in respect of the Company or any Significant Subsidiary in any involuntary case or proceeding under the Federal Bankruptcy Code or any other similar federal, state or foreign law or to the institution of bankruptcy or insolvency proceedings against the Company or any Significant Subsidiary, or the filing by the Company or any Significant Subsidiary of a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Code or any other similar federal, state or foreign law, or the consent by it to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of any of the Company or any Significant Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due or the taking of corporate action by the Company or any Significant Subsidiary in furtherance of any such action; or

          (ix)  any of the guarantees of the notes ceases to be in full force and effect or any of such guarantees is declared to be null and void and unenforceable or any of such guarantees is found to be invalid or any of the Guarantors denies its liability under its guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

        If an Event of Default (other than those covered by clause (vii) or (viii) above with respect to the Company) shall occur and be continuing, the Trustee, by notice to the Company, or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by notice to the Trustee and the Company, may declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all of the outstanding notes due and payable immediately. If an Event of Default specified in clause (vii) or (viii) above with respect to the Company occurs and is continuing, then the principal of, premium, if any, and accrued and unpaid interest, if any, on all the outstanding notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of notes.

        After a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding notes, by written notice to the Company and the Trustee, may rescind such declaration if:

          (a)   the Company has paid or deposited with the Trustee a sum sufficient to pay

              (i)  all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel;

             (ii)  all overdue interest on all notes;

            (iii)  the principal of and premium, if any, on any notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the notes; and

            (iv)  to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the notes which has become due otherwise than by such declaration of acceleration;

          (b)   the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

          (c)   all Events of Default, other than the non-payment of principal of, premium, if any, and interest on the notes that has become due solely by such declaration of acceleration, have been cured or waived.

        The holders of not less than a majority in aggregate principal amount of the outstanding notes may on behalf of the holders of all the notes waive any past defaults under the Indenture, except a default in the payment of the principal of, premium, if any, or interest on any note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each note outstanding.

        No holder of any of the notes has any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request to the Trustee, and offered indemnity satisfactory to the Trustee, to institute such proceeding as Trustee under the notes and the Indenture, the Trustee has failed to institute such proceeding within 45 days after receipt of such notice and the Trustee, within such 45-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding notes. Such limitations do not apply, however, to a suit instituted by a holder of a note for the enforcement of the payment of the principal of, premium, if any, or interest on such note on or after the respective due dates expressed in such note.

        During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, whether or not an Event of Default shall occur and be continuing, the Trustee under the Indenture is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless such holders shall have offered to the Trustee security or indemnity satisfactory to it. Subject to certain provisions concerning the rights of the Trustee, the holders of a majority in aggregate principal amount of the outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee under the Indenture.

        If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each holder of the notes notice of the Default or Event of Default within 90 days after obtaining knowledge thereof. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on any notes, the Trustee may withhold the notice to the holders of such notes if its board of directors, the executive committee or a committee of its directors or trust officers in good faith determines that withholding the notice is in the interest of the noteholders.

        The Company is required to furnish to the Trustee annual statements as to the performance by the Company of its obligations under the Indenture and as to any default in such performance. The Company is also required to notify the Trustee within five days of any event which is, or after notice or lapse of time or both would become, an Event of Default.

No Liability for Certain Persons

        No director, officer, employee or stockholder of Holdings or the Company, nor any director, officer or employee of any Subsidiary Guarantor, as such, will have any liability for any obligations of the Company or any Guarantor under the notes, the guarantees thereof or the Indenture based on or by reason of such obligations or their creation. Each holder by accepting a note waives and releases all such liability. The foregoing waiver and release are an integral part of the consideration for the issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

Defeasance or Covenant Defeasance of the Indenture

        The Company may, at its option and at any time, terminate the obligations of the Company with respect to the outstanding notes ("defeasance") to the extent set forth below. Such defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding notes, except for:

            (i)  the rights of holders of outstanding notes to receive payment in respect of the principal of, premium, if any, and interest on such notes when such payments are due;

           (ii)  the Company's obligations to issue temporary notes, register the transfer or exchange of any notes, replace mutilated, destroyed, lost or stolen notes and maintain an office or agency for payments in respect of the notes;

          (iii)  the rights, powers, trusts, duties and immunities of the Trustee; and

          (iv)  the defeasance provisions of the Indenture.

        In addition, the Company may, at its option and at any time, elect to terminate the obligations of the Company with respect to certain covenants that are set forth in the Indenture, some of which are described under "—Change of Control" and "—Certain Covenants" above, and any subsequent failure to comply with such obligations shall not constitute a Default or an Event of Default with respect to the notes ("covenant defeasance").

        In order to exercise either defeasance or covenant defeasance:

            (i)  the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes to redemption or maturity (except lost, stolen or destroyed notes which have been replaced or paid);

           (ii)  the Company shall have delivered to the Trustee an opinion of counsel to the effect that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws);

          (iii)  no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a default under the Indenture caused by the incurrence of Indebtedness to make such deposit);

          (iv)  such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest with respect to any securities of the Company;

           (v)  such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company is a party or by which it is bound (other than a default under the Indenture caused by the incurrence of Indebtedness to make such deposit);

          (vi)  the Company shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

         (vii)  the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the notes over the other creditors of the Company with the intent of hindering, delaying or defrauding creditors of the Company or others;

        (viii)  no event or condition shall exist that would prevent the Company from making payments of the principal of, premium, if any, and interest on the notes on the date of such deposit or at any time ending on the 91st day after the date of such deposit; and

          (ix)  the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent under the Indenture to either defeasance or covenant defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the Indenture) as to all outstanding notes when:

            (i)  either:

            (a)   all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or repaid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

            (b)   all notes not theretofore delivered to the Trustee for cancellation (except lost, stolen or destroyed notes which have been replaced or paid) have become due and payable or will become due and payable within one year under arrangements acceptable to the Trustee, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit (in the case of notes that have become due and payable) or to the maturity or redemption date, as the case may be together with irrevocable instructions from the

    Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

           (ii)  the Company has paid all other sums payable under the Indenture by the Company; and

          (iii)  the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Amendments and Waivers

        From time to time, the Company, when authorized by a resolution of its Board of Directors, and the Trustee may, without the consent of the holders of any outstanding notes, amend, waive or supplement the Indenture or the notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act, or making any change that does not adversely affect the rights of any holder of notes. Other amendments and modifications of the Indenture or the notes may be made by the Company and the Trustee with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby:

          (i)    reduce the principal amount of, extend the fixed maturity of or alter the redemption provisions of, the notes;

          (ii)   change the currency in which any notes or any premium or the interest thereon is payable;

          (iii)  reduce the percentage in principal amount of outstanding notes that must consent to an amendment, supplement or waiver or consent to take any action under the Indenture or the notes;

          (iv)  impair the right to institute suit for the enforcement of any payment on or with respect to the notes;

          (v)   waive a default in payment with respect to the notes;

          (vi)  amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in respect of a Change of Control that has occurred or make and consummate an Asset Sale Offer with respect to any Asset Sale that has been consummated;

          (vii) reduce or change the rate or time for payment of interest on the notes; or

          (viii)  modify or change any provision of the Indenture affecting the ranking of the notes or any guarantee of the notes in a manner adverse to the holders of the notes.

The Trustee

        The Indenture will provide that, except during the continuance of an Event of Default, the Trustee thereunder will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

        The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined in such Act) it must eliminate such conflict or resign.

        The Bank of New York Mellon is the Trustee. We maintain banking and lending relationships in the ordinary course of business with the Trustee and its affiliates.

Governing Law

        The Indenture and the notes will be governed by the laws of the State of New York, without regard to the principles of conflicts of law.

Book-Entry, Delivery and Form

        The notes will be issued in the form of one or more registered global notes (the "Global Notes"). The Global Notes will be deposited upon issuance with the Trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

        Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

        The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

        DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised us that, pursuant to procedures established by it:

          (1)   upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the underwriters with portions of the principal amount of the Global Notes; and

          (2)   ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

        Investors in the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of an interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

        Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

          (1)   any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

          (2)   any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        DTC has advised the Company that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

        Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        Subject to certain conditions, a Global Note is exchangeable for certificated notes in definitive form of like tenor in denominations of $1,000 and integral multiples thereof if:

          (1)   DTC notifies us that it is unwilling or unable to continue as depository for the Global Notes or DTC ceases to be a clearing agency registered under the Exchange Act and, in either case, we are unable to locate a qualified successor within 90 days;

          (2)   we in our discretion at any time determine not to have all the notes represented by the Global Notes; or

          (3)   a default entitling the holders of the notes to accelerate the maturity thereof has occurred and is continuing.

        Any Global Note that is exchangeable as above is exchangeable for certificated notes issuable in authorized denominations and registered in such names as DTC shall direct.

Same Day Settlement and Payment

        The Company will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. The Company will make all payments of principal, interest and premium, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder's registered address.

Certain Definitions

        "1 7/8% Convertible Notes" means the $115 million aggregate principal amount of 1 7/8% Convertible Senior Subordinated Notes due 2023 issued by the Company under an indenture, dated as of October 31, 2003, among the Company, as issuer, Holdings, as guarantor, and The Bank of New York Mellon, as trustee. On October 20, 2010, the Company redeemed $93 million principal amount of the 1 7/8% Convertible Notes following the exercise of the mandatory repurchase option by holders of these notes.

        "4% Notes" means the $173 million aggregate principal amount of the 4% Convertible Senior Notes due 2015 issued by Holdings under an indenture dated as of November 17, 2009, between Holdings and The Bank of New York Mellon, as trustee (the "4% Notes Indenture").

        "7% Notes" means the $253 million aggregate principal amount of 7% Senior Subordinated Notes due 2014 issued by the Company under an indenture, dated as of January 25, 2004, among the Company, as issuer, Holdings and certain of the Company's United States subsidiaries, as guarantors, and The Bank of New York Mellon, as trustee.

        "7 3/4% Notes" means the $468 million aggregate principal amount of 7 3/4% Senior Subordinated Notes due 2013 issued by the Company under an indenture, dated as of November 12, 2003, among the Company, as issuer, Holdings and certain of the Company's United States subsidiaries, as guarantors, and The Bank of New York Mellon, as trustee.

        "9.25% Notes" means the $500 million aggregate principal amount of 9.25% Senior Notes due 2019 issued by the Company under an indenture, dated as of November 17, 2009, between the Company and The Bank of New York Mellon, as trustee (the "9.25% Notes Indenture").

        "10.875% Notes" means the $500 million aggregate principal amount of 10.875% Senior Notes due 2016 issued by the Company under the 10.875% Notes Indenture.

        "10.875% Notes Indenture" means the indenture, dated as of June 9, 2009, among the Company, as issuer, Holdings and certain of the Company's United States subsidiaries, as guarantors, and The Bank of New York Mellon, as trustee.

        "Acquired Indebtedness" means Indebtedness of a person:

          (a)   assumed in connection with an Asset Acquisition from such person; or

          (b)   existing at the time such person becomes a Subsidiary of any other person and not incurred in connection with, or in contemplation of, such Asset Acquisition or such person becoming a Subsidiary.

        "Affiliate" means, with respect to any specified person:

          (i)    any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person;

          (ii)   any other person that owns, directly or indirectly, 10% or more of such specified person's Capital Stock; or

          (iii)  any officer or director of:

      (A)
      any such specified person;

      (B)
      any Subsidiary of such specified person; or

      (C)
      any person described in clauses (i) or (ii) above.

        "Asset Acquisition" means:

          (a)   an Investment by the Company or any Restricted Subsidiary in any other person pursuant to which such person shall become a Restricted Subsidiary, or shall be merged with or into the Company or any Restricted Subsidiary or a transaction pursuant to which the Company merges with or into any other person and such person assumes the obligations of the Company as described under "—Consolidation, Merger, Sale of Assets, etc."; or

          (b)   the acquisition by the Company or any Restricted Subsidiary of the assets of any person which constitute all or substantially all of the assets of such person, any division or line of business of such person or any other properties or assets of such person other than in the ordinary course of business.

        "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition by the Company or any Restricted Subsidiary to any person other than the Company or a Restricted Subsidiary of:

          (a)   any Capital Stock of any Restricted Subsidiary;

          (b)   all or substantially all of the properties and assets of any division or line of business of the Company or any Restricted Subsidiary; or

          (c)   any other properties or assets of the Company or any Restricted Subsidiary,

(other than, in the case of clauses (a), (b) or (c) above,

          (i)    sales, conveyances, transfers, leases or other dispositions of obsolete, damaged or used equipment or other equipment or inventory in the ordinary course of business;

          (ii)   sales, conveyances, transfers, leases or other dispositions of assets in one or a series of related transactions for an aggregate consideration of less than $35 million;

          (iii)  for purposes of the covenant described under "—Certain Covenants—Disposition of Proceeds of Asset Sales" only, (x) a disposition that constitutes a Restricted Payment permitted by the covenant described under "—Certain Covenants—Limitation on Restricted Payments" or a Permitted Investment, (y) a disposition of all or substantially all the assets of the Company in accordance with the covenant described under "—Consolidation, Merger, Sale of Assets, etc." and (z) any sale, issuance, conveyance, transfer, lease or other disposition of properties or assets in connection with a Securitization Transaction;

          (iv)  any exchange of like property pursuant to or intended to qualify under Section 1031 (or any successor section) of the Code, and to be used in a Related Business;

          (v)   any disposition arising from foreclosure, condemnation or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or agreement; and

          (vi)  a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a person (other than the Company or a Restricted Subsidiary) from which such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquires its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition).

        "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of "Capitalized Lease Obligation."

        "Average Life to Stated Maturity" means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing:

          (i)    the sum of the products of:

            (a)   the number of years from such date to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness; and

            (b)   the amount of each such principal payment; by

          (ii)   the sum of all such principal payments.

        "Bankruptcy Code" means Title 11 United States Code, or any similar Federal, state or foreign law for the relief of debtors.

        "Board of Directors" means the board of directors of a company or its equivalent, including managers of a limited liability company, general partners of a partnership or trustees of a business trust, or any duly authorized committee thereof.

        "Capital Stock" means, with respect to any person, any and all shares, interests, participations, rights in or other equivalents (however designated) of such person's capital stock or equity participations, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock and, including, without limitation, with respect to partnerships, limited liability companies or business trusts, ownership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, such partnerships, limited liability companies or business trusts.

        "Capitalized Lease Obligation" means any obligation under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

        "Cash Equivalents" means, at any time:

          (a)   any evidence of Indebtedness, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof;

          (b)   commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case rated at least A-1 by Standard & Poor's Ratings Group or P-1 by Moody's Investors Service, Inc.;

          (c)   any certificate of deposit (or time deposits represented by such certificates of deposit) or bankers acceptance, maturing not more than one year after such time, or overnight Federal Funds transactions that are issued or sold by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500 million;

          (d)   any repurchase agreement entered into with any commercial banking institution of the stature referred to in clause (c) which:

            (i)    is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c); and

            (ii)   has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder;

          (e)   investments in short-term asset management accounts managed by any bank party to a Credit Facility which are invested in indebtedness of any state or municipality of the United States or of the District of Columbia and which are rated under one of the two highest ratings then obtainable from Standard & Poor's Ratings Group or by Moody's Investors Service, Inc. or investments of the types described in clauses (a) through (d) above; and

          (f)    investments in funds investing primarily in investments of the types described in clauses (a) through (e) above.

        "Change of Control" means the occurrence of any of the following events:

          (a)   any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (in the case of the Company, excluding Holdings) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total Voting Stock of the Company or Holdings;

          (b)   the Company or Holdings consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its properties and assets as an entirety to any person, other than, with respect to the Company, to a Subsidiary Guarantor, and, with respect to Holdings, to the Company or a Subsidiary Guarantor, or any person consolidates with, or merges with or into, the Company or Holdings other than any such transaction involving a merger or consolidation where:

            (i)    the outstanding Voting Stock of the Company or Holdings is converted into or exchanged for Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation; and

            (ii)   immediately after such transaction no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding Holdings, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the surviving or transferee corporation;

          (c)   during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company or Holdings (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company or Holdings was approved by a vote of the majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company or Holdings then in office; or

          (d)   the Company is liquidated or dissolved or adopts a plan of liquidation.

        "Common Stock" means the common stock, par value $.01 per share, of Holdings.

        "Company" means United Rentals (North America), Inc., a Delaware corporation.

        "Consolidated Cash Flow Available for Fixed Charges" means, with respect to any person for any period:

          (i)    the sum of, without duplication, the amounts for such period, taken as a single accounting period, of:

            (a)   Consolidated Net Income;

            (b)   Consolidated Non-cash Charges;

            (c)   Consolidated Interest Expense;

            (d)   Consolidated Income Tax Expense (other than income tax expense (either positive or negative) attributable to extraordinary gains or losses); and

            (e)   any fees, expenses or charges related to any Equity Offering, Investment, merger, acquisition, disposition, consolidation, recapitalization or the incurrence or repayment of Indebtedness permitted by the Indenture (including any refinancing or amendment of any of the foregoing) (whether or not consummated or incurred), less:

          (ii)   (x)    non-cash items increasing Consolidated Net Income; and

            (y)   all cash payments during such period relating to non-cash charges that were added back in determining Consolidated Cash Flow Available for Fixed Charges in the most recent Four Quarter Period (as defined below).

        "Consolidated Current Liabilities" as of the date of determination means the aggregate amount of liabilities of the Company and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), on a consolidated basis, after eliminating:

          (1)   all intercompany items between the Company and any Restricted Subsidiary; and

          (2)   all current maturities of long-term Indebtedness, all as determined in accordance with GAAP consistently applied.

        "Consolidated Fixed Charge Coverage Ratio" means, with respect to any person, the ratio of the aggregate amount of Consolidated Cash Flow Available for Fixed Charges of such person for the four full fiscal quarters, treated as one period, for which financial information in respect thereof is available immediately preceding the date of the transaction (the "Transaction Date") giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (such four full fiscal quarter period being referred to herein as the "Four Quarter Period") to the aggregate amount of Consolidated Fixed Charges of such person for the Four Quarter Period.

        The Consolidated Fixed Charge Coverage Ratio shall be calculated after giving pro forma effect to:

          (a)   the incurrence of Indebtedness requiring calculation of the Consolidated Fixed Charge Coverage Ratio and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness were incurred at the beginning of the Four Quarter Period;

          (b)   the incurrence, repayment, defeasance, retirement or discharge of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of the Four Quarter Period as if such Indebtedness was incurred, repaid, defeased, retired or discharged at the beginning of the Four Quarter Period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during the Four Quarter Period); and

          (c)   any Asset Sale or Asset Acquisition occurring since the first day of the Four Quarter Period (including to the date of calculation) as if such acquisition or disposition occurred at the beginning of such Four Quarter Period.

        Whenever pro forma effect is to be given to an Asset Acquisition, the pro forma calculations shall be determined in good faith by the chief financial officer of the Company. Any such pro forma calculations may include operating expense reductions and other operating improvements or synergies for such period resulting from the acquisition which is being given pro forma effect that (i) would be permitted pursuant to Article XI of Regulation S-X under the Securities Act or (ii) have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken within six months following any such acquisition, including, but not limited to, the execution or termination of any contracts, the termination of any personnel or the closing (or approval by the Board of Directors of any closing) of any facility, as applicable, provided that, in either case, such adjustments are set forth in an officers' certificate signed by the Company's chief financial officer and another officer that states (A) the amount of such adjustment or adjustments, (B) that such adjustment or adjustments are based on the reasonable good faith beliefs of the officers executing such officers' certificate at the time of such execution and (C) that any related incurrence of Indebtedness is permitted pursuant to the Indenture.

        In calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio":

            (i)  interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

           (ii)  if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period.

        If such person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third person, the above clause shall give effect to the incurrence of such guaranteed Indebtedness as if such person or such Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

        "Consolidated Fixed Charges" means, with respect to any person for any period, the sum of, without duplication, the amounts for such period of:

            (i)  Consolidated Interest Expense; and

           (ii)  the aggregate amount of dividends and other distributions paid or accrued during such period in respect of Redeemable Capital Stock of such person and its Restricted Subsidiaries on a consolidated basis.

        "Consolidated Income Tax Expense" means, with respect to any person for any period, the provision for federal, state, local and foreign income taxes of such person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

        "Consolidated Interest Expense" means, with respect to any person for any period, without duplication, the sum of:

            (i)  the interest expense, net of any interest income, of such person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation:

            (a)   any amortization of debt discount;

            (b)   the net cost under Interest Rate Protection Obligations (including any amortization of discounts);

            (c)   the interest portion of any deferred payment obligation;

            (d)   all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers' acceptance financing or similar facilities; and

            (e)   all accrued interest; and

           (ii)  the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any person, for any period, the consolidated net income (or loss) of such person and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication:

            (i)  any extraordinary, unusual or non-recurring gain, loss, expense or charge (including without limitation fees, expenses and charges associated with any merger, acquisition, disposition or consolidation after the Issue Date);

           (ii)  (A) the portion of net income of such person and its Restricted Subsidiaries allocable to minority interests in unconsolidated persons or to Investments in Unrestricted Subsidiaries to the extent that cash dividends or distributions have not actually been received by such person or one of its Restricted Subsidiaries and (B) the portion of net loss of such person and its Restricted Subsidiaries allocable to minority interests in unconsolidated persons or to Investments in Unrestricted Subsidiaries shall be included to the extent of the aggregate investment of the Company or any Restricted Subsidiary in such person;

          (iii)  gains or losses in respect of any Asset Sales by such person or one of its Restricted Subsidiaries (net of fees and expenses relating to the transaction giving rise thereto), on an after-tax basis;

          (iv)  the net income of any Restricted Subsidiary of such person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders (other than restrictions that have been waived or otherwise released);

           (v)  any gain or loss realized as a result of the cumulative effect of a change in accounting principles;

          (vi)  the write-off of any issuance costs incurred by the Company in connection with the refinancing or repayment of any Indebtedness;

         (vii)  any net after-tax gain (or loss) attributable to the early repurchase, extinguishment or conversion of Indebtedness, hedging obligations or other derivative instruments (including any premiums paid);

        (viii)  any non-cash income (or loss) related to the recording of the Fair Market Value of Interest Rate Protection Agreements and Fuel Hedging Agreements entered into in the ordinary course of business and not for speculative purposes;

          (ix)  any non-cash compensation deduction as a result of any grant of stock or stock-related instruments to employees, officers, directors or members of management;

           (x)  any income (or loss) from discontinued operations;

          (xi)  any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any person denominated in a currency other than the functional currency of such person;

         (xii)  to the extent covered by insurance and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption; provided that, to the extent included in Consolidated Net Income in a future period, reimbursements with respect to expenses excluded from the calculation of Consolidated Net Income pursuant to this clause (xii) shall be excluded from Consolidated Net Income in such period up to the amount of such excluded expenses; and

        (xiii)  any goodwill or other intangible asset impairment charge.

        "Consolidated Net Tangible Assets" as of any date of determination, means the total amount of assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) which would appear on a consolidated balance sheet of the Company and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, and after giving effect to purchase accounting and reflecting any Asset Acquisition or Asset Sale consummated on or prior to such date and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of:

          (1)   minority interests in consolidated Subsidiaries held by Persons other than the Company or a Restricted Subsidiary;

          (2)   excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Board of Directors of the Company;

          (3)   any revaluation or other write-up in book value of assets subsequent to the Issue Date as a result of a change in the method of valuation in accordance with GAAP consistently applied;

          (4)   unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

          (5)   treasury stock;

          (6)   cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and

          (7)   Investments in and assets of Unrestricted Subsidiaries.

        "Consolidated Non-cash Charges" means, with respect to any person for any period, the aggregate depreciation, amortization (including amortization of goodwill and other intangibles) and other non-cash expenses of such person and its Restricted Subsidiaries reducing Consolidated Net Income of such person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss).

        "control" when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Credit Agreement" means the Credit Agreement, dated June 9, 2008, by and among Holdings, the Company, certain subsidiaries, the lenders referred to therein, Bank of America, N.A., as Agent, U.S. Swingline Lender and Letter of Credit Issuer, Bank of America, N.A. (acting through its Canada Branch), as Canadian Swingline Lender and as a Canada Funding Bank, UBS Securities, as Syndication Agent, UBS AG Canada Branch, as a Canadian Funding Bank, Wachovia Bank, National Association, as Co-Documentation Agent, Wachovia Capital Finance Corporation (Canada), as a Canadian Funding Bank, and Wells Fargo Foothill, LLC, as Co-Documentation Agent, together with the related documents thereto (including the term loans and revolving loans thereunder, any guarantees and any security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreements, indentures or other instruments (and related documents) governing any form of Indebtedness incurred to refinance or replace, in whole or in part, the borrowings and commitments at any time outstanding or permitted to be outstanding under such Credit Agreement or successor Credit Agreements, whether by the same or any other lender or holder of Indebtedness or group of lenders and whether to the same obligor or different obligors.

        "Credit Facility" means one or more debt facilities or agreements (including the Credit Agreement), commercial paper facilities, securities purchase agreements, indentures or similar agreements, in each case, with banks or other institutional lenders or investors providing for, or acting as initial purchasers of, revolving loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), notes, debentures, letters of credit or the issuance and sale of securities including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case, as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreements, indentures or other instruments (and related documents) governing any form of Indebtedness incurred to refinance or replace, in whole or in part, the borrowings and commitments at any time outstanding or permitted to be outstanding under such facility or agreement or successor facility or agreement, whether by the same or any other lender or holder of Indebtedness or group of lenders and whether to the same obligor or different obligors.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

        "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

        "Designated Senior Indebtedness" means (a) all Indebtedness under the Credit Agreement (including the Guarantors' Guarantee of such Indebtedness) and (b) any other issues of Senior Indebtedness which (i) at the time of the determination is equal to or greater than $25 million in aggregate principal amount and (ii) is specifically designated by the Company in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness."

        "Disinterested Member of the Board of Directors of the Company" means, with respect to any transaction or series of transactions, a member of the Board of Directors of the Company other than a member who has any material direct or indirect financial interest in or with respect to such transaction or series of transactions or is an Affiliate, or an officer, director or an employee of any person (other than the Company or Holdings) who has any direct or indirect financial interest in or with respect to such transaction or series of transactions.

        "Equipment Securitization Transaction" means any sale, assignment, pledge or other transfer (a) by the Company or any Subsidiary of the Company of rental fleet equipment, (b) by any ES Special Purpose Vehicle of leases or rental agreements between the Company and/or any Subsidiary of the Company, as lessee, on the one hand, and such ES Special Purpose Vehicle, as lessor, on the other hand, relating to such rental fleet equipment and lease receivables arising under such leases and rental agreements and (c) by the Company or any Subsidiary of the Company of any interest in any of the foregoing, together in each case with (i) any and all proceeds thereof (including all collections relating thereto, all payments and other rights under insurance policies or warranties relating thereto, all disposition proceeds received upon a sale thereof, and all rights under manufacturers' repurchase programs or guaranteed depreciation programs relating thereto), (ii) any collection or deposit account relating thereto and (iii) any collateral, guarantees, credit enhancement or other property or claims supporting or securing payment on, or otherwise relating to, any such leases, rental agreements or lease receivables.

        "ES Special Purpose Vehicle" means a trust, bankruptcy remote entity or other special purpose entity which is a Subsidiary of the Company or Holdings (or, if not a Subsidiary of the Company or Holdings, the common equity of which is wholly owned, directly or indirectly, by the Company or Holdings) and which is formed for the purpose of, and engages in no material business other than, acting as a lessor, issuer or depositor in an Equipment Securitization Transaction (and, in connection therewith, owning the rental fleet equipment, leases, rental agreements, lease receivables, rights to payment and other interests, rights and assets described in the definition of Equipment Securitization Transaction, and pledging or transferring any of the foregoing or interests therein).

        "Event of Default" has the meaning set forth under "—Events of Default" herein.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Fair Market Value" means, with respect to any asset, the price which could be negotiated in an arm's length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of the Company in good faith, whose determination shall be conclusive and evidenced by a resolution of such Board of Directors.

        "Foreign Subsidiary" means any Restricted Subsidiary not created or organized in the United States or any state thereof or the District of Columbia and that conducts substantially all its operations outside of the United States.

        "Fuel Hedging Agreement" means any forward contract, swap, option, hedge or other similar financial agreement designed to protect against fluctuations in fuel prices.

        "GAAP" means generally accepted accounting principles set forth in the Financial Accounting Standards Board ("FASB") codification, which represents the source of authoritative U.S. GAAP recognized by the FASB to be applied by non-governmental entities. Rules and interpretive releases of the Securities and Exchange Commission ("SEC") under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. GAAP is determined as of the date of any calculation or determination required hereunder; provided that the Company, on any date, may elect to establish that GAAP shall mean GAAP as in effect on such date; provided further that any such election, once made, shall be irrevocable. The Company shall give notice of any such election to the Trustee and the holders of the notes.

        "guarantee" means, as applied to any obligation:

            (i)  a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation; and

           (ii)  an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of nonperformance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts available to be drawn down under letters of credit of another person.

The term "guarantee" used as a verb has a corresponding meaning.

        "Guarantor" means Holdings and each Subsidiary Guarantor.

        "Guaranty Agreement" means a supplemental indenture, in a form satisfactory to the Trustee, pursuant to which a Subsidiary Guarantor guarantees the Company's obligations with respect to the notes on the terms provided for in the Indenture.

        "Holdings" means United Rentals, Inc., a Delaware corporation.

        "Indebtedness" means, with respect to any person, without duplication:

          (a)   all liabilities of such person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such person in connection with any letters of credit, banker's acceptance or other similar credit transaction;

          (b)   all obligations of such person evidenced by bonds, notes, debentures or other similar instruments;

          (c)   all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business;

          (d)   all Capitalized Lease Obligations of such person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such person;

          (e)   all Indebtedness referred to in the preceding clauses of other persons and all dividends of other persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including, without limitation, accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured);

          (f)    all guarantees of Indebtedness referred to in this definition by such person;

          (g)   all Redeemable Capital Stock of such person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends;

          (h)   all obligations under or in respect of Interest Rate Protection Obligations of such person, and

          (i)    any amendment, supplement, modification, deferral, renewal, extension, refinancing or refunding of any liability of the types referred to in clauses (a) through (h) above;

        provided, however, that Indebtedness shall not include:

            (x)   any holdback or escrow of the purchase price of property, services, businesses or assets; or

            (y)   any contingent payment obligations incurred in connection with the acquisition of assets or businesses, which are contingent on the performance of the assets or businesses so acquired.

For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be approved in good faith by the board of directors of the issuer of such Redeemable Capital Stock. In the case of Indebtedness of other persons, the payment of which is secured by a Lien on property owned by a person as referred to in clause (e) above, the amount of the Indebtedness of such person attributable to such Lien at any date shall be the lesser of the Fair Market Value at such date of any asset subject to such Lien and the amount of the Indebtedness secured.

        "Independent Qualified Party" means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

        "Interest Rate Protection Agreement" means, with respect to any person, any arrangement with any other person whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include without limitation, interest rate swaps, caps, floors, collars and similar agreements.

        "Interest Rate Protection Obligations" means the obligations of any person pursuant to any Interest Rate Protection Agreements.

        "Investment" means, with respect to any person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such person of any Capital Stock, bonds, notes, debentures or other securities or evidences of indebtedness issued by, any other person.

        "Issue Date" means October 26, 2010.

        "Lien" means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind. A person shall be deemed to own subject to a Lien any property which such person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

        "Maturity Date" means September 15, 2020.

        "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary of the Company) net of:

            (i)  brokerage commissions and other fees and expenses (including, without limitation, fees and expenses of legal counsel and investment bankers, recording fees, transfer fees and appraisers' fees) related to such Asset Sale;

           (ii)  provisions for all taxes payable as a result of such Asset Sale;

          (iii)  amounts required to be paid to any person (other than the Company or any Restricted Subsidiary of the Company) owning a beneficial interest in the assets subject to the Asset Sale;

          (iv)  payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale; and

           (v)  appropriate amounts to be provided by the Company or any Restricted Subsidiary of the Company, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary of the Company, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers' certificate delivered to the Trustee.

        "Permitted Investments" means any of the following:

            (i)  Investments in the Company or in a Restricted Subsidiary;

           (ii)  Investments in another person, if as a result of such Investment:

            (A)  such other person becomes a Restricted Subsidiary; or

            (B)  such other person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a Restricted Subsidiary;

          (iii)  Investments representing Capital Stock, obligations or securities issued to the Company or any of its Restricted Subsidiaries received in settlement of claims against any other person or a reorganization or similar arrangement of any debtor of the Company or such Restricted Subsidiary, including upon the bankruptcy or insolvency of such debtor, or as a result of foreclosure, perfection or enforcement of any Lien;

          (iv)  Investments in Interest Rate Protection Agreements on commercially reasonable terms entered into by the Company or any of its Subsidiaries in the ordinary course of business in connection with the operations of the business of the Company or its Restricted Subsidiaries to hedge against fluctuations in interest rates on its outstanding Indebtedness;

           (v)  Investments in the notes;

          (vi)  Investments in Cash Equivalents;

         (vii)  Investments in receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business;

        (viii)  Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses, in any case, in the ordinary course of business and otherwise in accordance with the Indenture;

          (ix)  Investments acquired by the Company or any Restricted Subsidiary in connection with an Asset Sale permitted under "—Certain Covenants—Disposition of Proceeds of Asset Sales" to the extent such Investments are non-cash proceeds as permitted under such covenant;

          (x)   advances to employees or officers of the Company in the ordinary course of business and additional loans to employees or officers in an aggregate amount, together with all other Permitted Investments made pursuant to this clause (x), at any time outstanding not to exceed $10 million;

          (xi)  any Investment to the extent that the consideration therefor is Capital Stock (other than Redeemable Capital Stock) of the Company;

          (xii) guarantees (including guarantees of the notes) of Indebtedness permitted to be incurred under the "—Limitation on Indebtedness" covenant;

          (xiii)  any acquisition of assets solely in exchange for the issuance of Capital Stock (other than Redeemable Capital Stock) of Holdings or the Company;

          (xiv) Investments in existence or made pursuant to legally binding written commitments in existence on the Issue Date; and

          (xv) other Investments that, together with all other Investments made pursuant to this clause (xv), shall not exceed the greater of $150 million and 5% of Consolidated Net Tangible Assets at any time outstanding, provided that, if an Investment is made pursuant to this clause in a person that is not a Restricted Subsidiary and such person subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed to have been made pursuant to clause (i) or (ii) of the definition of "Permitted Investment."

        "Permitted Liens" means the following types of Liens:

          (a)   any Lien existing as of the Issue Date;

          (b)   Liens securing Indebtedness permitted under the provisions described in clauses (b) and (j) of paragraph (2) of the covenant described under "—Certain Covenants—Limitation on Indebtedness;"

          (c)   any Lien securing Acquired Indebtedness created prior to (and not created in connection with, or in contemplation of) the incurrence of such Indebtedness by the Company or any Restricted Subsidiary, if such Lien does not attach to any property or assets of the Company or any Restricted Subsidiary other than the property or assets subject to the Lien prior to such incurrence;

          (d)   Liens in favor of the Company or a Restricted Subsidiary;

          (e)   Liens on and pledges of the assets or Capital Stock of any Unrestricted Subsidiary securing any Indebtedness of such Unrestricted Subsidiary;

          (f)    Liens for Taxes not delinquent or statutory Liens for Taxes; provided that the payment of such Taxes which are due and payable is being contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

          (g)   statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith and by appropriate proceedings;

          (h)   Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (i)    (A) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Company or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar agreements relating thereto and (B) any condemnation or eminent domain proceedings affecting any real property;

          (j)    judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

          (k)   easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

          (l)    any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

          (m)  Liens securing Indebtedness incurred pursuant to clauses (f) or (j) of paragraph (2) of the covenant described under "—Certain Covenants—Limitation on Indebtedness;"

          (n)   Liens securing Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of the Company or any Restricted Subsidiary; provided, however, that the Lien may not extend to any other property owned by the Company or any Restricted Subsidiary at the time the Lien is incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

          (o)   Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

          (p)   Liens securing refinancing Indebtedness permitted under clause (k) of paragraph (2) of the covenant described under "—Certain Covenants—Limitation on Indebtedness," provided that such Liens do not exceed the Liens replaced in connection with such refinanced Indebtedness;

          (q)   Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

          (r)   Liens securing Interest Rate Protection Obligations which Interest Rate Protection Obligations relate to Indebtedness that is secured by Liens otherwise permitted under this Indenture;

          (s)   customary Liens on assets of a Special Purpose Vehicle arising in connection with a Securitization Transaction;

          (t)    any interest or title of a lessor, sublessor, licensee or licensor under any lease, sublease, sublicense or license agreement not prohibited by the Indenture;

          (u)   Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with an acquisition permitted under the terms of the Indenture;

          (v)   Liens on cash set aside at the time of the incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose;

          (w)  Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

          (x)   any encumbrance or restriction (including, but not limited to, put and call agreements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

          (y)   Liens on insurance proceeds or unearned premiums incurred in the ordinary course of business in connection with the financing of insurance premiums;

          (z)   Liens created in favor of the Trustee for the notes as provided in the Indenture; and

          (aa) Liens incurred by the Company or any Restricted Subsidiary with respect to obligations that, when added to all other obligations secured by Liens incurred pursuant to this clause (aa), shall not exceed the greater of $100 million and 5% of Consolidated Net Tangible Assets at any time outstanding.

        "person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

        "Preferred Stock," as applied to any person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such person, over shares of Capital Stock of any other class of such person.

        "Purchase Money Obligations" means any Indebtedness incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any person owning such property or assets, or otherwise; provided that such Indebtedness is incurred within 180 days after such acquisition.

        "Receivables Securitization Transaction" means any sale, discount, assignment or other transfer by the Company or any Subsidiary of the Company of accounts receivable, lease receivables or other payment obligations owing to the Company or such Subsidiary of the Company or any interest in any of the foregoing, together in each case with any collections and other proceeds thereof, any collection or deposit account related thereto, and any collateral, guarantees or other property or claims supporting or securing payment by the obligor thereon of, or otherwise related to, or subject to leases giving rise to, any such receivables.

        "Redeemable Capital Stock" means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed prior to the Maturity Date or is redeemable at the option of the holder thereof at any time prior to the Maturity Date, or is convertible into or exchangeable for debt securities at any time prior to the Maturity Date; provided, however, that Capital Stock will not constitute Redeemable Capital Stock solely because the holders thereof have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a "change of control" or an "asset sale."

        "Related Business" means any business in which the Company or any of the Restricted Subsidiaries was engaged on the Issue Date and any business ancillary or complementary to such business.

        "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary or a Special Purpose Vehicle.

        "RS Special Purpose Vehicle" means a trust, bankruptcy remote entity or other special purpose entity which is a Subsidiary of the Company or Holdings (or, if not a Subsidiary of the Company or Holdings, the common equity of which is wholly owned, directly or indirectly, by the Company or Holdings) and which is formed for the purpose of, and engages in no material business other than, acting as an issuer or a depositor in a Receivables Securitization Transaction (and, in connection therewith, owning accounts receivable, lease receivables, other rights to payment, leases and related assets and pledging or transferring any of the foregoing or interests therein).

        "Sale/Leaseback Transaction" means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a person and the Company or a Restricted Subsidiary leases it from such person.

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Securitization Transaction" means an Equipment Securitization Transaction or a Receivables Securitization Transaction.

        "Senior Indebtedness" means with respect to any person:

          (1)   Indebtedness of such person, whether outstanding on the Issue Date or thereafter created, incurred or assumed; and

          (2)   accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such person whether or not post-filing interest is allowed in such proceeding) in respect of (A) indebtedness of such person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable, unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is expressly provided that such obligations are subordinate or pari passu in right of payment to the notes or the guarantee of the notes by such person, as the case may be.

        Without limiting the generality of the foregoing, (x) "Senior Indebtedness" shall include the principal of, premium, if any, and interest on all obligations of every nature of any person from time to time owed to the lenders under a Credit Facility, including, without limitation, principal of and interest on, any loans and letter of credit disbursements outstanding, and all fees, indemnities and expenses payable, under a Credit

Facility and (y) in the case of Designated Senior Indebtedness, "Senior Indebtedness" shall include interest accruing thereon subsequent to the occurrence of any Event of Default specified in clause (vii) or (viii) under "—Events of Default" relating to the Company, whether or not the claim for such interest is allowed under any applicable Bankruptcy Code.

        Notwithstanding the foregoing, "Senior Indebtedness" shall not include:

          (a)   Indebtedness evidenced by the notes and the Guarantees;

          (b)   any Indebtedness of such person (and any accrued and unpaid interest in respect thereof) that is expressly subordinate or junior in right of payment to any other Indebtedness or other obligation of such person; provided that (i) Indebtedness shall not be deemed to be expressly subordinate or junior in right of payment solely because such Indebtedness is secured by Liens that are subordinated to other Liens on the same assets and (ii) this clause (b) shall not apply to Indebtedness that is secured by a Permitted Lien that is subordinated in right of payment only to other Indebtedness that is also secured by a Permitted Lien on the same assets;

          (c)   Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to such person;

          (d)   Indebtedness which is represented by Redeemable Capital Stock;

          (e)   any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

          (f)    Indebtedness of or amounts owed by such person for compensation to employees or for services rendered to such person;

          (g)   any liability for federal, state, local or other taxes owed or owing by such person;

          (h)   Indebtedness of such person to a Subsidiary or any other Affiliate or any of such Affiliate's Subsidiaries; and

          (i)    that portion of any Indebtedness which is incurred in violation of the Indenture.

        "Senior Subordinated Indebtedness" means with respect to a Person, the notes (in the case of the Company), a Guarantee of the notes (in the case of a Guarantor) and any other Indebtedness of such person that specifically provides that such Indebtedness is to rank pari passu with the notes or such Guarantee of the notes, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such person that is not Senior Indebtedness of such person and the 1 7/8% Convertible Notes and the guarantees thereof shall constitute Senior Subordinated Indebtedness. The notes and the Guarantees of the notes shall constitute Senior Subordinated Indebtedness for purposes of the indenture governing the 1 7/8% Convertible Notes.

        "Significant Subsidiary" of any person means a Restricted Subsidiary of such person which would be a significant subsidiary of such person as determined in accordance with the definition in Rule 1-02(w) of Article 1 of Regulation S-X promulgated by the SEC and as in effect on the Issue Date.

        "Special Purpose Vehicle" means an ES Special Purpose Vehicle or an RS Special Purpose Vehicle.

        "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or any of its Restricted Subsidiaries that are reasonably customary in a Securitization Transaction.

        "Stated Maturity" means, when used with respect to any note or any installment of interest thereon, the date specified in such note as the fixed date on which the principal of such note or such installment of interest is due and payable, and when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable.

        "Subordinated Indebtedness" means, with respect to a person, Indebtedness of such person (whether outstanding on the Issue Date or thereafter incurred) which is subordinate or junior in right of payment to the notes or a guarantee of the notes by such person, as the case may be, pursuant to a written agreement to that effect.

        "Subsidiary" means, with respect to any person:

          (i)    a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such person, by one or more Subsidiaries of such person or by such person and one or more Subsidiaries thereof; and

          (ii)   any other person (other than a corporation), including, without limitation, a partnership, limited liability company, business trust or joint venture, in which such person, one or more Subsidiaries thereof or such person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other person performing similar functions).

        For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

        "Subsidiary Guarantors" means (i) each of the Company's United States Restricted Subsidiaries that guarantees any Indebtedness of the Company or any other Restricted Subsidiary; and (ii) any other Subsidiary of the Company that executes a subsidiary guarantee in accordance with the Indenture, and, in each of (i) and (ii), their respective successors and assigns.

        "Unrestricted Subsidiary" means each Subsidiary of the Company designated as such pursuant to and in compliance with the covenant described under "—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries" and each Subsidiary of such Unrestricted Subsidiary.

        "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

        "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary of the Company of which 100% of the outstanding Capital Stock is owned by the Company or another Wholly Owned Restricted Subsidiary of the Company. For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        This section describes certain material United States federal income tax consequences of owning the notes we are offering. This discussion applies to you only if you acquire notes in the offering and you hold your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

  •
  a dealer in securities or currencies;

  •
  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

  •
  a bank;

  •
  a life insurance company;

  •
  a tax-exempt organization;

  •
  a person that owns notes that are a hedge or that are hedged against interest rate risks;

  •
  a person that owns notes as part of a straddle or conversion transaction for tax purposes; or

  •
  a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

        If you purchase notes at a price other than the offering price, the amortizable bond premium or market discount rules may also apply to you. You should consult your own tax advisor regarding this possibility.

        This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

        If a partnership (or other entity treated as a partnership) holds the notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership (or other entity treated as a partnership) holding the notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the debt securities.

Please consult your own tax advisor concerning the consequences of owning these notes in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

United States Holders

        This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a note and you are:

  •
  a citizen or resident of the United States;

  •
  a domestic corporation;

  •
  an estate whose income is subject to United States federal income tax regardless of its source; or

  •
  a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

        If you are not a United States holder, this subsection does not apply to you and you should refer to "—United States Alien Holders" below.

Payments of Interest

        You will be taxed on the stated interest on your notes as ordinary income at the time you receive such interest or when it accrues, depending on your method of accounting for tax purposes.

        Change of Control.    As described in the section titled "Description of the Notes—Change of Control," upon the occurrence of a Change of Control we may be obligated to make additional payments on the notes in excess of stated interest and principal. We intend to take the position that there is no more than a remote chance that a Change of Control will occur and the notes should accordingly not be treated as contingent payment debt instruments because of the additional payments. Assuming such position is respected, you would be required to include in income the amount of any such additional payment at the time such payments are received or accrued in accordance with your method of accounting for United States federal income tax purposes. If the Internal Revenue Service successfully challenged this position, and the notes were treated as contingent payment debt instruments, you could be required to accrue interest income at a rate higher than the stated interest rate on the note and to treat as ordinary income, rather than capital gain, a portion gain recognized on a sale, retirement or redemption of a debt security. You are urged to consult your own tax advisors regarding the potential application to the notes of the contingent payment debt instrument rules and the consequences thereof.

Sale, Retirement and Redemption of the Notes

        Your tax basis in your note will generally be its cost to you. You will generally recognize gain or loss on the sale, retirement or redemption of your note equal to the difference between the amount you realize on the sale, retirement or redemption, excluding any amounts attributable to accrued but unpaid interest, and your tax basis in your note.

        You will recognize capital gain or loss upon the sale, retirement or redemption of your note, except to the extent attributable to accrued but unpaid interest or the rules governing contingent payment obligations apply. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the holder has a holding period greater than one year. The deductibility of capital losses is subject to certain limitations.

Medicare Tax

        For taxable years beginning after December 31, 2012, a United States person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the United States person's "net investment income" for the relevant taxable year and (2) the excess of the United States person's modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual's circumstances). A holder's net investment income will generally include its interest income and its net gains from the disposition of its notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.

Information with Respect to Foreign Financial Assets

        Under recently enacted legislation, individuals that own "specified foreign financial assets" with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. "Specified foreign financial assets" include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-United States persons, (ii) financial instruments and contracts held for investment that have non-United States issuers or counterparties, and (iii) interests in foreign entities. United States holders that are individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the notes.

United States Alien Holders

        This subsection describes the tax consequences to a United States alien holder. You are a United States alien holder if you are the beneficial owner of a note and you are, for United States federal income tax purposes:

  •
  a nonresident alien individual;

  •
  a foreign corporation; or

  •
  an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a note.

        If you are a United States holder, this subsection does not apply to you.

Withholding Taxes

        Generally, payments of principal and interest on the notes will not be subject to U.S. withholding taxes.

        However, for the exemption from withholding taxes to apply to you, you must meet one of the following requirements.

  •
  You provide a completed Form W-8BEN (or substitute form) to the bank, broker or other intermediary through which you hold your notes. The Form W-8BEN contains your name, address and a statement that you are the beneficial owner of the notes and that you are not a U.S. Holder.

  •
  You hold your notes directly through a "qualified intermediary", and the qualified intermediary has sufficient information in its files indicating that you are not a U.S. Holder. A qualified intermediary is a bank, broker or other intermediary that (1) is either a U.S. or non-U.S. entity, (2) is acting out of a non-U.S. branch or office and (3) has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures.

  •
  You are entitled to an exemption from withholding tax on interest under a tax treaty between the U.S. and your country of residence. To claim this exemption, you must generally complete Form W-8BEN and claim this exemption on the form. In some cases, you may instead be permitted to provide documentary evidence of your claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.

  •
  The interest income on the notes is effectively connected with the conduct of your trade or business in the U.S., and is not exempt from U.S. tax under a tax treaty. To claim this exemption, you must complete Form W-8ECI.

        Even if you meet one of the above requirements, interest paid to you will be subject to withholding tax under any of the following circumstances:

  •
  The withholding agent or an intermediary knows or has reason to know that you are not entitled to an exemption from withholding tax. Specific rules apply for this test.

  •
  The IRS notifies the withholding agent that information that you or an intermediary provided concerning your status is false.

  •
  An intermediary through which you hold the notes fails to comply with the procedures necessary to avoid withholding taxes on the notes. In particular, an intermediary is generally required to forward a copy of your Form W-8BEN (or other documentary information concerning your status) to the withholding agent for the notes. However, if you hold your notes through a qualified intermediary—or if there is a qualified intermediary in the chain of title between yourself and the withholding agent for the notes—the qualified intermediary will not generally forward this information to the withholding agent.

  •
  You own 10% or more of the voting stock of the Company, are a "controlled foreign corporation" with respect to the Company, or are a bank making a loan in the ordinary course of its business. In these cases, you will be exempt from withholding taxes only if you are eligible for a treaty exemption or if the interest income is effectively connected with your conduct of a trade or business in the U.S., as discussed above.

        Interest payments made to you will generally be reported to the IRS and to you on Form 1042-S. However, this reporting does not apply to you if you hold your notes directly through a qualified intermediary and the applicable procedures are complied with.

        The rules regarding withholding are complex and vary depending on your individual situation. They are also subject to change. We suggest that you consult with your tax advisor regarding the specific methods for satisfying these requirements.

Sale or Retirement of Notes

        If you sell a note or it is redeemed, you will not be subject to federal income tax on any gain unless one of the following applies:

  •
  The gain is connected with a trade or business that you conduct in the U.S.

  •
  You are an individual, you are present in the U.S. for at least 183 days during the year in which you dispose of the note, and certain other conditions are satisfied.

  •
  The gain represents accrued but unpaid interest, in which case the rules for interest would apply.

U.S. Trade or Business

        If you hold your note in connection with a trade or business that you are conducting in the U.S.:

  •
  Any interest on the note, and any gain from disposing of the note, generally will be subject to income tax as if you were a U.S. Holder.

  •
  If you are a corporation, you may be subject to the "branch profits tax" on your earnings that are connected with your U.S. trade or business, including earnings from the note. This tax is 30%, but may be reduced or eliminated by an applicable income tax treaty.

Estate Taxes

        A note held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for United States federal estate tax purposes if:

  •
  the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote at the time of death; and

  •
  the income on the note would not have been effectively connected with a United States trade or business of the decedent at the same time.

Backup Withholding and Information Reporting

        For United States holders, unless an exemption applies, we and other payors are generally required to report to the Internal Revenue Service all payments of principal of and any premium and interest on your note. In addition, we and other payors are required to report to the Internal Revenue Service any payment of proceeds of the sale of your note before maturity within the United States. Additionally, backup withholding will apply to any payments if you fail to provide an accurate taxpayer identification number, or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

        For United States alien holders, payments of principal, premium, if any, or interest, made by us and other payors to you will generally not be subject to backup withholding and information reporting; provided that the certification requirements described above under "—United States Alien Holders" are satisfied or you otherwise establish an exemption. However, we and other payors are required to report payments of interest on your notes on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to information reporting requirements. In addition, payment of the proceeds from the sale of notes effected at a United States office of a broker will not be subject to backup withholding and information reporting; provided that:

  •
  the broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the broker:

  •
  an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a United States person; or

  •
  other documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations; or

  •
  you otherwise establish an exemption.

If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made to an offshore account maintained by you unless the broker has actual knowledge that you are a United States person.

        In general, payment of the proceeds from the sale of notes effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

  •
  the proceeds are transferred to an account maintained by you in the United States;

  •
  the payment of proceeds or the confirmation of the sale is mailed to you at a United States address; or

  •
  the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of notes effected at a United States office of a broker) are met or you otherwise establish an exemption.

        In addition, payment of the proceeds from the sale of notes effected at a foreign office of a broker will be subject to information reporting if the broker is:

  •
  a United States person;

  •
  a controlled foreign corporation for United States tax purposes;

  •
  a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or

  •
  a foreign partnership, if at any time during its tax year:

  •
  one or more of its partners are "U.S. persons," as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership; or

  •
  such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of notes effected at a United States office of a broker) are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

        We suggest that you consult with your tax advisor concerning information reporting and backup withholding on a sale of a note.

UNDERWRITING

        Subject to the terms and conditions in the underwriting agreement dated the date hereof among us and the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Banc of America Securities LLC and Wells Fargo Securities, LLC are acting as representatives, we have agreed to sell to each of the underwriters, and each of the underwriters has agreed to purchase from us, the principal amount of the notes indicated in the following table.

Underwriter	Principal Amount of Notes
Morgan Stanley & Co. Incorporated	$270,000,000
Banc of America Securities LLC	165,000,000
Wells Fargo Securities, LLC	165,000,000
Barclays Capital Inc.	42,000,000
Credit Agricole Securities (USA) Inc.	33,000,000
Scotia Capital (USA) Inc.	33,000,000
HSBC Securities (USA) Inc.	13,500,000
RBS Securities Inc.	12,000,000
BNY Mellon Capital Markets, LLC	8,250,000
Morgan Keegan & Company, Inc.	8,250,000

Total	$750,000,000

        Under the terms and conditions of the underwriting agreement, if the underwriters purchase any of the notes, then they are obligated to purchase all of the notes.

        The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement and may offer the notes to certain dealers, who may include the underwriters, at that price less a concession not in excess of 1.350% of the principal amount per note. The underwriters may allow, and those dealers may reallow, a concession to certain other broker/dealers not in excess of 0.675% of the principal amount per note. After the initial offering of the notes to the public, the underwriters may change the public offering price and the concession.

        We estimate that the total expenses of this offering to be paid by us, excluding underwriting discounts and commissions, will be approximately $1.0 million.

        In connection with this offering and in compliance with applicable law, the underwriters may engage in over-allotment, stabilizing and syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

  •
  Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

  •
  The underwriters may also effect transactions which stabilize, maintain or otherwise affect the market price of the notes at levels above those which might otherwise prevail in the open market.

  •
  Such transactions may include placing bids for the notes or effecting purchases of the notes for the purpose of pegging, fixing or maintaining the price of the notes.

  •
  Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions.

  •
  Penalty bids permit the representatives of the underwriters to reclaim a selling concession from a syndicate member when the notes sold by that syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected in the over-the-counter market or otherwise. The underwriters are not required to engage in any of these activities and such activities, if commenced, may be discontinued at any time.

        The notes are offered for sale only in those jurisdictions where it is legal to offer them.

        There is no public market for the notes. The notes will not be listed on any securities exchange or included in any automated quotation system. The underwriters have advised us that, following completion of the offering of the notes, they intend to make a market in the notes, as permitted by applicable law. They are not obligated, however, to make a market in the notes, and may discontinue any market-making activities at any time without notice, in their sole discretion. If any of the underwriters ceases to act as a market-maker for the notes for any reason, there can be no assurance that another firm or person will make a market in the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for these notes.

        Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriters may be required to make in respect of any such liabilities.

        The maximum compensation to be received by a FINRA member or an independent broker/dealer will not be greater than 8% for the sale of any notes hereunder.

        In the ordinary course of their business, the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with us and our affiliates for which they received or will receive customary fees and expenses. In particular, affiliates of Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, Wells Fargo Securities, LLC, Barclays Capital Inc., Credit Agricole Securities (USA) Inc., Scotia Capital (USA) Inc., BNY Mellon Capital Markets, LLC, HSBC Securities (USA) Inc., Morgan Keegan & Company, Inc. and RBS Securities Inc. are lenders under our ABL facility and will be repaid with a portion of the net proceeds of this offering. In particular, Wells Fargo Securities, LLC (formerly known as Wachovia Capital Markets, LLC) is a joint book manager, Wachovia Bank, National Association and Wells Fargo Foothill, LLC, both affiliates of Wells Fargo Securities, LLC, are co-documentation agents and Wachovia Capital Finance Corporation (Canada), also an affiliate of Wells Fargo Securities, LLC, is a Canadian funding bank under our ABL facility. In addition, Bank of America, N.A., an affiliate of Banc of America Securities LLC, is an agent, swingline lender, letter of credit issuer and Canadian funding bank (acting through its Canada branch) under our ABL facility and Banc of America Securities LLC is also a joint lead arranger and joint book manager under our ABL facility. Amounts repaid under our ABL facility may be reborrowed by us. Also, affiliates of Credit Agricole Securities (USA) Inc. and Scotia Capital (USA) Inc. are lenders under the accounts receivable securitization facility and will be repaid with a portion of the net proceeds of this offering. Specifically, Calyon New York Branch, an affiliate of Credit Agricole Securities (USA) Inc., is the administrative agent and The Bank of Nova Scotia, an affiliate of Scotia Capital (USA) Inc., is a purchaser agent under the accounts receivable securitization facility. In addition, from time to time, certain of our underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Conflicts of Interest

        Because affiliates of Banc of America Securities LLC, Wells Fargo Securities, LLC, Credit Agricole Securities (USA) Inc. and Scotia Capital (USA) Inc. will each receive more than 5% of the net proceeds from this offering, this offering is being made in compliance with NASD Rule 2720 of the FINRA rules. Accordingly, Morgan Stanley & Co. Incorporated is assuming the responsibilities of acting as the qualified independent underwriter in pricing the offering and conducting due diligence. No underwriter having a conflict of interest under NASD Rule 2720 will confirm sales to any account over which the underwriter exercises discretionary authority without the specific written approval of the accountholder.

Notice to Prospective Investors in the EEA

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), an offer to the public of any notes which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any notes may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

        (a)   to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

        (b)   to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

        (c)   by the underwriters to fewer than 100 natural or legal persons (other than "qualified investors" as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

        (d)   in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of notes shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

        Any person making or intending to make any offer of notes within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of notes through any financial intermediary, other than offers made by the underwriters which constitute the final offering of notes contemplated in this prospectus supplement.

        For the purposes of this provision, and your representation below, the expression an "offer to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any notes to be offered so as to enable an investor to decide to purchase any notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

 VALIDITY OF SECURITIES

        The validity of the notes will be passed upon for us by Sullivan & Cromwell LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Cravath, Swaine & Moore LLP, New York, New York. We have also been advised as to certain matters relating to the laws of the State of Texas by Haynes and Boone, LLP and as to certain matters relating to the laws of the State of Oregon by K&L Gates LLP.

PROSPECTUS

United Rentals, Inc.

Debt Securities
Common Stock
(including one preferred
stock purchase right)
Preferred Stock
Warrants

United Rentals (North America), Inc.

Debt Securities
(and guarantees thereon)

        United Rentals, Inc. ("Holdings") may, from time to time, offer and sell senior debt securities, common stock, preferred stock and warrants. United Rentals (North America), Inc. ("URNA") may, from time to time, offer and sell senior and senior subordinated debt securities, and Holdings will, and certain of URNA's subsidiaries including InfoManager, Inc., United Rentals (Delaware), Inc., United Rentals Financing Limited Partnership, United Rentals Highway Technologies Gulf, Inc., United Rentals Northwest, Inc., United Rentals Realty, LLC and Wynne Systems, Inc. may, fully and unconditionally guarantee the principal of, and premium (if any) and interest on, such debt securities. The debt securities, preferred stock and warrants of Holdings and the debt securities of URNA may be convertible into, or exercisable or exchangeable for, common stock, preferred stock or other securities of Holdings. Additionally, each share of Holdings common stock includes one preferred stock purchase right. We may offer and sell these securities from time to time in amounts, at prices and on terms that will be determined at the time of the applicable offering. The aggregate amount of the securities offered by us under this prospectus will not exceed $1 billion.

        This prospectus provides you with a general description of the securities that may be offered in one or more offerings. Each time securities are offered pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the terms of the offering and the offered securities. A prospectus supplement may also add to, update, modify or supersede the information contained in this prospectus. This prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement describing the method and terms of the applicable offering.

        We may offer and sell the securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. If any agents, dealers or underwriters are involved in the sale of any of our securities, the applicable prospectus supplement will set forth any applicable commissions or discounts and any over-allotment options. See "Plan of Distribution" for a further description of the manner in which we may dispose of the securities covered by this prospectus. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

        The common stock of Holdings is traded on the New York Stock Exchange under the symbol "URI." On May 6, 2010, the closing sale price of our common stock on the New York Stock Exchange was $12.58 per share.

        You should carefully read this prospectus and the applicable prospectus supplement, together with the documents incorporated by reference herein and therein, before making an investment decision.

        Investing in our securities involves certain risks. See the section titled "Risk Factors" beginning on page 6 of this prospectus and on page 10 of our annual report on Form 10-K for the year ended December 31, 2009, which is incorporated herein by reference, as well as any risk factors included in, or incorporated by reference into, the applicable prospectus supplement, to read about factors you should consider before buying any of our debt securities, common stock, preferred stock or warrants, as applicable.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated May 7, 2010.

        YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT, INCLUDING THE INFORMATION INCORPORATED BY REFERENCE HEREIN, AS DESCRIBED UNDER "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE," OR ANY FREE WRITING PROSPECTUS THAT WE PREPARE AND DISTRIBUTE. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT OR ANY FREE WRITING PROSPECTUS. THIS PROSPECTUS, ANY ACCOMPANYING PROSPECTUS SUPPLEMENT AND ANY FREE WRITING PROSPECTUS MAY BE USED ONLY FOR THE PURPOSES FOR WHICH THEY HAVE BEEN PUBLISHED, AND NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION NOT CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT OR ANY FREE WRITING PROSPECTUS. IF YOU RECEIVE ANY OTHER INFORMATION, YOU SHOULD NOT RELY ON IT. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE COVER PAGE OF THIS PROSPECTUS. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under this process, we may sell the securities described in this prospectus in one or more offerings. Each time we sell securities, we will provide a prospectus supplement, together with this prospectus, which will contain more specific information about the terms of the offering and the offered securities. The accompanying prospectus supplement may also add to, update, modify or supersede the information contained in this prospectus. If information varies between this prospectus and the accompanying prospectus supplement, you should rely on the information in the accompanying prospectus supplement. You should read both this prospectus and the accompanying prospectus supplement together with the additional information described under "Where You Can Find More Information."

WHERE YOU CAN FIND MORE INFORMATION

        We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our filings with the SEC are also available to the public through the SEC's Internet website at http://www.sec.gov.

        We also make available on our Internet website, free of charge, our annual, quarterly and current reports, including any amendments to these reports, as well as certain other SEC filings, as soon as reasonably practicable after they are electronically filed with or furnished to the SEC. Our website address is http://www.ur.com. The information contained on our website is not incorporated by reference into this document.

        We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement and the documents incorporated by reference herein for a copy of that contract or other document. You may review a copy of the registration statement at the SEC's Public Reference Room in Washington, D.C., as well as through the SEC's Internet website listed above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC's rules allow us to "incorporate by reference" the documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

        We incorporate by reference into this prospectus the following documents or information filed by us with the SEC (other than, in each case, documents (or portions thereof) or information deemed to have been furnished and not filed in accordance with SEC rules and regulations):

  (1)
  Annual report on Form 10-K for the fiscal year ended December 31, 2009, filed on February 3, 2010;

  (2)
  Quarterly report on Form 10-Q for the quarter ended March 31, 2010, filed on April 21, 2010;

  (3)
  Current report on Form 8-K, dated March 11, 2010 and filed on March 11, 2010;

  (4)
  The description of our capital stock contained in a registration statement filed with the SEC under 12(b) of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description, which description is amended by the description contained in this prospectus; and

  (5)
  All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of the offering of the securities.

        We will provide, free of charge, to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents, unless such exhibits are specifically incorporated by reference into those documents. You can request those documents from United Rentals, Inc. at Five Greenwich Office Park, Greenwich, Connecticut 06831, Attention: Corporate Secretary, telephone number (203) 622-3131.

        When we refer to "United Rentals," the "Company," "we," "our" or "us" in this prospectus, we mean Holdings and its consolidated subsidiaries.

FORWARD-LOOKING STATEMENTS

        We have included in, or incorporated by reference into, this prospectus forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "seek," "on-track," "plan," "project," "forecast," "intend" or "anticipate," or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. You are cautioned that our business and operations are subject to a variety of risks and uncertainties, many of which are beyond our control and, consequently, our actual results may differ materially from those projected by any forward-looking statements. See the section titled "Risk Factors" below for information regarding certain important factors that could cause our actual results to differ materially from those projected in our forward-looking statements. Our forward-looking statements contained herein speak only as of the date of this prospectus or, in the case of any document incorporated by reference into this prospectus, the date of that document. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statements are made.

 THE COMPANY

        United Rentals is the largest equipment rental company in the world with an integrated network of 562 rental locations in the United States, Canada and Mexico. We offer approximately 3,000 classes of equipment for rent to customers that include construction and industrial companies, manufacturers, utilities, municipalities, homeowners and government entities. In 2009, we generated revenue of $2.4 billion, including $1.8 billion of equipment rental revenue.

        As of March 31, 2010, our fleet of rental equipment included approximately 218,000 units having an original equipment cost, based on initial consideration paid, of $3.7 billion. The fleet includes:

  •
  General construction and industrial equipment, such as backhoes, skid-steer loaders, forklifts, earth moving equipment, material handling equipment;

  •
  Aerial work platforms, such as scissor lifts and boom lifts;

  •
  General tools and light equipment, such as pressure washers, water pumps, heaters and hand tools; and

  •
  Trench safety equipment, such as trench shields, aluminum hydraulic shoring systems, slide rails, crossing plates, construction lasers and line testing equipment for underground work.

        In addition to renting equipment, we sell new and used rental equipment as well as related contractor supplies, parts and service.

        Our principal executive offices are located at Five Greenwich Office Park, Greenwich, Connecticut 06831, and our telephone number is (203) 622-3131.

 RISK FACTORS

        Investing in our securities involves certain risks. Before you invest in any of our debt securities, common stock, preferred stock or warrants, in addition to the other information included in, or incorporated by reference into, this prospectus, you should carefully consider the risk factors contained in Item 1A under the caption "Risk Factors" and elsewhere in our annual report on Form 10-K for the fiscal year ended December 31, 2009, which is incorporated into this prospectus by reference, as updated by our annual or quarterly reports for subsequent fiscal years or fiscal quarters that we file with the SEC and that are so incorporated. See "Where You Can Find More Information" for information about how to obtain a copy of these documents. You should also carefully consider the risks and other information that may be contained in, or incorporated by reference into, any prospectus supplement relating to specific offerings of securities.

 RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth information regarding our ratio of earnings to fixed charges for each of the periods shown. For purposes of calculating this ratio, (i) earnings consist of income (loss) from continuing operations before provision (benefit) for income taxes, and fixed charges, net of capitalized interest and (ii) fixed charges consist of interest expense, which includes amortization of deferred finance charges, interest expense-subordinated convertible debentures, capitalized interest and imputed interest on our lease obligations. The interest component of rent was determined based on an estimate of a reasonable interest factor at the inception of the leases.

	Year Ended December 31,							Three Months Ended March 31,
	2005	2006	2007	2008		2009		2010
Ratio of Earnings to Fixed Charges(1)	2.3x	2.4x	3.3x	—	(2)(3)	—	(2)	—	(2)

(1)
Currently, we have no shares of preferred stock outstanding and have not paid any dividends on preferred stock in the periods shown. Therefore, the ratio of earnings to combined fixed charges and preferred stock dividends does not differ from the ratio of earnings to fixed charges.

(2)
Due to our losses for the three months ended March 31, 2010 and the years ended December 31, 2009 and 2008, the ratio coverage was less than 1:1 for these periods. We would have had to have generated additional earnings of $64, $108, and $814 million for the three months ended March 31, 2010 and the years ended December 31, 2009 and 2008, respectively, to have achieved coverage ratios of 1:1.

(3)
The loss for the year ended December 31, 2008 includes the effect of an $1,147 million pretax non-cash goodwill impairment charge. The effect of this charge was to reduce the ratio of earnings to fixed charges. Had this charge been excluded from the calculation, the ratio of earnings to fixed charges would have been 2.2x for the year ended December 31, 2008.

 USE OF PROCEEDS

        Unless otherwise specified in the applicable prospectus supplement or other offering material, we will use the proceeds from the sale of the securities to repay our outstanding debt, to retire other securities or to provide funds for general corporate purposes.

 SUMMARY DESCRIPTION OF THE SECURITIES WE MAY ISSUE

        We may use this prospectus to offer from time to time:

  •
  Debt securities.  The debt securities may be senior debt securities or, in the case of URNA, senior or senior subordinated debt securities. The debt securities may be convertible into, or exchangeable for, Holdings' common stock, preferred stock or other securities. In the case of debt securities issued by URNA, Holdings will, and certain of URNA's subsidiaries may, fully and unconditionally guarantee the principal of, and premium (if any) and interest on, such debt securities. The debt securities will be unsecured and, in the case of senior debt, will rank equally with any of our other senior and unsecured debt and, in the case of subordinated debt, will rank junior in right of payment and priority to any senior debt.

  •
  Shares of common stock, par value $0.01 per share, of Holdings.

  •
  Shares of preferred stock, par value $0.01 per share, of Holdings.  The preferred stock may be convertible into, or exchangeable for, other series of Holdings' preferred stock or common stock. We may offer different series of preferred stock with different dividend, voting, conversion, redemption and liquidation rights.

  •
  Warrants.  These warrants may be issued by Holdings for the purchase of our debt securities, common stock or preferred stock. Warrants may be issued independently or together with debt securities, common stock or preferred stock, and may be attached to or separate from those securities.

        The applicable prospectus supplement will describe the specific types, amounts, prices and detailed terms of any of these securities to the extent they are not described in this prospectus.

DESCRIPTION OF DEBT SECURITIES

        The following description of the debt securities outlines some of the provisions of the debt securities. This information may not be complete in all respects and is qualified in its entirety by reference to the applicable indenture and its associated documents, including the form of note. We have filed forms of the indentures with the SEC as exhibits to the registration statement of which this prospectus forms a part. See "Where You Can Find More Information" for information on how to obtain copies of them. The specific terms of any series of debt securities will be described in the applicable prospectus supplement. If so described in a prospectus supplement, the terms of that series of debt securities may differ from the general description of terms presented below.

        Please note that, in this section titled "Description of Debt Securities," references to "we," "our" and "us" refer either to Holdings or to URNA, as the case may be, as the issuer of the applicable series of debt securities and not to any subsidiaries, unless the context requires otherwise. Also, in this section, references to "holders" mean those who own debt securities registered in their own names on the books that we or the trustee maintain for this purpose and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. Owners of beneficial interests in the debt securities should read the section titled "—Book-Entry, Delivery and Form."

Debt Securities May Be Senior or Senior Subordinated

        Holdings and URNA may issue debt securities which, in the case of Holdings, will be senior debt securities and, in the case of URNA, may be senior or senior subordinated debt securities. Neither the senior debt securities nor the senior subordinated debt securities will be secured by any property or assets of Holdings, URNA or any of their respective subsidiaries. Thus, by owning a debt security, you are an unsecured creditor of Holdings or URNA, as the case may be. As a result, both the senior debt securities and the senior subordinated debt securities will be structurally subordinate to the secured indebtedness of Holdings or URNA, as the case may be, to the extent of the value of the applicable collateral. In addition, the debt securities may be convertible into, or exchangeable for, Holdings' common stock, preferred stock or other securities.

        The senior debt securities will be issued under the applicable senior debt indenture, as described below, and will rank equally with all the other senior unsecured and unsubordinated debt of Holdings or URNA, as the case may be.

        The senior subordinated debt securities of URNA will be issued under the senior subordinated debt indenture, as described below, and payment of the principal of, and premium (if any) and interest on, the senior subordinated debt securities will be junior in right of payment to the prior payment in full of all of URNA's "senior indebtedness," as defined in the senior subordinated debt indenture. The prospectus supplement for any series of senior subordinated debt securities will set forth the subordination terms of such debt securities, as well as the aggregate amount of senior indebtedness outstanding as of the end of URNA's most recent fiscal quarter. The prospectus supplement will also set forth limitations, if any, on issuance of additional senior indebtedness. Holdings' senior indebtedness will be structurally subordinate to the indebtedness of URNA and will be structurally subordinate to the indebtedness of the subsidiaries of URNA. URNA's indebtedness is, and any additional indebtedness of URNA will be, structurally subordinate to the indebtedness of URNA's subsidiaries (except to the extent such subsidiary guarantees such indebtedness and solely to the extent of such guarantee) and will be structurally senior to any indebtedness of Holdings (except to the extent Holdings guarantees such indebtedness and solely to the extent of such guarantee).

        When we refer to "senior debt securities", we mean both the senior debt securities of Holdings and the senior debt securities of URNA, unless the context requires otherwise. When we refer to "senior subordinated debt securities", we mean the senior subordinated debt securities of URNA, unless the context requires otherwise. When we refer to "debt securities", we mean both the senior debt securities and the senior subordinated debt securities, unless the context requires otherwise.

The Senior Debt Indenture of Holdings

        The senior debt securities of Holdings are governed by a document called an indenture. Each indenture is a contract between Holdings, as the issuer of the debt securities, and The Bank of New York Mellon, which will initially act as trustee.

        The trustee has two main roles:

  •
  First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, which we describe under "—Events of Default."

  •
  Second, the trustee performs administrative duties for us, such as sending interest payments and notices.

        When we refer to the indenture or the trustee with respect to any debt securities of Holdings, we mean the indenture under which those debt securities are issued and the trustee under that indenture.

The Senior Debt Indenture and the Senior Subordinated Debt Indenture of URNA

        The senior debt securities and the senior subordinated debt securities of URNA are each governed by a document called an indenture—the senior debt indenture, in the case of the senior debt securities, and the senior subordinated debt indenture, in the case of the senior subordinated debt securities. Each indenture is a contract between (i) URNA, as issuer of the debt securities, (ii) Holdings and certain subsidiaries of URNA, if applicable, as guarantors, and (iii) The Bank of New York Mellon, which will initially act as trustee. The indentures governing the debt securities of URNA are substantially identical, except for the provisions relating to subordination, which are included only in the senior subordinated debt indenture.

        Under each indenture, Holdings will, and certain subsidiaries of URNA may, fully and unconditionally guarantee, jointly and severally, to each holder and the trustee, the full and prompt performance of URNA's obligations under the indenture and the debt securities, including the payment of principal of, and premium (if any) and interest on, the debt securities. The guarantee of any senior subordinated debt securities by Holdings and those subsidiaries of URNA will be subordinated to the senior indebtedness of Holdings or such subsidiary guarantor, as applicable, on the same basis as such senior subordinated debt securities are subordinated to the senior indebtedness of URNA.

        The prospectus supplement will describe any additional terms of the guarantee and will identify any subsidiary guarantors of those debt securities.

        The trustee under each indenture has two main roles:

  •
  First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, which we describe under "—Events of Default."

  •
  Second, the trustee performs administrative duties for us, such as sending interest payments and notices.

        When we refer to the indenture, the guarantors or the trustee with respect to any debt securities of URNA, we mean the indenture under which those debt securities are issued, Holdings and any subsidiary guarantors of those debt securities and the trustee under that indenture.

We May Issue Many Series of Debt Securities

        We may issue as many distinct series of debt securities as we wish. Additionally, the provisions of each indenture allow us to "reopen" a previous issue of a series of debt securities and issue additional debt securities of that series. This section of the prospectus summarizes terms of the securities that apply generally to all series. We will describe most of the financial and other specific terms of a series, including any additional terms of any guarantee, whether it be a series of the senior debt securities or senior subordinated debt securities, in the prospectus supplement accompanying this prospectus. Those terms may vary from the terms described here.

        As you read this section of the prospectus, please remember that the specific terms of the debt securities will be described in the accompanying prospectus supplement and that such description may modify or replace the general terms described in this section. If there are any differences between the prospectus supplement and this prospectus, the prospectus supplement will control. Thus, the statements we make in this section may not apply to your debt security.

        When we refer to a series of debt securities, we mean a series issued under the applicable indenture. When we refer to the prospectus supplement, we mean the prospectus supplement describing the specific terms of the debt security you purchase. The terms used in the prospectus supplement have the meanings described in this prospectus, unless otherwise specified.

Principal Amount, Stated Maturity and Maturity

        The "principal amount" of a debt security means the principal amount, plus the premium, if any, payable at its stated maturity, unless that amount is not determinable, in which case the principal amount of a debt security is its face amount. Any debt securities owned by us or any of our affiliates are not deemed to be outstanding for certain determinations under the indenture.

        The term "stated maturity" with respect to any debt security means the day on which the principal amount of the debt security is scheduled to become due. The principal may become due sooner by reason of redemption or acceleration after a default or otherwise in accordance with the terms of the debt security. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the "maturity" of the principal.

        We also use the terms "stated maturity" and "maturity" to refer to the days when other payments become due. For example, we refer to a regular interest payment date when an installment of interest is scheduled to become due as the "stated maturity" of that installment.

        When we refer to the "stated maturity" or the "maturity" of a debt security without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

Terms Contained in the Prospectus Supplement

        The prospectus supplement will contain the terms relating to the specific series of debt securities being offered. The prospectus supplement will include some or all of the following:

  •
  whether the issuer of the debt securities is Holdings or URNA;

  •
  the title of the debt securities and whether they are senior debt securities or senior subordinated debt securities;

  •
  any limit on the aggregate principal amount of debt securities of such series;

  •
  the date or dates on which the principal of any debt securities is payable;

  •
  the rate or rates at which any debt securities of the series will bear interest, if any, and the date or dates from which any such interest will accrue;

  •
  the dates on which any interest will be payable and the regular record date for determining who is entitled to the interest payable on any interest payment date;

  •
  the person to whom any interest on a debt security of the series will be payable, if other than the person in whose name that debt security (or one or more predecessor debt securities) is registered at the close of business on the regular record date for such interest;

  •
  the place or places where the principal of, and premium (if any) and interest on, any debt securities of the series will be payable and the manner in which any payment may be made;

  •
  any provisions regarding the manner in which the amount of the principal of, and premium (if any) and interest on, any debt securities of the series may be determined with reference to a financial or economic measure or pursuant to a formula, if applicable;

  •
  the period or periods within which, the price or prices at which and the terms and conditions upon which any debt securities of the series may be redeemed, in whole or in part, at our option, and, if other than by a board resolution, the manner in which our election to redeem the debt securities will be evidenced;

  •
  our obligation, if any, to redeem or purchase any debt securities of the series pursuant to any sinking fund or analogous provision and the period or periods within which, the price or prices at which and the terms and conditions upon which any debt securities of the series will be redeemed or purchased, in whole or in part, pursuant to such obligation;

  •
  the denominations of the debt securities if other than denominations of $1,000 and any integral multiple of $1,000 in excess thereof;

  •
  if other than the currency of the United States, the currency, currencies or currency units in which the principal of, and premium (if any) and interest on, any debt securities of the series will be payable and the manner of determining the equivalent thereof in the currency of the United States for any purpose;

  •
  if the principal of, and premium (if any) and interest on, any debt securities of the series is to be payable in one or more currencies or currency units other than that or those in which such debt securities are stated to be payable, the currency, currencies, or currency units in which the principal of, and premium (if any) and interest on, such debt securities will be payable, the periods within which and the terms and conditions upon which such payments are to be made, and the amount so payable (or the manner in which such amount will be determined);

  •
  if other than the entire principal amount, the portion of the principal amount of any debt securities of the series which will be payable upon declaration of acceleration of the maturity;

  •
  if the principal amount payable at the stated maturity of any debt securities of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which will be deemed to be the principal amount of such debt securities as of any such date for any purpose, including the principal amount which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any day prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount will be determined);

  •
  that the debt securities of the series will be subject to full defeasance or covenant defeasance, if applicable;

  •
  that any debt securities will be issuable in whole or in part in the form of one or more global securities and, in such case, the depositaries for such global securities and the form of any legend or legends which will be borne by such global security, if applicable;

  •
  any addition to, elimination of, or other change in, the events of default which applies to any debt securities of the series and any change in the right of the trustee or the requisite holders of such debt securities to declare the principal amount due and payable;

  •
  any addition to, elimination of or other change in the covenants which apply to any debt securities of the series;

  •
  if the debt securities may be converted into, or exchanged for, common or preferred stock or other securities of Holdings, the terms on which such conversion or exchange may occur, including whether such conversion or exchange is mandatory, at the option of the holder or at our option, the period during which such conversion or exchange may occur, the initial conversion or exchange rate and the circumstances or manner in which the number of shares of common or preferred stock issuable upon conversion or exchange may be adjusted or calculated according to the market price of Holdings' common or preferred stock or such other securities;

  •
  in the case of debt securities issued by URNA, any additional terms of the guarantee and, if the debt securities are guaranteed by certain subsidiaries of URNA, the identity of the subsidiary guarantors; and

  •
  any other terms of the debt securities not inconsistent with the indenture.

        Unless otherwise specified in the prospectus supplement, the debt securities will not be listed on any securities exchange.

        Holders of the debt securities may present their securities for exchange and may present registered debt securities for transfer in the manner described in the prospectus supplement.

        Debt securities may bear interest at a fixed rate or a variable rate, as specified in the prospectus supplement. In addition, if specified in the prospectus supplement, we may sell debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate, or at a discount below their stated principal amount. We will describe in the prospectus supplement any material special federal income tax considerations applicable to any such discounted debt securities.

Certain Covenants

        The indenture may include covenants of Holdings, URNA or any subsidiary guarantors, as the case may be. These covenants may impose limitations on our indebtedness, limitations on liens, limitations on the issuance of preferred stock of certain of our subsidiaries, limitations on certain distributions and limitations on transactions with our affiliates, or other limitations. Any such covenants applicable to a series of debt securities will be set forth in the prospectus supplement.

Consolidation, Merger, Sale of Assets, Etc.

        The indenture may restrict the ability of Holdings, URNA and/or certain of URNA's subsidiaries to enter into certain transactions, including a transaction or series of transactions pursuant to which Holdings, URNA or certain of URNA's subsidiaries merge or consolidate with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to, any person or persons. The terms of any such restriction applicable to a series of debt securities will be set forth in the prospectus supplement.

Events of Default

        The following will be "Events of Default" under the indenture:

  (i)
  default in the payment of the principal of, or premium (if any) on, any of the debt securities, when due and payable (at stated maturity, upon optional redemption, or otherwise), whether or not prohibited by the subordination provisions of the indenture, if any;

  (ii)
  default in the payment of an installment of interest on any debt security, when due and payable, for 30 days, whether or not prohibited by the subordination provisions of the indenture, if any;

  (iii)
  certain events relating to our bankruptcy, insolvency or reorganization; and

  (iv)
  if applicable, any of the guarantees ceases to be in full force and effect or any of the guarantees is declared to be null and void and unenforceable or any of the guarantees is found to be invalid or Holdings or any of the subsidiary guarantors denies its liability under its guarantee (other than by reason of release of Holdings or the subsidiary guarantor in accordance with the terms of the indenture).

        The prospectus supplement will specify any additional Events of Default with respect to a particular series of debt securities. If an Event of Default (other than an Event of Default covered by clause (iii) above) will occur and be continuing, the trustee, by notice to us, or the holders of at least 25% in aggregate principal amount of the debt securities then outstanding, by notice to the trustee and us, may declare the principal of, premium (if any) and accrued and unpaid interest (if any) on all of the outstanding debt securities due and payable immediately, upon which declaration, all amounts payable in respect of the debt securities will be due and payable as of the date which is five business days after the giving of such notice. If an Event of Default specified in clause (iii) above occurs and is continuing, then the principal of, and premium (if any) and accrued and unpaid interest (if any) on, all the outstanding debt securities will ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of debt securities.

        After a declaration of acceleration under the indenture, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities, by written notice to us and the trustee, may rescind such declaration if:

  (i)
  we have paid or deposited with the trustee a sum sufficient to pay:

  (a)
  all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel;

  (b)
  all overdue interest on all debt securities;

  (c)
  the principal of, and premium (if any) on, any debt securities which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the debt securities; and

  (d)
  to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate set forth in the debt securities which has become due otherwise than by such declaration of acceleration;

  (ii)
  the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

  (iii)
  all Events of Default, other than the non-payment of the principal of, and premium (if any) and interest on, the debt securities that has become due solely by such declaration of acceleration, have been cured or waived.

        The holders of not less than a majority in aggregate principal amount of the outstanding debt securities may on behalf of the holders of all the debt securities waive any past defaults under the indenture, except a default in the payment of the principal of, or premium (if any) or interest on, any debt security, or in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each debt security outstanding.

        No holder of any of the debt securities has any right to institute any proceeding, judicial or otherwise, with respect to the indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless (i) such holder has previously given written notice to the trustee of a continuing Event of Default, (ii) the holders of at least 25% in aggregate principal amount of the outstanding debt securities have made written request to the trustee to institute such proceeding as the trustee under the debt securities and the indenture, (iii) such holders have offered to the trustee indemnity reasonably satisfactory to the trustee against the costs, expenses and liabilities to be incurred in compliance with such request, (iv) the trustee has failed to institute such proceeding within 45 days after receipt of such notice, request and offer of indemnity and (v) the trustee, within such 45-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding debt securities. Such limitations do not apply, however, to a suit instituted by a holder of a debt security for the enforcement of the payment of the principal of, or premium (if any) or interest on, such debt security on or after the respective due dates expressed in such debt security.

        During the existence of an Event of Default, the trustee is required to exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the indenture relating to the duties of the trustee, whether or not an Event of Default will occur and be continuing, the trustee is not under any obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders unless such holders will have offered to the trustee security or indemnity satisfactory to it. Subject to certain provisions concerning the rights of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee under the indenture.

        If a default or an Event of Default occurs and is continuing and is known to the trustee, the trustee will mail to each holder of the debt securities notice of the default or Event of Default within 90 days after obtaining knowledge thereof. Except in the case of a default or an Event of Default in payment of the principal of, or premium (if any) or interest on, any debt securities, the trustee may withhold the notice to the holders of such debt securities if its board of directors, the executive committee or a committee of its board of directors or any responsible officer at the trustee's corporate trust office in good faith determines that withholding the notice is in the interest of the holders of the debt securities.

        We are required to furnish to the trustee annual statements as to our performance of our obligations under the indenture and as to any default in such performance. We are also required to notify the trustee within five days of any event which is, or after notice or lapse of time or both would become, an Event of Default.

No Liability for Certain Persons

        No director, officer, employee or stockholder of Holdings or URNA, nor any director, officer or employee of any subsidiary guarantor, as such, will have any liability for any obligations of Holdings, URNA or any such subsidiary guarantor, as the case may be, under the debt securities, the guarantees thereof or the indenture based on, or by reason of, such obligations or their creation. Each holder by accepting a debt security waives and releases all such liability. The foregoing waiver and release are an integral part of the consideration for issuance of the debt securities. Such waiver may not be effective to waive liabilities under the federal securities laws.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the debt securities, as expressly provided for in the indenture) as to all outstanding debt securities when:

  (i)
  either:

  (a)
  all the debt securities theretofore authenticated and delivered (except lost, stolen or destroyed debt securities which have been replaced or repaid and debt securities for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the trustee for cancellation; or

  (b)
  all debt securities not theretofore delivered to the trustee for cancellation (except lost, stolen or destroyed debt securities which have been replaced or paid) have become due and payable, will become due and payable at their stated maturity within one year or will become due and payable within one year under arrangements acceptable to the trustee, and we have irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the debt securities not theretofore delivered to the trustee for cancellation, for the principal of, and premium (if any) and interest on, the debt securities to the date of deposit (in the case of debt securities that have become due and payable) or to the maturity or redemption date, as the case may be, together with irrevocable instructions from us directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

  (ii)
  we have paid all other sums payable under the indenture by us; and

  (iii)
  we have delivered to the trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Amendments and Waivers

        From time to time, we, when authorized by a resolution of our Board of Directors (the "Board"), and the trustee may, without the consent of the holders of any outstanding debt securities, amend, waive or supplement the indenture or the debt securities for certain specified purposes described in the applicable prospectus supplement, including, among other things, adding to our covenants or surrendering any right or power conferred upon us in the indenture, securing any of the debt securities, curing ambiguities, defects or inconsistencies, qualifying (or maintaining the qualification of) the indenture under the Trust Indenture Act of 1939; provided, however, that such amendments, waivers or supplements do not adversely affect the rights of any holder of debt securities. Other amendments and modifications of the indenture or the debt securities may be made by us and the trustee with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding debt securities; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

  (i)
  reduce the principal amount of, extend the stated maturity of or alter the redemption provisions of, any debt security;

  (ii)
  change the currency in which any debt security or any premium or the interest thereon is payable;

  (iii)
  reduce the percentage in principal amount of outstanding debt securities that must consent to an amendment, supplement or waiver or consent to take any action under the indenture or the debt security or any guarantee;

  (iv)
  impair the right to institute suit for the enforcement of any payment on or with respect to the debt securities or any guarantee;

  (v)
  waive a default in payment with respect to the debt securities or any guarantee;

  (vi)
  reduce or change the rate or time for payment of interest on the debt securities;

  (vii)
  modify the terms upon which those debt securities are convertible into, or exchangeable for, Holding's other securities in a manner adverse to the holders; or

  (viii)
  modify or change any provision in the indenture affecting the ranking of the debt securities or, in the case of debt securities entitled to the benefit of any guarantee, any guarantee in a manner adverse to the holders.

The Trustee

        The indenture provides that, except during the continuance of an Event of Default, the trustee thereunder will perform only such duties as are specifically set forth in the indenture. If an Event of Default has occurred and is continuing, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

        The indenture and provisions of the Trust Indenture Act of 1939 incorporated by reference therein contain limitations on the rights of the trustee thereunder, should it become a creditor of ours, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; provided, however, that, if it acquires any conflicting interest (as defined in such Act), it must eliminate such conflict or resign.

Governing Law

        The indentures, the debt securities and any guarantees of those debt securities will be governed by New York law.

Book-Entry, Delivery and Form

        The debt securities will be issued in the form of one or more registered global debt securities (the "Global Debt Securities"). The Global Debt Securities will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

        Except as set forth below, the Global Debt Securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the

Global Debt Securities may not be exchanged for debt securities in certificated form except in the limited circumstances described below. See "—Exchange of Global Debt Securities for Certificated Debt Securities." Except in the limited circumstances described below, owners of beneficial interests in the Global Debt Securities will not be entitled to receive physical delivery of debt securities in certificated form.

        Transfers of beneficial interests in the Global Debt Securities will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

        The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

        DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised us that, pursuant to procedures established by it:

  (i)
  upon deposit of the Global Debt Securities, DTC will credit the accounts of Participants designated by the underwriters with portions of the principal amount of the Global Debt Securities; and

  (ii)
  ownership interests in the Global Debt Securities will be shown on, and the transfer of ownership interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Debt Securities).

        Investors in the Global Debt Securities who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Debt Securities who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Debt Security may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Debt Security to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Debt Security to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of an interest in the Global Debt Securities will not have debt securities registered in their names, will not receive physical delivery of debt securities in certificated form and will not be considered the registered owners or holders thereof under the indenture for any purpose.

        Payments in respect of the principal of, and premium (if any) and interest on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the debt securities, including the Global Debt Securities, are registered as the owners of the debt securities for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any agent of ours or the trustee has or will have any responsibility or liability for:

  (i)
  any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Debt Securities or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Debt Securities; or

  (ii)
  any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the debt securities (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of the debt securities will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the debt securities, and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes.

        Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        DTC has advised us that it will take any action permitted to be taken by a holder of debt securities only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Debt Securities and only in respect of such portion of the aggregate principal amount of the debt securities as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the debt securities, DTC reserves the right to exchange the Global Debt Securities for debt securities in certificated form and to distribute such debt securities to its Participants.

        Neither we, the trustee nor any agent of ours of the trustee will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Debt Securities for Certificated Debt Securities

        Subject to certain conditions, a Global Debt Security is exchangeable for certificated debt securities in definitive form of like tenor in denominations of $1,000 and integral multiples thereof if:

  (i)
  DTC notifies us that it is unwilling or unable to continue as depository for the Global Debt Securities or DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and, in either case, we are unable to locate a qualified successor within 90 days;

  (ii)
  we, in our discretion, at any time determine not to have all the debt securities represented by the Global Debt Securities; or

  (iii)
  an Event of Default has occurred and is continuing.

        Any Global Debt Security that is exchangeable as described above is exchangeable for certificated debt securities issuable in authorized denominations and registered in such names as DTC will direct.

Same Day Settlement and Payment

        We will make payments in respect of the debt securities represented by the Global Debt Securities (including principal, premium (if any) and interest) by wire transfer of immediately available funds to the accounts specified by the holder of the Global Debt Security. We will make all payments of principal, premium (if any) and interest, with respect to certificated debt securities by wire transfer of immediately available funds to the accounts specified by the holders of the certificated debt securities or, if no such account is specified, by mailing a check to each such holder's registered address.

DESCRIPTION OF HOLDINGS' COMMON STOCK

        The following description of Holdings' common stock is a summary of the material terms of our common stock. This summary may not contain all of the information that is important to you and is qualified in its entirety by reference to our certificate of incorporation, by-laws and applicable Delaware law.

General

        Holdings is authorized by its certificate of incorporation to issue up to 500,000,000 shares of common stock, par value $0.01 per share.

        As of March 31, 2010, there were 60,433,823 shares of Holdings' common stock, $.01 par value, outstanding. At December 31, 2009, there were (i) 13,000 shares of common stock reserved for the exercise of warrants, (ii) 2,782,445 shares of common stock reserved for issuance pursuant to options granted under our stock option plans, (iii) 3,017,379 shares of common stock reserved for the conversion of outstanding Quarterly Income Preferred Securities of the United Rentals Trust I, (iv) 5,275,482 shares of common stock reserved for the conversion of outstanding 1 7/8% Convertible Senior Subordinated Notes due 2023 and, (v) 19,403,818 shares of common stock reserved for the conversion of outstanding 4.00% Convertible Senior Notes due 2015.

        The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that we may designate and issue in the future.

Dividend Rights

        Subject to the rights of the holders of our preferred stock (if any), the holders of our common stock have the right to receive dividends and distributions, whether payable in cash or otherwise, as may be declared from time to time by our Board, from legally available funds. However, Holdings has not paid dividends on its common stock since inception.

Voting Rights; Declassified Board

        Each holder of record of our common stock is entitled to one vote for each share held on all matters submitted to a vote at a meeting of our stockholders. Except as otherwise required by law, holders of our common stock will vote together as a single class on all matters presented to the stockholders for their vote or approval, including the election of directors. There are no cumulative voting rights with respect to the election of directors or any other matters. Our by-laws require a director to be elected by a majority of votes cast with respect to such director in uncontested elections. As a result of an amendment to our restated certificate of incorporation that was proposed by the Board and approved by stockholders at our 2007 annual meeting, we have begun to transition our Board from a classified board to a declassified board such that, beginning with our 2010 annual meeting, all directors will be elected annually for one-year terms.

Liquidation Rights

        Subject to the rights of the holders of our preferred stock (if any), in the event of our liquidation, dissolution or winding-up, holders of our common stock are entitled to share equally in the assets available for distribution after payment of all creditors.

No Redemption, Conversion or Preemptive Rights

        Holders of our common stock have no redemption rights, conversion rights or preemptive rights to purchase or subscribe for our securities. There are no redemption provisions or sinking fund provisions applicable to our common stock.

Fully Paid and Nonassessable

        When Holdings issues shares of its common stock, the shares will be fully paid and nonassessable, which means that the full purchase price of the shares will have been paid and holders of the shares will not be assessed any additional monies for the shares.

No Restrictions on Transfer

        Neither our certificate of incorporation nor our by-laws contains any restrictions on the transfer of our common stock. In the case of any transfer of shares, there may be restrictions imposed by applicable securities laws.

Issuance of Common Stock

        In certain instances, the issuance of authorized but unissued shares of common stock may have an anti-takeover effect. The Board's authority to issue additional shares of common stock may help deter or delay a change of control by increasing the number of shares needed to gain control.

Certain Provisions in our Certificate of Incorporation and By-laws

        Holdings' certificate of incorporation and by-laws contain a number of provisions that may be deemed to have the effect of discouraging or delaying attempts to gain control of us, including provisions (i) providing the Board with the exclusive power to determine the exact number of directors comprising the entire Board, subject to the certificate of incorporation and the right of the holders of preferred stock to elect directors (if any); (ii) authorizing the Board or a majority of the directors then in office or the sole remaining director (and not stockholders unless there are no directors then in office) to fill vacancies in the Board; (iii) providing that a director may be removed prior to the expiration of his or her term only by the affirmative vote of 66 2/3% of the voting power and, with respect to directors elected before 2008, only for cause; (iv) requiring advance notice of stockholder proposals; (v) providing that any action required or permitted to be taken by our stockholders be taken only at an annual or special meeting and prohibiting stockholder action by written consent in lieu of a meeting; (vi) providing the Board with flexibility in scheduling the annual meeting (subject to state law requirements); (vii) providing that special meetings of stockholders may be called only by the chief executive officer or a majority of the Board; (viii) providing that the by-laws may be amended by the Board; (ix) providing that the by-laws and certain of the provisions of the certificate of incorporation may be amended by our stockholders only by the affirmative vote of at least 66 2/3% of the outstanding voting power and (x) authorizing the Board to issue preferred stock with rights and privileges, including voting rights, as it may deem appropriate. The foregoing provisions could impede a change of control.

Stockholder Rights Plan

        We adopted a stockholder rights plan on September 28, 2001 (with a record date of October 19, 2001), as amended by the First Amendment, dated as of July 22, 2007 and the Second Amendment, dated October 16, 2008. Under this plan, each outstanding share of our common stock includes one associated preferred stock purchase right. Each right entitles the registered holder to purchase from Holdings a unit consisting of one one-thousandth of a share of Series E Junior Participating Preferred Stock, at an exercise price of $120.00 per unit, subject to adjustment. The rights are not currently exercisable, but may become exercisable as described below.

        If an entity, person or group of affiliated persons acquires beneficial ownership of 15% or more of the common stock (an "Acquiring Person"), then the rights will become exercisable and each holder of a right, other than the Acquiring Person, will thereafter have the right to receive, upon exercise, common stock having a value then equal to two times the exercise price of the right. If Holdings is acquired in a merger or business combination transaction or 50% or more of Holdings' assets, cash flow or earning power is sold, each holder of a right, other than the Acquiring Person, would have the right to receive, upon exercise, that number of shares of common stock of the acquiring company which, at the time of such transaction, would have a market value of two times the exercise price of the right. The final expiration date of the stockholder rights plan is September 27, 2011.

Section 203 of the Delaware General Corporation Law

        Holdings is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or a transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or, in certain cases, within the preceding three years, did own) 15% or more of the corporation's outstanding voting stock. Under Section 203, a business combination between Holdings and an interested stockholder is prohibited unless it satisfies one of the following conditions:

  •
  prior to the stockholder becoming an interested stockholder, the Board must have previously approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of Holdings outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are directors and officers; or

  •
  the business combination is approved by the Board and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Listing

        Holdings' common stock is traded on the New York Stock Exchange and trades under the symbol "URI."

Transfer Agent

        The transfer agent for our shares of common stock is American Stock Transfer & Trust Company.

DESCRIPTION OF HOLDINGS' PREFERRED STOCK

        The following description of Holdings' preferred stock outlines some of the provisions of our preferred stock. This information may not be complete in all respects and is qualified in its entirety by reference to our certificate of incorporation and by-laws, and the certificate of designation relating to your series of preferred stock. The specific terms of any series of preferred stock will be described in the applicable prospectus supplement. If so described in a prospectus supplement, the terms of that series of preferred stock may differ from the general description of terms presented below.

General

        Holdings is authorized by its certificate of incorporation to issue up to 5,000,000 shares of preferred stock, par value $0.01 per share, in one or more series.

        Currently, there are no shares of our preferred stock issued and outstanding. As previously reported and as discussed in our annual report on Form 10-K for the fiscal year ended December 31, 2008, in June 2008, we repurchased all of our outstanding Series C and Series D perpetual convertible preferred stock, which have been cancelled and returned to the status of authorized but unissued shares of preferred stock.

        Subject to the restrictions prescribed by law, our Board is authorized to fix the number of shares of any series of unissued preferred stock, to determine the designations and the rights, preferences, privileges, restrictions and limitations granted to or imposed upon any series of preferred stock (including dividend rights (which may be cumulative or non-cumulative), voting rights, conversion rights, redemption rights and terms, sinking fund provisions, liquidation preferences and any other relative rights, preferences and limitations of that series) and, within any applicable limits and restrictions established, to increase or decrease the number of shares of such series subsequent to its issue. Before we issue any series of preference shares, our Board will adopt resolutions creating and designating such series as a series of preference shares. Shareholders will not need to approve these resolutions. The issuance of preferred stock could adversely affect the voting and other rights of holders of our common stock and may have the effect of delaying or preventing a change in control of Holdings.

Terms Contained in the Prospectus Supplement

        The applicable prospectus supplement will contain the dividend, voting, conversion, redemption, sinking fund, liquidation and other rights, preferences, privileges, restrictions or limitations of any series of preferred stock. The applicable prospectus supplement will describe the following terms of a series of preferred stock:

  •
  the designation and stated value per preference share and the number of preference shares offered;

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  the initial public offering price at which we will issue the preference shares;

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  whether the shares will be listed on any securities exchange;

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  the dividend rate or method of calculation, the payment dates for dividends and the dates from which dividends will start to cumulate;

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  any voting rights;

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  any conversion rights;

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  any redemption or sinking fund provisions;

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  the amount of liquidation preference per share; and

  •
  any additional dividend, voting, conversion, redemption, sinking fund, liquidation and other rights or restrictions.

        The applicable prospectus supplement may also describe some of the U.S. federal income tax consequences of the purchase and ownership of the series of preferred stock.

No Preemptive Rights

        The holders of our preferred stock will have no preemptive rights to buy any additional shares of preferred stock.

Fully Paid and Nonassessable

        When we issue shares of our preferred stock, the shares will be fully paid and nonassessable, which means the full purchase price of the shares will have been paid and holders of the shares will not be assessed any additional monies for the shares.

No Restrictions on Transfer

        Neither our certificate of incorporation nor our by-laws contains any restrictions on the transfer of our preferred stock. In the case of any transfer of shares, there may be restrictions imposed by applicable securities laws.

Issuance of Preferred Stock

        In certain instances, the issuance of authorized but unissued shares of preferred stock may have an anti-takeover effect. The authority of the Board to issue preferred stock with rights and privileges, including voting rights, as it may deem appropriate, may enable the Board to prevent a change of control despite a shift in ownership of our common stock.

DESCRIPTION OF WARRANTS

        The following description outlines some of the provisions of each warrant agreement, the warrants and the warrant certificates. This information may not be complete in all respects and is qualified in its entirety by reference to the relevant warrant agreement with respect to the warrants of any particular series. The specific terms of any series of warrants will be described in the applicable prospectus supplement. If so described in a prospectus supplement, the terms of that series of warrants may differ from the general description of terms presented below.

General

        We may issue warrants for the purchase of debt securities, common stock or preferred stock. Warrants may be issued independently or together with such debt securities, common stock or preferred stock, and may be attached to or separate from those securities.

        Each series of warrants will be evidenced by certificates issued under a separate warrant agreement to be entered into between us and a bank, as warrant agent, selected by us with respect to such series, having its principal office in the United States and having combined capital and surplus of at least $50,000,000.

        The applicable prospectus supplement relating to a series of warrants will mention the name and address of the warrant agent. The applicable prospectus supplement will describe the terms of the warrant agreement and the series of warrants in respect of which this prospectus and the accompanying prospectus supplement are being delivered, including:

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  the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

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  the offering price;

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  the aggregate number of warrants;

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  whether the warrants or related securities will be listed on any securities exchange;

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  the currency for which such warrants may be purchased;

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  the date on which the warrants and the related securities will be separately transferable;

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  in the case of warrants to purchase debt securities, the principal amount of debt securities that can be purchased upon exercise of one warrant, and the price and currency for purchasing those debt securities upon exercise and, in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, that can be purchased upon the exercise of one warrant, and the price for purchasing such shares upon this exercise;

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  the dates on which the right to exercise the warrants will commence and expire and, if the warrants are not continuously exercisable, any dates on which the warrants are not exercisable;

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  the terms of the securities issuable upon exercise of those warrants;

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  provisions for changes to or adjustments in the exercise price;

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  whether the warrants will be issued in global or certificated form; and

  •
  any other terms of the warrants.

        Warrant certificates may be exchanged for new warrant certificates of different denominations, may be presented for transfer registration, and may be exercised at the warrant agent's corporate trust office or any other office indicated in the applicable prospectus supplement. If the warrants are not separately transferable from the securities with which they were issued, this exchange may take place only if the certificates representing such related securities are also exchanged. Prior to warrant exercise, warrantholders will not have any rights as holders of the securities purchasable upon such exercise, including, in the case of warrants to purchase debt securities, the right to receive the principal of, and premium (if any) or interest payments on, the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture or, in the case of warrants to purchase common stock or preferred stock, the right to receive any dividends, or payments upon our liquidation, dissolution or winding up or to exercise any voting rights.

        Where appropriate, the applicable prospectus supplement will describe the U.S. federal income tax considerations relevant to the warrants.

Exercise of Warrants

        Each warrant will entitle the holder to purchase the securities specified in the applicable prospectus supplement at the exercise price mentioned or calculated as described in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, warrants may be exercised at any time up to 5:00 p.m., New York time, on the expiration date mentioned in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

        Warrants may be exercised by delivery of the warrant certificate representing the warrants to be exercised or, in the case of global securities, as described under "Global Securities," by delivery of an exercise notice for those warrants, together with certain information and payment to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement, of the required purchase amount. The information required to be delivered will be on the reverse side of the warrant certificate and in the applicable prospectus supplement. Upon receipt of such payment and the warrant certificate or exercise notice properly executed at the warrant agent's corporate trust office or any other office indicated in the applicable prospectus supplement, we will, within the time period provided by the relevant warrant agreement, issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

        If mentioned in the applicable prospectus supplement, securities may be surrendered as all or part of the exercise price for warrants.

Antidilution Provisions

        In the case of warrants to purchase common stock, the exercise price payable and the number of shares of common stock to be purchased upon warrant exercise may be adjusted in certain events, including:

  •
  the issuance of share dividends to stockholders or a combination, subdivision or reclassification of our common stock;

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  the issuance of rights, warrants or options to all stockholders entitling them to purchase shares of common stock for an aggregate consideration per share less than the current market price per share;

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  any distribution by us to our stockholders or evidences of our indebtedness or of assets, excluding cash dividends or distributions referred to above; and

  •
  any other events mentioned in the applicable prospectus supplement.

        No adjustment in the number of shares purchasable upon warrant exercise will be required until cumulative adjustments require an adjustment of at least 1% of such number. No fractional shares will be issued upon warrant exercise, but we will pay the cash value of any fractional shares otherwise issuable.

Modification

        We and the relevant warrant agent may amend any warrant agreement and the terms of the related warrants by executing a supplemental warrant agreement, without any such warrantholder's consent, for the purpose of:

  •
  curing any ambiguity, any defective or inconsistent provision contained in the warrant agreement, or making any other corrections to the warrant agreement that are not inconsistent with the provisions of the warrant certificates;

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  evidencing the succession of another corporation to us and their assumption of our covenants contained in the warrant agreement and the warrants;

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  appointing a successor depositary, if the warrants are issued in the form of global securities;

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  evidencing a successor warrant agent's acceptance of appointment with respect to the warrants;

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  adding to our covenants for the warrantholders' benefit or surrendering any right or power conferred upon us under the warrant agreement;

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  issuing warrants in definitive form, if such warrants are initially issued in the form of global securities; or

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  amending the warrant agreement and the warrants as we deem necessary or desirable and that will not adversely affect the warrantholders' interests in any material respect.

        We and the warrant agent may also amend any warrant agreement and the related warrants by a supplemental agreement with the consent of the holders of a majority of the unexercised warrants such amendment affects, for the purpose of adding, modifying or eliminating any of the warrant agreement's provisions or of modifying the holders' rights. However, no such amendment that:

  •
  changes the number or amount of securities purchasable upon warrant exercise so as to reduce the number of securities receivable upon this exercise;

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  shortens the time period during which the warrants may be exercised;

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  otherwise adversely affects the exercise rights of such warrantholders in any material respect; or

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  reduces the number of unexercised warrants, the consent of holders of which is required for amending the warrant agreement or the related warrants may be made without the consent of each holder affected by that amendment.

Consolidation, Merger and Sale of Assets

        Each warrant agreement will provide that we may consolidate or merge with or into any other corporation or sell, lease, transfer or convey all or substantially all of its assets to any other corporation; provided, however, that:

  •
  either we must be the continuing corporation, or the corporation other than us formed by or resulting from any consolidation or merger or that receives the assets must be organized and existing under the laws of any U.S. jurisdiction (or any subdivision thereof) and must assume our obligations for the unexercised warrants and the performance of all covenants and conditions of the relevant warrant agreement; and

  •
  we or that successor corporation must not immediately be in default under that warrant agreement.

Enforceability of Rights by Holders of Warrants

        Each warrant agent will act solely as our agent under the relevant warrant agreement and will not assume any obligation or relationship of agency or trust for any warrantholder. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case we default in performing its obligations under the relevant warrant agreement or warrant, including any duty or responsibility to initiate any legal proceedings or to make any demand upon us. Any warrantholder may, without the consent of the warrant agent or of any other warrantholder, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, that warrant.

Replacement of Warrant Certificates

        We will replace any destroyed, lost, stolen or mutilated warrant certificate upon delivery to us and the relevant warrant agent of evidence satisfactory to them of the ownership of that warrant certificate and of the destruction, loss, theft or mutilation of that warrant certificate, and (in the case of mutilation) surrender of that warrant certificate to the relevant warrant agent, unless we or the warrant agent has received notice that the warrant certificate has been acquired by a bona fide purchaser. That warrantholder will also be required to provide indemnity satisfactory to the relevant warrant agent and us before a replacement warrant certificate will be issued.

Title

        We, the warrant agents and any of their agents may treat the registered holder of any warrant certificate as the absolute owner of the warrants evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the warrants so requested, despite any notice to the contrary. See "Global Securities."

PLAN OF DISTRIBUTION

        We may sell the securities offered by this prospectus and any applicable prospectus supplements:

  •
  through underwriters or dealers;

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  through agents;

  •
  directly to purchasers; or

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  through a combination of any such methods of sale.

        The securities we distribute by any of these methods may be sold to the public, in one or more transactions, either:

  •
  at a fixed price or prices that may be changed;

  •
  at market prices prevailing at the time of sale;

  •
  at prices related to such prevailing market prices; or

  •
  at negotiated prices.

        If underwriters are used to sell securities, we will enter into an underwriting agreement or similar agreement with them at the time of the sale to them. In that connection, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act of 1933. If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions.

        The applicable prospectus supplement relating to the securities will set forth:

  •
  the offering terms, including the name or names of any underwriters, dealers or agents;

  •
  the purchase price of the securities and the proceeds to us, if any, from such sale;

  •
  any underwriting discounts, concessions, commissions and other items constituting compensation to underwriters, dealers or agents;

  •
  any initial public offering price;

  •
  any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers; and

  •
  any securities exchanges on which the securities may be listed.

        The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in an applicable prospectus supplement, the obligations of underwriters or dealers to purchase the securities will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the securities if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

        Securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus and a prospectus supplement is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

        If so indicated in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from certain specified institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commissions payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

        Underwriters, dealers and agents may be entitled under agreements entered into with us to be indemnified by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution by us to payments which they may be required to make. The terms and conditions of such indemnification will be described in an applicable prospectus supplement. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

        Any underwriters to whom securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities.

        Certain persons participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities offered. In connection with any such offering, the underwriters or agents, as the case may be, may purchase and sell securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities and syndicate short positions involve the sale by the underwriters or agents, as the case may be, of a greater number of securities than they are required to purchase from us in the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the securities sold for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise. These activities will be described in more detail in the sections titled "Plan of Distribution" or "Underwriting" in the applicable prospectus supplement.

VALIDITY OF SECURITIES

        Unless otherwise indicated in the prospectus supplement, the validity of the securities offered by this prospectus will be passed upon for us by Sullivan & Cromwell LLP, New York, New York, and for any underwriters or agents, as the case may be, by Cravath, Swaine & Moore LLP, New York, New York. We have also been advised as to certain matters relating to the laws of the State of Texas by Haynes and Boone, LLP and as to certain matters relating to the laws of the State of Oregon by K&L Gates LLP.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of our internal control over financial reporting as of December 31, 2009, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule and our management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

$750,000,000

United Rentals (North America), Inc.
8.375% Senior Subordinated Notes due 2020

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Morgan Stanley
BofA Merrill Lynch
Wells Fargo Securities

Co-Managers

Barclays Capital
Credit Agricole CIB
Scotia Capital
BNY Mellon Capital Markets, LLC
HSBC
Morgan Keegan
RBS

October 21, 2010